UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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McKesson Corporation
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

OF McKESSON CORPORATION

The 2012 Annual Meeting of Stockholders of McKesson Corporation will be held on Wednesday, July 25, 2012 at 8:30 a.m. at the Crown Plaza Hotel, 1221 Chess Drive, Foster City, California to:

•	Elect for a one-year term a slate of nine directors as nominated by the Board of Directors;

•	Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2013;

•	Conduct a non-binding, advisory vote on executive compensation;

•	Vote on four proposals submitted by stockholders, if properly presented; and

•	Conduct such other business as may properly be brought before the meeting.

Stockholders of record at the close of business on May 31, 2012 are entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting.

By Order of the Board of Directors

Willie C. Bogan

Associate General Counsel and Secretary

One Post Street

San Francisco, California 94104-5296

June 15, 2012

YOUR VOTE IS IMPORTANT.

We encourage you to read the proxy statement and vote your shares as soon as possible. You may vote via the Internet or by telephone. Specific instructions on how to vote using either of these methods are included on the proxy card. You may also vote by mail, and a return envelope for your proxy card is enclosed for your convenience.

PROXY STATEMENT

General Information

Proxies and Voting at the Annual Meeting

The Board of Directors of McKesson Corporation (the “Company,” “McKesson,” “we” or “us”), a Delaware corporation, is soliciting proxies to be voted at the Annual Meeting of Stockholders to be held July 25, 2012 (the “Annual Meeting”), and at any adjournment or postponement thereof. This proxy statement includes information about the matters to be voted upon at the Annual Meeting.

On June 15, 2012, the Company began delivering proxy materials to all stockholders of record at the close of business on May 31, 2012 (the “Record Date”). On the Record Date, there were 236,187,328 shares of the Company’s common stock outstanding and entitled to vote. As a stockholder, you are entitled to one vote for each share of common stock you held on the Record Date, including shares: (i) held for you in an account with a broker, bank or other nominee; (ii) held directly in your name as the stockholder of record; or (iii) allocated to your account in the Company’s Profit-Sharing Investment Plan (the “PSIP”).

If you have shares held by a broker, bank or other nominee, you can vote your shares by following the instructions provided by your broker, bank or other nominee. If you are a stockholder of record or a participant in the Company’s PSIP, you can vote your shares by using the Internet, by calling a toll-free number, or by mailing your signed proxy card(s). Specific instructions for voting by means of the Internet or telephone are located on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate each stockholder’s identity and to allow each stockholder to vote his or her shares and confirm that his or her voting instructions have been properly recorded. If you do not wish to vote via the Internet or by telephone, please complete, sign and return the proxy card in the self-addressed, postage-paid envelope provided.

You can revoke your proxy at any time before the Annual Meeting by sending to the Company’s Secretary a written revocation or a proxy bearing a later date. You may also revoke your proxy by attending the Annual Meeting in person and casting a ballot. If you hold your shares through a broker, bank or other nominee and have instructed the broker, bank or other nominee as to how to vote your shares, you must obtain a legal proxy and bring it to the meeting in order to change your vote or to vote at the Annual Meeting. Please contact your broker, bank or other nominee for specific information on how to obtain a legal proxy in order to vote your shares at the meeting.

Your vote as a stockholder is important. Please vote as soon as possible to ensure that your vote is recorded.

All shares represented by valid proxies will be voted as specified. If you sign and return a proxy card without specific voting instructions, your shares will be voted as recommended by our Board of Directors (the “Board” or the “Board of Directors”) on all proposals described in this proxy statement, and in the discretion of the designated proxy holders as to any other matters that may properly come before the Annual Meeting. We currently know of no other matter to be presented at the Annual Meeting, except for the proposals described in this proxy statement.

All votes cast at the Annual Meeting will be tabulated by Broadridge Financial Solutions, Inc. (“Broadridge”), which has been appointed the independent inspector of election. Broadridge will determine whether or not a quorum is present.

Attendance at the Annual Meeting

You will need to bring your admission ticket and any valid government-issued form of identification if you plan to attend the Annual Meeting. You will find an admission ticket attached to the proxy card if you are a registered stockholder or PSIP participant. If your shares are held in the name of a broker, bank or other stockholder of record and you plan to attend the Annual Meeting in person, you may obtain an admission ticket in advance by sending a request, along with proof of ownership, such as a brokerage or bank account statement, to the Company’s Secretary, One Post Street, 35th Floor, San Francisco, California 94104. Stockholders who do not have an admission ticket will only be admitted upon verification of ownership.

Dividend Reinvestment Plan

For those stockholders who participate in the Company’s Automatic Dividend Reinvestment Plan (“DRP”), the enclosed proxy card includes all full shares of common stock held in your DRP account on the Record Date for the Annual Meeting, as well as your shares held of record.

Vote Required and Method of Counting Votes

Each share of the Company’s common stock you own entitles you to one vote at the Annual Meeting. You may vote “for” or “against” one or more of the director nominees, or “abstain” from voting on the election of any nominee. A nominee will be elected as a director if he or she receives a majority of votes cast (that is, the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee). Abstentions or broker non-votes (as described below), if any, will not count as votes cast. There is no cumulative voting with respect to the election of directors.

For all other items to be presented at the Annual Meeting, approval of each of these proposals requires the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote on the proposal at the Annual Meeting. You may vote “for” or “against,” or “abstain” from voting on, each of these other proposals. Shares represented by abstentions on a proposal will be counted as present at the Annual Meeting and will have the effect of a vote against the matter; however, broker non-votes with respect to a proposal will have no effect on the outcome of the matter.

The Board recommends a vote “FOR” each nominee named in Item 1, and “FOR” Items 2 and 3, and “AGAINST” Items 4 through 7.

Voting Results of the Annual Meeting

We intend to announce preliminary voting results at the Annual Meeting, and publish preliminary results or, if available, final results in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission (the “SEC”) within four business days after the Annual Meeting.

Quorum Requirement

The presence in person or by proxy of holders of a majority of the outstanding shares of common stock entitled to vote will constitute a quorum for the transaction of business at the Annual Meeting. In the event of abstentions or broker non-votes, the shares represented will be considered present for quorum purposes.

Broker Non-Votes

Generally, broker non-votes occur when a broker, bank or other nominee does not have discretion to vote on a proposal without specific instructions from the beneficial owner and instructions are not given. New York Stock Exchange (“NYSE”) rules prohibit discretionary voting by brokers on certain matters. At the Annual Meeting, if brokers, banks and other nominees have not received instructions from the beneficial owners, they will not be permitted to vote on any proposal other than the ratification of the appointment of the independent registered public accounting firm (Item 2).

Therefore, we encourage all beneficial owners to provide voting instructions to your nominees to ensure that your shares are voted at the Annual Meeting.

Profit-Sharing Investment Plan

Participants in the Company’s tax qualified 401(k) plan, the PSIP, have the right to instruct the PSIP trustee, on a confidential basis, how the shares allocated to their accounts are to be voted, and will receive a voting instruction card for that purpose. In general, the PSIP provides that all shares for which no voting instructions are received from participants and unallocated shares of common stock held in the employee stock ownership plan established as part of the PSIP, will be voted by the trustee in the same proportion as shares for which voting instructions are received. However, shares that have been allocated to PSIP participants’ PAYSOP accounts for which no voting instructions are received will not be voted.

List of Stockholders

The names of stockholders of record entitled to vote at the Annual Meeting will be available at the meeting and for ten days prior to the meeting for any purpose germane to the Annual Meeting, during ordinary business hours, at our principal executive offices at One Post Street, 35th Floor, San Francisco, California. You may obtain this information by contacting the Secretary of the Company.

Online Access to Annual Reports on Form 10-K and Proxy Statements

The notice of annual meeting, proxy statement and Annual Report on Form 10-K for our fiscal year ended March 31, 2012 are available at www.proxyvote.com. Instead of receiving future copies of the proxy statement and Annual Report on Form 10-K by mail, you may, by following the applicable procedures described below, elect to receive these documents electronically, in which case you will receive an e-mail with a link to these documents.

Stockholders of Record: You may elect to receive proxy materials electronically next year in place of printed materials by logging on to www.proxyvote.com and entering your control number, which you can locate on the accompanying proxy card. By doing so, you will save the Company printing and mailing expenses, reduce the impact on the environment and obtain immediate access to the Annual Report on Form 10-K, proxy statement and voting form when they become available.

Beneficial Stockholders: If you hold your shares through a broker, bank or other holder of record, you may also have the opportunity to receive copies of the proxy statement and Annual Report on Form 10-K electronically. Please check the information provided in the proxy materials mailed to you by your broker, bank or other holder of record regarding the availability of this service or contact the broker, bank or other holder of record through which you hold your shares and inquire about the availability of such an option for you.

If you elect to receive your materials via the Internet, you can still request paper copies by leaving a message with Investor Relations at (800) 826-9360 or by sending an e-mail to investors@mckesson.com.

Householding of Proxy Materials

In a further effort to reduce printing costs, postage fees and the impact on the environment, we have adopted a practice approved by the SEC called “householding.” Under this practice, stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our proxy materials, unless any of these stockholders notifies us that he or she wishes to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another stockholder and received only one set of proxy materials, but would like to request a separate copy of these materials, please contact Broadridge by calling (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Similarly, you may also contact Broadridge if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

PROPOSALS TO BE VOTED ON

Item 1. Election of Directors

There are nine nominees for election to the Board of Directors of the Company. The directors elected at the Annual Meeting will hold office until the 2013 Annual Meeting of Stockholders and until their successors have been elected and qualified, or until their earlier death, resignation or removal.

All nominees are existing directors and were elected to the Board at the 2011 Annual Meeting of Stockholders. For purposes of the upcoming Annual Meeting, the Committee on Directors and Corporate Governance (sometimes referred to as the “Governance Committee”) recommended the reelection of each nominee as a director. Each nominee has informed the Board that he or she is willing to serve as a director. If any nominee should decline or become unable or unavailable to serve as a director for any reason, your proxy authorizes the persons named in the proxy to vote for a replacement nominee, if the Board names one, as such persons determine in their best judgment. As an alternative, the Board may reduce the number of directors to be elected at the Annual Meeting.

Majority Voting Standard for Election of Directors. The Company’s Amended and Restated By-laws (the “By-laws”) provide for a majority voting standard for the election of directors in uncontested director elections, such as that being conducted this year. Under this standard, a director nominee will be elected only if the number of votes cast “for” the nominee exceeds the number of votes cast “against” that nominee. In the case of contested elections (a situation in which the number of nominees exceeds the number of directors to be elected), the plurality vote standard will apply. This majority voting standard is described further below under the section entitled “Corporate Governance — Majority Voting Standard.”

The following is a brief description of the age, principal occupation, position and business experience, including other public company directorships, for at least the past five years and major affiliations of each of the nominees. Each director’s biographical information includes a description of the director’s experience, qualifications, attributes or skills that qualify the director to serve on the Company’s Board at this time.

Nominees

Your Board recommends a vote “FOR” each Nominee.

ANDY D. BRYANT, Chairman of the Board, Intel Corporation

Mr. Bryant, age 62, was elected Chairman of the Board of Intel Corporation in May 2012. He was named a director of Intel’s board in July 2011 and served as Vice Chairman of the Board from that time until his election as Chairman. He served as Executive Vice President and Chief Administrative Officer of Intel from October 2007 to July 2011. Mr. Bryant joined Intel in 1981 and held a number of management positions before serving as Intel’s Chief Financial Officer from February 1994 to October 2007. He is also a director of Columbia Sportswear Company and Kryptiq Corporation. He was formerly a director of Synopsys Inc. Mr. Bryant has been a director of the Company since January 2008. He is Chair of the Finance Committee and a member of the Audit Committee.

Mr. Bryant’s years of experience as an executive at a large global company, including as Chief Administrative Officer and Chief Financial Officer, provide to the Company’s Board operational, strategic planning and financial expertise and considerable business acumen, as well as international business experience. We believe the Company benefits from his Board leadership perspective garnered from serving as both Vice Chair and Chairman of Intel’s Board. Mr. Bryant also has other public company board experience with service on audit and governance committees. In addition, having joined the Company’s Board in 2008, Mr. Bryant has brought a valuable fresh perspective to the Board.

WAYNE A. BUDD, Senior Counsel, Goodwin Procter LLP

Mr. Budd, age 70, joined the law firm of Goodwin Procter LLP as Senior Counsel in October 2004. He had been Senior Executive Vice President and General Counsel and a director of John Hancock Financial Services, Inc. since 2000 and a director of John Hancock Life Insurance Company since 1998. From 1996 to 2000, Mr. Budd was Group President-New England for Bell Atlantic Corporation (now Verizon Communications, Inc.). From 1994 to 1997, Mr. Budd was a Commissioner, United States Sentencing Commission and from 1993 to 1996, he was a senior partner at the law firm of Goodwin Procter LLP. From 1992 to 1993, he was the Associate Attorney General of the United States and from 1989 to 1992, he was United States Attorney for the District of Massachusetts. Mr. Budd has been a director of the Company since October 2003. He is a member of the Audit Committee and the Committee on Directors and Corporate Governance.

Mr. Budd brings to our Board significant legal and regulatory expertise gained from years of large law firm practice and major governmental positions with law enforcement responsibilities. His legal experience and seasoned judgment have been instrumental in helping the Board navigate legal challenges. In recognition of his distinguished legal career and important contributions to public life, Mr. Budd was named a 2011 recipient of the American Lawyer Lifetime Achievement Award. Additionally, Mr. Budd has senior executive business experience and public company board experience with service on audit, governance, compensation, and special litigation committees.

JOHN H. HAMMERGREN, Chairman of the Board, President and Chief Executive Officer

Mr. Hammergren, age 53, has served as Chairman of the Board since July 2002, and President and Chief Executive Officer of the Company since April 2001. Mr. Hammergren joined the Company in 1996 and held a number of management positions before becoming President and Chief Executive Officer. He is also a director of the Hewlett-Packard Company. He has been a director of the Company since July 1999.

Including his experience at other significant healthcare organizations prior to joining the Company, Mr. Hammergren brings to the Board over 30 years of business and leadership experience in healthcare, as well as public company board experience. In addition to the strong leadership skills exhibited as Chief Executive Officer of the Company, he recently served as Chairman of the Healthcare Leadership Council, a coalition of chief executives of the nation’s leading healthcare companies and organizations. His healthcare industry and general business perspective have been broadened through his membership on this council, on the Business Council and on the Business Roundtable. The Board benefits from Mr. Hammergren’s extensive knowledge of the Company, and from his deep understanding of its customer base, workforce, competition, challenges and opportunities.

ALTON F. IRBY III, Chairman and Founding Partner, London Bay Capital

Mr. Irby, age 71, was the founding partner and has been Chairman of London Bay Capital, a privately-held investment firm, since May 2006. He was the founding partner of Tricorn Partners LLP, a privately-held investment bank from May 2003 to May 2006, a partner of Gleacher & Co. Ltd. from January 2001 until April 2003, and Chairman and Chief Executive Officer of HawkPoint Partners, formerly known as National Westminster Global Corporate Advisory, from 1997 until 2000. He was a founding partner of Hambro Magan Irby Holdings from 1988 to 1997. He serves as a director of Stifel Financial Corporation and an indirect wholly-owned subsidiary of the Company, McKesson Information Solutions UK Limited. He was formerly a director of Catlin Group PLC, Centaur Holdings PLC and ContentFilm PLC. Mr. Irby has been a director of the Company since January 1999. He is Chair of the Compensation Committee and a member of the Finance Committee.

Mr. Irby has 40 years of experience as a senior executive of financial services companies, and 35 years of service on various private and public company boards. During this time, he has acquired significant international business experience and demonstrated entrepreneurial talent as the founding partner of several firms. Based on his overall experience, Mr. Irby is able to provide to the Company’s Board valuable insights into financial and capital market matters, acquisition opportunities and divestiture considerations.

M. CHRISTINE JACOBS, Chairman of the Board, President and Chief Executive Officer, Theragenics Corporation

Ms. Jacobs, age 61, is the Chairman, President and Chief Executive Officer of Theragenics Corporation, a manufacturer of prostate cancer treatment devices and surgical products. She has held the position of Chairman since May 2007, and previously from 1998 to 2005. She was Co-Chairman of the Board from 1997 to 1998 and was elected President in 1992 and Chief Executive Officer in 1993. Ms. Jacobs has been a director of the Company since January 1999. She is a member of the Compensation Committee and the Committee on Directors and Corporate Governance.

Having led a public company within the healthcare industry for 20 years, Ms. Jacobs brings to our Board significant relevant industry experience and a keen understanding of and strong insight into issues, challenges and opportunities facing the Company, including those related to legislative healthcare initiatives. As a Chairman and Chief Executive Officer, she is at the forefront of her company in regard to the evolving corporate governance environment, which enables her to provide valuable contributions as a member of the Governance Committee of our Board. Since September 2011, Ms. Jacobs has served as Co-Chair of the newly formed Securities and Exchange Commission Advisory Committee on Small and Emerging Companies, which reflects recognition of her leadership experience. She will serve a term of three years on the Advisory Committee.

MARIE L. KNOWLES, Executive Vice President and Chief Financial Officer, Retired, ARCO

Ms. Knowles, age 65, retired from Atlantic Richfield Company (“ARCO”) in 2000 and was Executive Vice President and Chief Financial Officer from 1996 until 2000 and a director from 1996 until 1998. She joined ARCO in 1972. Ms. Knowles is also a member of the Board of Trustees of the Fidelity Funds. She has been a director of the Company since March 2002. She is Chair of the Audit Committee and a member of the Finance Committee.

Ms. Knowles brings to the Board extensive financial experience gained through her career at ARCO, including her tenure as Chief Financial Officer. This experience makes her well qualified to serve as Chair of the Company’s Audit Committee and as the audit committee financial expert. This experience also enables Ms. Knowles to provide critical insight into, among other things, the Company’s financial statements, accounting principles and practices, internal control over financial reporting, and risk management processes.

DAVID M. LAWRENCE, M.D., Chairman of the Board and Chief Executive Officer, Retired, Kaiser Foundation Health Plan, Inc. and Kaiser Foundation Hospitals

Dr. Lawrence, age 71, retired as Chief Executive Officer and Chairman of Kaiser Foundation Health Plan, Inc. and Kaiser Foundation Hospitals in December 2002. He served as Chairman of the Board from 1992 to May 2002 and Chief Executive Officer from 1991 to May 2002 of Kaiser Foundation Health Plan, Inc. and Kaiser Foundation Hospitals. He held a number of management positions with these organizations prior to assuming these positions, including Vice Chairman of the Board and Chief Operating Officer. He is also a director of Agilent Technologies Inc. He was formerly a director of Raffles Medical Group, Inc., PG&E Corporation and Dynavax Technologies Corporation. Dr. Lawrence has been a director of the Company since January 2004. He is a member of the Compensation Committee and the Finance Committee.

Dr. Lawrence possesses considerable leadership experience in the healthcare industry, having served for a decade as Chairman and Chief Executive Officer of one of the largest private healthcare systems in the world. This experience, coupled with his training as a physician, enables him to provide an important perspective and valuable insight into various aspects of the Company’s businesses. In addition, Dr. Lawrence brings to our Board broad experience and perspective gained through his considerable public company board experience, including his service on compensation, audit, finance and governance committees.

EDWARD A. MUELLER, Chairman of the Board and Chief Executive Officer, Retired, Qwest Communications International Inc.

Mr. Mueller, age 65, retired as Chairman and Chief Executive Officer of Qwest Communications International Inc., a provider of voice, data and video services, in April 2011. He held the position of Chairman and Chief Executive Officer of Qwest Communications from August 2007 to April 2011. From January 2003 until July 2006, he served as Chief Executive Officer of Williams-Sonoma, Inc., a provider of specialty products for cooking. Prior to joining Williams-Sonoma, Inc., Mr. Mueller served as President and Chief Executive Officer of Ameritech Corporation, a subsidiary of SBC Communications, Inc., from 2000 to 2002. He is also a director of The Clorox Company. He was formerly a director of CenturyLink, Inc., Williams-Sonoma, Inc. and VeriSign, Inc. Mr. Mueller has been a director of the Company since April 2008. He is a member of the Compensation Committee and the Committee on Directors and Corporate Governance.

Mr. Mueller brings to the Board chief executive leadership and business management experience, as well as a strong business acumen and strategic planning expertise. Having worked outside the healthcare industry, he also adds to the mix of experiences and perspectives on our Board that promote a robust deliberative and decision-making process. While Chairman of the Board of Qwest Communications, Mr. Mueller had a leadership role in corporate governance, which enables him to provide valuable contributions as a member of the Governance Committee of our Board. He also has public company board experience with audit committee service. In addition, having joined the Company’s Board in 2008, Mr. Mueller has brought a valuable fresh perspective to the Board.

JANE E. SHAW, PH.D., Chairman of the Board, Retired, Intel Corporation; Chairman of the Board and Chief Executive Officer, Retired, Aerogen, Inc.

Dr. Shaw, age 73, retired as the non-executive Chairman of the Board of Intel Corporation in May 2012. She had held that position since May 2009. Dr. Shaw retired as Chairman of the Board of Aerogen, Inc., a company specializing in the development of products for improving respiratory therapy, in October 2005. She had held that position since 1998. She retired as Chief Executive Officer of that company in June 2005. She is also a director of AeroSurgical Limited. She was formerly a director of Talima Therapeutics, Inc. and OfficeMax Incorporated. Dr. Shaw has been a director of the Company since April 1992. She is Chair of the Committee on Directors and Corporate Governance and a member of the Audit Committee.

As a former Chief Executive Officer, Dr. Shaw brings to the Board executive leadership and business management experience in the healthcare industry. She also has a strong financial background, which positions her well to serve on the Audit Committee. Dr. Shaw gained valuable board leadership experience as former executive Chairman of Aerogen, Inc. and former non-executive Chairman of Intel Corporation. This experience also makes her well qualified to serve as Chair of the Governance Committee, and she has played a major role in helping the Company navigate the changing governance landscape.

Having been raised and educated in Europe, she also has an international background that broadens the Board’s perspective. As the longest-standing Board member, the Board benefits from her considerable institutional knowledge. It is also noteworthy that Dr. Shaw was named a “2010 Outstanding Director” by the Outstanding Directors Exchange.

The Board, Committees and Meetings

The Board of Directors is the Company’s governing body with responsibility for oversight, counseling and direction of the Company’s management to serve the long-term interests of the Company and its stockholders. The Board’s goal is to build long-term value for the Company’s stockholders and to ensure the vitality of the Company for its customers, employees and other individuals and organizations that depend on the Company. To achieve its goals, the Board monitors both the performance of the Company and the performance of the Chief Executive Officer (“CEO”). The Board currently consists of nine members, all of whom are independent with the exception of the Chairman.

The Board has, and for many years has had, standing committees: currently, the Audit Committee, the Compensation Committee, the Committee on Directors and Corporate Governance, and the Finance Committee. Each of these committees is governed by a written charter approved by the Board in compliance with the applicable requirements of the SEC and the NYSE listing requirements (collectively, the “Applicable Rules”). The charter of each committee requires an annual review by such committee. Each member of our standing committees is independent, as determined by the Board, under the NYSE listing standards and the Company’s director independence standards. In addition, each member of the Audit Committee meets the additional, heightened independence criteria applicable to audit committee members, as established by the SEC. The members of each standing committee are appointed by the Board each year for a term of one year or until their successors are elected. The membership of each standing committee and the number of meetings held during the fiscal year ended March 31, 2012 (“FY 2012”) is identified in the table below.

Director	Audit	Compensation	Directors and Corporate Governance	Finance
Andy D. Bryant	X	—	—	Chair
Wayne A. Budd	X	—	X	—
John H. Hammergren	—	—	—	—
Alton F. Irby III	—	Chair	—	X
M. Christine Jacobs	—	X	X	—
Marie L. Knowles	Chair	—	—	X
David M. Lawrence, M.D.	—	X	—	X
Edward A. Mueller	—	X	X	—
Jane E. Shaw, Ph.D.	X	—	Chair	—

Number of meetings held during FY 2012	6	6	3	4

In addition, the Board has, on occasion, established committees to deal with particular matters the Board believes appropriate to be addressed in that manner.

Board and Meeting Attendance

The Board met eight times during FY 2012. Each director attended at least 75% of the aggregate number of meetings of the Board and of all the standing and other committees on which he or she served. Directors meet their responsibilities not only by attending Board and committee meetings, but also through communication with executive management, independent accountants, advisors and consultants and others on matters affecting the Company. Directors are also expected to attend the upcoming Annual Meeting, and all directors attended the Annual Meeting of Stockholders held in July 2011.

Audit Committee

The Audit Committee is responsible for, among other things, reviewing with management the annual audited financial statements filed in the Annual Report on Form 10-K, including any major issues regarding accounting principles and practices as well as the adequacy and effectiveness of internal control over financial reporting that could significantly affect the Company’s financial statements; reviewing with management and the independent registered public accounting firm (the “independent accountants”) the interim financial statements prior to the filing of the Company’s quarterly reports on Form 10-Q; the appointment of the independent accountants; monitoring the independence and evaluating the performance of the independent accountants; approving the fees to be paid to the independent accountants; reviewing and accepting the annual audit plan, including the scope of the audit activities of the independent accountants; at least annually reassessing the adequacy of the Audit Committee’s charter and recommending to the Board any proposed changes; reviewing major changes to the Company’s accounting principles and practices; reviewing the appointment, performance, and replacement of the senior internal audit department executive; advising the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s code of conduct; and performing such other activities and considering such other matters, within the scope of its responsibilities, as the Audit Committee or Board deems necessary or appropriate. The composition of the Audit Committee, the attributes of its members, including the requirement that each be “financially literate” and have other requisite experience, and the responsibilities of the Audit Committee, as reflected in its charter, are in accordance with the Applicable Rules for corporate audit committees.

Audit Committee Financial Expert

The Board has designated Ms. Knowles as the Audit Committee’s financial expert and has determined that she meets the qualifications of an “audit committee financial expert” in accordance with SEC rules, and that she is “independent” as defined for audit committee members in the listing standards of the NYSE and applicable SEC requirements, and in accordance with the Company’s director independence standards.

Compensation Committee

The Compensation Committee has responsibility for, among other things, reviewing all matters relating to CEO compensation, including making and annually reviewing decisions concerning cash and equity compensation, and other terms and conditions of employment for the CEO, incorporating the review of the CEO’s performance against pre-established business and individual objectives that is conducted annually by the full Board; reviewing and approving corporate goals and objectives relating to compensation of other executive officers, and making and annually reviewing decisions concerning the cash and equity compensation, and other terms and conditions of employment for those executive officers; reviewing and making recommendations to the Board with respect to adoption of, or amendments to, all equity-based incentive compensation plans and arrangements for employees and cash-based incentive plans for executive officers, including an evaluation of whether the relationship between the incentives associated with these plans and the level of risk-taking by executive officers in response to such incentives is reasonably likely to have a material adverse effect on the Company; subject to any authority the Compensation Committee, the Board or the applicable stock plan document may have delegated to others, approving grants of stock, stock options, stock purchase rights or other equity grants to employees eligible for such grants; interpreting the Company’s stock plans; reviewing its charter annually and recommending to the Board any changes the Compensation Committee determines are appropriate; participating with management in the preparation of the Compensation Discussion and Analysis for the Company’s proxy statement; and performing such other activities required by applicable law, rules or regulations, and consistent with its charter, as the Compensation Committee or the Board deems necessary or appropriate. The Compensation Committee may delegate to any officer or officers the authority to grant awards to employees other than directors or executive officers, provided that such grants are within the limits established by the Delaware General Corporation Law and by resolution of the Board. The Compensation Committee determines the structure and amount of all executive officer compensation, including awards of equity, after considering the initial recommendation of management and in consultation with the Compensation Committee’s independent compensation consultant.

The Compensation Committee directly employs its own independent compensation consultant, Compensation Strategies, Inc., and independent legal counsel, Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP. These advisors do not provide any other services to the Company, except that Compensation Strategies, Inc. also provides consulting services to the Governance Committee in the area of director compensation. In accordance with its charter, the Compensation Committee annually evaluates the qualifications, performance and independence of its advisors. Additional information on the Compensation Committee’s process and procedures for consideration of executive compensation is addressed in the Compensation Discussion and Analysis below.

Finance Committee

The Finance Committee has responsibility for, among other things, reviewing the Company’s dividend policy; reviewing the adequacy of the Company’s insurance programs; reviewing with management the long-range financial policies of the Company; providing advice and counsel to management on the financial aspects of significant acquisitions and divestitures, major capital commitments, proposed financings and other significant transactions; making recommendations concerning significant changes in the capital structure of the Company; reviewing tax planning strategies utilized by management; reviewing the funding status and investment policies of the Company’s tax-qualified retirement plans; and reviewing and (when authorized by the Board) approving the principal terms and conditions of securities that may be issued by the Company.

Committee on Directors and Corporate Governance

The Governance Committee has responsibility for, among other things, recommending guidelines and criteria to be used to select candidates for Board membership; reviewing the size and composition of the Board to assure that proper skills and experience are represented; recommending the slate of nominees to be proposed for election at the annual meeting of stockholders;

recommending qualified candidates to fill Board vacancies; evaluating the Board’s overall performance; developing and administering the Company’s related party transactions policy; advising the Board on matters of corporate governance, including the Corporate Governance Guidelines and composition of committees; and advising the Board regarding director compensation and administering the 2005 Stock Plan with respect to directors’ equity awards.

Director Qualifications, Nomination and Diversity

To fulfill its responsibility to recruit and recommend to the full Board nominees for election as directors, the Governance Committee considers all qualified candidates who may be identified by any one of the following sources: current or former Board members, a professional search firm, Company executives or stockholders. Stockholders who wish to propose a director candidate for consideration by the Governance Committee may do so by submitting the candidate’s name, resume and biographical information and qualifications to the attention of the Secretary of the Company at One Post Street, 35th Floor, San Francisco, California 94104. All proposals for recommendation or nomination received by the Secretary will be presented to the Governance Committee for its consideration. The Governance Committee and the Company’s CEO will interview those candidates who meet the criteria described below, and the Governance Committee will recommend to the Board nominees that best suit the Board’s needs. In order for a recommended director candidate to be considered by the Governance Committee for nomination for election at an upcoming annual meeting of stockholders, the recommendation must be received by the Secretary not less than 120 days prior to the anniversary date of the Company’s most recent annual meeting of stockholders.

In evaluating candidates for the Board, the Governance Committee reviews each candidate’s biographical information and credentials, and assesses each candidate’s independence, skills, experience and expertise based on a variety of factors. Members of the Board should have the highest professional and personal ethics, integrity and values consistent with the Company’s values. They should have broad experience at the policy-making level in business, technology, healthcare or public interest, or have achieved national prominence in a relevant field as a faculty member or senior government officer. The Governance Committee will consider whether the candidate has had a successful career that demonstrates the ability to make the kind of important and sensitive judgments that the Board is called upon to make, and whether the candidate’s skills are complementary to the existing Board members’ skills. Board members must take into account and balance the legitimate interests and concerns of all of the Company’s stockholders and other stakeholders, and each must be able to devote sufficient time and energy to the performance of his or her duties as a director, as well as have a commitment to diversity.

The Governance Committee has responsibility under its charter to review annually with the Board the size and composition of the Board with the objective of achieving the appropriate balance of knowledge, experience, skills, expertise and diversity required for the Board as a whole. Although the Board does not maintain a formal policy regarding diversity, the Governance Committee considers diversity to include diversity of backgrounds, cultures, education, experience, skills, thought, perspectives, personal qualities and attributes, and geographic profiles (i.e., where the individuals have lived and worked), as well as race, ethnicity, gender, national origin and other categories. A high level of diversity on our Board has been achieved in these areas, as evidenced by the information concerning our directors that is provided under “Nominees” above. Our Governance Committee and Board believe that a diverse representation on the Board fosters a robust, comprehensive, and balanced deliberative and decision-making process that is essential to the continued effective functioning of the Board and continued success of the Company.

Director Compensation

The Company believes that compensation for non-employee directors should be competitive and should encourage ownership of the Company’s stock. The compensation for each non-employee director of the Company includes an annual cash retainer, an annual restricted stock unit (“RSU”) award and per-meeting fees. With regard to committees other than standing committees, the Board determines on a case-by-case basis whether meeting fees are appropriate for non-employee directors. The Board currently has established a $1,500 per-meeting fee in each case in which it determines a meeting fee is appropriate. In addition to the compensation described above, the Presiding Director and chairs of the standing committees receive an annual retainer. Non-employee directors are paid their reasonable expenses for attending Board and committee meetings. Directors who are employees of the Company or its subsidiaries do not receive any compensation for service on the Board. The Governance Committee annually reviews the level and form of the Company’s director compensation and, if it deems appropriate, recommends to the Board changes in director compensation.

Cash Compensation

Director annual retainers and meeting fees are paid in cash. Directors may elect in advance of a calendar year to defer up to 100% of their annual retainer (including any standing committee chair or Presiding Director retainer) and meeting fees into the Company’s Deferred Compensation Administration Plan III (“DCAP III”). The minimum deferral period for any amounts deferred is five years; however, notwithstanding the director’s deferral election, if a director ceases to be a director of the Company for any reason other than death, disability or retirement, the account balance will be paid in a lump sum in the first

January or July which is at least six months following and in the year after his or her separation from service. In the event of death, disability or retirement, the account balance will be paid in accordance with the director’s deferral election. To be eligible for retirement, a director must have served on the Board for at least six consecutive years prior to his or her separation. The Compensation Committee approves the interest rates to be credited each year to amounts deferred into the DCAP III, which currently are (i) 8.0% per annum for amounts deferred prior to January 1, 2010, and (ii) 120% of the long-term applicable federal rate as published each year in December by the U.S. Internal Revenue Service, for amounts deferred on or after January 1, 2010.

The following table summarizes the cash compensation provided to non-employee directors:

Non-Employee Director Cash Compensation
Annual cash retainer	$75,000
Additional retainer for Presiding Director	$10,000
Additional retainer for Chair of the Audit Committee	$20,000
Additional retainer for Chair of the Compensation Committee	$20,000
Additional retainer for Chair of all other standing committees	$10,000
Meeting fee for each Audit Committee meeting attended	$2,000
Meeting fee for each Board or other committee meeting attended	$1,500

Equity Compensation

Each July, non-employee directors receive an automatic annual grant of RSUs with an approximate value as of the grant date equal to $150,000. The actual number of RSUs granted is determined by dividing $150,000 by the closing price of the Company’s common stock on the grant date (with any fractional unit rounded up to the nearest whole unit); provided, however, that the number of units granted in any annual grant will in no event exceed 5,000, in accordance with our 2005 Stock Plan.

The RSUs granted to non-employee directors are vested upon grant. If a director meets the director stock ownership guidelines (currently $300,000 in shares and share equivalents), then the director will, on the grant date, receive the shares underlying the RSUs, unless the director elects to defer receipt of the shares. The determination of whether a director meets the director stock ownership guidelines is made as of the last day of the deferral election period preceding the applicable RSU award. If a non-employee director has not met the stock ownership guidelines as of the last day of such deferral election period, then payment of the shares underlying the RSUs will automatically be deferred until the director’s separation from service.

Recipients of RSUs are entitled to dividend equivalents at the same dividend rate applicable to the Company’s common stockholders, which currently is $0.20 per share each quarter. For our directors, dividend equivalents on the RSUs are credited quarterly to an interest-bearing cash account and are not distributed until the shares underlying the RSUs are issued to the director. Interest accrues on directors’ credited dividend equivalents at the rate set by the Compensation Committee under the terms of our 2005 Stock Plan, which for calendar year 2012 is 8.0% per annum.

All Other Compensation and Benefits

Non-employee directors are eligible to participate in the McKesson Foundation’s Executive Request Program and Matching Gifts Program. Under these programs, our non-employee directors may request that the foundation make donations to qualifying public charitable organizations, and our non-employee directors’ own gifts to schools, educational associations or funds, and other public charitable organizations are eligible for a match by the foundation up to $5,000 per director for each fiscal year.

2012 Director Compensation Table

The following table sets forth information concerning the compensation paid to or earned by each non-employee director for the fiscal year ended March 31, 2012. Mr. Hammergren, our Chairman of the Board, President and Chief Executive Officer, is not included in this table as he is an employee of the Company and thus receives no compensation for his service as a director. The compensation paid to or earned by Mr. Hammergren as an officer of the Company is shown in the 2012 Summary Compensation Table.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Andy D. Bryant	110,000	150,065	9,144	—	269,209
Wayne A. Budd	120,000	150,065	24,806	5,000	299,871
Alton F. Irby III	123,500	150,065	26,183	—	299,748
M. Christine Jacobs	100,500	150,065	3,341	—	253,906
Marie L. Knowles	140,500	150,065	15,846	—	306,411
David M. Lawrence, M.D.	104,000	150,065	8,122	5,000	267,187
Edward A. Mueller	100,500	150,065	7,869	—	258,434
Jane E. Shaw, Ph.D.	120,500	150,065	16,304	—	286,869

(1)

Consists of the following, as applicable, whether paid or deferred (including for Mr. Irby $1,500 for his service as a board member of McKesson Information Solutions UK Limited): director annual retainer; standing committee meeting fees; other committee meeting fees; and the annual standing committee chair and Presiding Director retainers.

(2)

Represents the aggregate grant date fair value of RSUs, including the value of any dividend equivalents, computed in accordance with Accounting Standards Codification issued by the Financial Accounting Standards Board, Topic 718, labeled “Compensation — Stock Compensation” (“ASC Topic 718”) disregarding any estimates of forfeitures related to service-based vesting conditions. Such values do not reflect whether the recipient has actually realized a financial benefit from the award. For information on the assumptions used to calculate the value of the awards, refer to Financial Note 3 of the Company’s consolidated financial statements in its Annual Report on Form 10-K for the fiscal year ended March 31, 2012, as filed with the SEC on May 2, 2012. For awards that are not subject to performance conditions, such as those provided to directors, the maximum award level would not result in an award greater than what is disclosed in the table above.

(3)

Represents the amount of above-market interest earned under the Company’s Deferred Compensation Administration Plans and above-market interest credited on undistributed dividend equivalents. As defined by the SEC, above-market interest is any amount over 120% of the long-term applicable federal rate as published by the U.S. Internal Revenue Service. A discussion of the Company’s Deferred Compensation Administration Plans is provided below in the subsection entitled “Narrative Disclosure to the 2012 Nonqualified Deferred Compensation Table.”

(4)	For Messrs. Budd and Lawrence, represents the amount of donations and matching charitable contributions provided by the McKesson Foundation.

Corporate Governance

The Board is committed to, and for many years has adhered to, sound and effective corporate governance practices. The Board is also committed to diligently exercising its oversight responsibilities with respect to the Company’s business and affairs consistent with the highest principles of business ethics, and to meeting the corporate governance requirements of both federal law and the NYSE. In addition to its routine monitoring of best practices, each year the Board and its committees review the Company’s current corporate governance practices, the corporate governance environment and current trends, and update their written charters and guidelines as necessary. The Board has adopted independence standards for its members, Corporate Governance Guidelines, as well as charters for the Audit, Compensation, Finance and Governance Committees, all of which can be found on the Company’s website at www.mckesson.com under the caption “Investors — Corporate Governance” and are described more fully below.

Majority Voting Standard for Election of Directors

The By-Laws provide for a majority voting standard for the election of directors. This standard states that in uncontested director elections, a director nominee will be elected only if the number of votes cast “for” the nominee exceeds the number of votes cast “against” that nominee. To address the “holdover” director situation in which, under Delaware law, a director remains on the Board until his or her successor is elected and qualified, the By-Laws require each director nominee to submit an irrevocable resignation in advance of the stockholder vote. The resignation would be contingent upon both the nominee not receiving the required vote for reelection and acceptance of the resignation by the Board pursuant to its policies.

If a director nominee receives more “against” votes for his or her election, the Board’s Governance Committee, composed entirely of independent directors, will evaluate and make a recommendation to the Board with respect to the tendered resignation. In its review, the Governance Committee will consider, by way of example, the following factors: the impact of the acceptance of the resignation on stock exchange listing or other regulatory requirements; the financial impact of the acceptance of the resignation; the unique qualifications of the director whose resignation has been tendered; the reasons the Governance Committee believes that stockholders cast votes against the election of such director (such as a “vote no” campaign on an illegitimate or wrongful basis); and any alternatives for addressing the “against” votes.

The Board must take action on the Governance Committee’s recommendation within 90 days following certification of the stockholders’ vote. Absent a determination by the Board that it is in the best interests of the Company for an unsuccessful incumbent to remain on the Board, the Board shall accept the resignation. The majority vote standard states that the Board expects an unsuccessful incumbent to exercise voluntary recusal from deliberations of the Governance Committee or the Board with respect to the tendered resignation. In addition, the standard requires the Company to file a current report on Form 8-K with the SEC within four business days after the Board’s acceptance or rejection of the resignation, which must include an explanation of the reasons for any rejection of the tendered resignation. Finally, the standard also provides procedures to address the situation in which a majority of the members of the Governance Committee are unsuccessful incumbents or all directors are unsuccessful incumbents.

If the Board accepts the resignation of an unsuccessful incumbent director, or if in an uncontested election a nominee for director who is not an incumbent director does not receive a majority vote, the Board may fill the resulting vacancy or decrease the size of the Board. In contested elections, the plurality vote standard will apply. A contested election is an election in which a stockholder has duly nominated a person to the Board and has not withdrawn that nomination at least five days prior to the first mailing of the notice of the meeting of stockholders.

Elimination of Supermajority Voting Requirements

In furtherance of the Governance Committee’s commitment to periodically evaluate the Company’s governing documents to determine if any changes are advisable, in 2011, the Board recommended, and the stockholders approved, amendments to the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and, in effect, the Company’s By-Laws to eliminate the Company’s stockholder supermajority voting requirements. Specifically, the Company replaced the supermajority voting requirement with a majority of shares outstanding standard for the following actions: (i) amendment of the By-Laws and (ii) amendment of the Certificate of Incorporation in any manner that would adversely affect holders of Series A Junior Participating Preferred Stock. In addition, the supermajority voting provisions and associated “fair price” provisions applicable to certain business combinations were eliminated from the Certificate of Incorporation altogether.

Codes of Business Conduct and Ethics

The Company is committed to the highest standards of ethical and professional conduct and has adopted a Code of Business Conduct and Ethics that applies to all directors, officers and employees, and provides guidance for conducting the Company’s business in a legal, ethical and responsible manner. In addition, the Company has adopted a Code of Ethics applicable to the Chief Executive Officer, Chief Financial Officer, Controller and Financial Managers (“Senior Financial Managers’ Code”) that supplements the Code of Business Conduct and Ethics on certain topics. Both of the Codes are available on the Company’s website at www.mckesson.com under the caption “Investors — Corporate Governance.” The Company intends to post any amendment to, or waiver from, its Senior Financial Managers’ Code on its website within four business days after any such amendment or waiver.

Related Party Transactions Policy

The Company has a written Related Party Transactions Policy requiring approval or ratification of certain transactions involving executive officers, directors and nominees for director, beneficial owners of more than five percent of the Company’s common stock, and immediate family members of any such persons where the amount involved exceeds $100,000. Under the policy, the Company’s General Counsel initially determines if a transaction or relationship constitutes a transaction that requires compliance with the policy or disclosure. If so, the matter will be referred to the CEO for consideration with the General Counsel as to approval or ratification in the case of other executive officers and/or their immediate family members, or to the Governance Committee in the case of transactions involving directors, nominees for director, the General Counsel, the CEO or holders of more than five percent of the Company’s common stock and/or their immediate family members. Annually directors, nominees and executive officers are asked to identify any transactions that might fall under the policy as well as identify immediate family members. Additionally, they are required to notify the General Counsel promptly of any proposed related party transaction. The policy is administered by the Governance Committee. The transaction may be ratified or approved if it is fair and reasonable to the Company and consistent with its best interests. Factors that may be taken into account in making that determination include:

(i) the business purpose of the transaction; (ii) whether it is entered into on an arms-length basis; (iii) whether it would impair the independence of a director; and (iv) whether it would violate the provisions of the Company’s Code of Business Conduct and Ethics.

The Company and its subsidiaries may, in the ordinary course of business, have transactions involving more than $100,000 with unaffiliated companies of which certain of the Company’s directors are directors and/or executive officers. Therefore, under the policy, the Governance Committee reviews such transactions. However, the Company does not consider the amounts involved in such transactions to be material in relation to its businesses, the businesses of such other companies or the interests of the directors involved. In addition, the Company believes that such transactions are on the same terms generally offered by such other companies to other entities in comparable transactions.

Corporate Governance Guidelines

The Board has long adhered to directorship practices designed to ensure effective corporate governance. Consistent with NYSE listing requirements, the Board has adopted the McKesson Corporation Corporate Governance Guidelines, which address various governance matters, including, among others: director qualification standards and the director nomination process; stockholder communications with directors; director responsibilities; selection and role of the Presiding Director; director access to management and, as necessary and appropriate, independent advisors; director compensation; director stock ownership guidelines; director orientation and continuing education; management succession; and an annual performance evaluation of the Board. The Governance Committee is responsible for overseeing the guidelines and annually assesses the need for any amendments to the guidelines to reflect corporate governance best practices, as necessary or appropriate. Our Corporate Governance Guidelines can be found on the Company’s website at www.mckesson.com under the caption “Investors — Corporate Governance.”

Director Stock Ownership Guidelines

Our Board believes that directors should hold a meaningful equity stake in McKesson. To that end, by the terms of our Director Stock Ownership Guidelines, directors are expected to own shares or share equivalents of the Company’s common stock with a value not less than four times the annual board retainer within three years of joining our Board. We believe these terms serve the important purpose of aligning our directors’ economic interests with those of the stockholders. As of May 31, 2012, all of our directors were in compliance with the Director Stock Ownership Guidelines.

Director Independence

Under the Company’s Corporate Governance Guidelines, the Board must have a substantial majority of directors who meet the applicable criteria for independence required by the NYSE. The Board must determine, based on all relevant facts and circumstances, whether in its business judgment, each director satisfies the criteria for independence, including the absence of a material relationship with the Company, either directly or indirectly. Consistent with the continued listing requirements of the NYSE, the Board has established standards to assist it in making a determination of director independence. A director will not be considered independent if:

•	The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer, of the Company.

•

The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•

(A) The director is a current partner or employee of a firm that is the Company’s internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•

The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

•

The director is an executive officer or an employee, or whose immediate family member is an executive officer, of another company (A) which in any of the last three years accounted for at least 2.0% of the Company’s consolidated gross revenues, or (B) for which in any such year the Company accounted for at least 2.0% or $1,000,000, whichever is greater, of such other company’s consolidated gross revenues.

•

The director is, or has been within the last three years, an executive officer of another company that is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other is more than 2.0% of the respective company’s total assets measured as of the last completed fiscal year.

•

The director serves, or served within the last three years, as an executive officer, director or trustee of a charitable organization, and the Company’s discretionary charitable contributions in any single fiscal year exceeded the greater of $1,000,000 or 2.0% of that organization’s total annual charitable receipts. (The Company’s matching of employee charitable contributions will not be included in the amount of the Company’s contributions for this purpose.)

•

For relationships not covered by the guidelines above, or for relationships that are covered, but as to which the Board believes a director may nonetheless be independent, the determination of independence shall be made by the directors who satisfy the NYSE independence rules and the guidelines set forth above. However, any determination of independence for a director who does not meet these standards must be specifically explained in the Company’s proxy statement.

These standards can also be found on the Company’s website at www.mckesson.com under the caption “Investors — Corporate Governance.” Provided that no relationship or transaction exists that would disqualify a director under these standards, and no other relationship or transaction exists of a type not specifically mentioned in these standards that, in the Board’s opinion, taking into account all relevant facts and circumstances, would impair a director’s ability to exercise his or her independent judgment, the Board will deem such person to be independent. Applying these standards, and all applicable laws, rules or regulations, the Board has determined that, with the exception of John H. Hammergren, all of the current directors, namely Andy D. Bryant, Wayne A. Budd, Alton F. Irby III, M. Christine Jacobs, Marie L. Knowles, David M. Lawrence, Edward A. Mueller and Jane E. Shaw, are independent.

Succession Planning

In accordance with our Corporate Governance Guidelines, the Board is responsible for approving and maintaining a succession plan for the CEO and other executive officers. To assist the Board with this requirement, the Company’s Executive Vice President, Human Resources annually leads the Board of Directors in a discussion of CEO and senior management succession. This meeting is held in an executive session of the full Board, with the Executive Vice President, Human Resources present. The annual review includes an evaluation of the requirements for the CEO and each senior management position, and an examination of potential permanent and interim candidates for CEO and senior management positions. In order to minimize disruption in operations of the Company in the event of a temporary or permanent absence of the CEO, including in emergency situations, the Board adopted a CEO Absence Event Management Process. This process establishes clear procedures for planning for and responding to a CEO absence event, while maintaining the Board’s ability to exercise its judgment and discretion in such event, including with regard to the selection of an interim or permanent replacement CEO.

Executive Sessions of the Board

The independent directors of the Board meet in executive session without members of management present on a regularly scheduled basis. The members of the Board designate a “Presiding Director” to preside at such executive sessions. The Presiding Director position rotates annually each July among all independent directors. The Presiding Director establishes the agenda for each executive session and also determines which, if any, other individuals, including members of management and independent advisors, should attend each such meeting. The Presiding Director also, in collaboration with the Chairman and the Secretary, reviews the agenda in advance of the Board of Directors’ meetings. Dr. Lawrence is the current Presiding Director until his successor is chosen by the other independent directors at the Board’s meeting in July 2012.

Board Leadership Structure

Mr. Hammergren serves as our Chairman of the Board and Chief Executive Officer. The Company does not have a policy regarding whether the Chairman and CEO roles should be combined or separated. Rather, the Company’s Corporate Governance Guidelines retain flexibility for the Board to choose its Chairman in any way that it deems best for the Company at any given time. The Board periodically reviews the appropriateness and effectiveness of its leadership structure given numerous factors. Although the Company has in the past separated the roles of Chairman and CEO, the Board believes that having Mr. Hammergren serve as both Chairman and CEO, coupled with strong independent director leadership, is the most appropriate and effective Board leadership structure for the Company at this time.

A number of factors support the current leadership structure. Mr. Hammergren has over 30 years of experience in the healthcare industry, and has served as the Chairman and CEO of the Company for ten years. The Board believes that Mr. Hammergren’s in-depth knowledge of the healthcare industry and of the complex businesses and operations of the Company best equips him to lead Board meetings as the directors discuss key business and strategic matters and best equips him to focus the Board on the most critical issues. The current combined Chairman and CEO structure has promoted decisive leadership, ensured clear accountability and enhanced our ability to communicate with a single and consistent voice to stockholders, customers, employees and other stakeholders. During the time Mr. Hammergren has served as both Chairman and CEO, the Company has achieved outstanding financial results as displayed in the Compensation Discussion and Analysis below.

In addition, the Board believes that other aspects of the current leadership structure and Corporate Governance Guidelines ensure effective independent Board leadership and oversight of management. For example, the Board regularly meets in executive session without the CEO or any other members of management present, and an independent director serves as the Presiding Director at such sessions. Additionally, in accordance with the Company’s Corporate Governance Guidelines, the Chairman consults with the Presiding Director regarding agenda topics, and consistent with the Guidelines, other directors are invited to, and in fact do, suggest items for inclusion on the Board and committee meeting agendas. As a matter of practice, the Chairman regularly elicits input from all of the independent directors as to the matters they would like covered at the meetings and the information they would find most helpful in their deliberations and decision-making. Strong independent director leadership is also enhanced by the fact that all of the Board’s standing committees are composed solely of, and chaired by, independent directors.

The Board’s role in risk oversight is discussed in greater detail below; however, with respect to the Board’s leadership structure, the Board believes that the current structure is consistent with, and indeed enhances the effectiveness of, its risk oversight role. In short, Mr. Hammergren’s extensive management experience and in-depth knowledge of the healthcare industry and of the complex businesses and operations of the Company, as discussed above, also assist the Board in understanding the risks facing the Company and, therefore, in more effectively performing its risk oversight function.

In sum, the Company’s existing Board leadership structure strikes an effective balance between strong, strategically advantageous Chairman and CEO leadership, and appropriate oversight of management provided by strong independent directors. The combined Chairman and CEO structure has served the Company and its stockholders well, and remains the most appropriate leadership structure for the Company at this time.

Board of Directors’ Role in Risk Oversight

The Company’s management is responsible for the day-to-day management of the risks facing the Company, including macroeconomic, financial, strategic, operational, public reporting, legal, regulatory, political, compliance, and reputational risks. Management carries out this risk management responsibility through a coordinated effort among the various risk management functions within the Company.

Under our By-Laws and Corporate Governance Guidelines, the Board has responsibility for overseeing the business and affairs of the Company. This general oversight responsibility includes oversight of risk management, which the Board carries out as a whole or through its committees. Among other things, the Board as a whole periodically reviews the Company’s enterprise risk management processes for identifying, ranking and assessing risks across the organization, as well as the output of that process. The Board as a whole also receives periodic reports from the Company’s management on various risks, including risks facing the Company’s businesses. Although the Board has ultimate responsibility for overseeing risk management, it has delegated to its committees certain oversight responsibilities. For example, in accordance with its charter, the Audit Committee engages in ongoing discussions regarding major financial risk exposures and the process and system employed to monitor and control such exposures. In addition, consistent with its charter, the Audit Committee engages in periodic discussions with management concerning the process by which risk assessment and management are undertaken. In carrying out these responsibilities, the Audit Committee, among other things, regularly reviews with the head of Internal Audit the audits or assessments of significant risks conducted by Internal Audit personnel based on their audit plan; and the committee regularly meets in executive sessions with the head of Internal Audit. The Audit Committee also regularly reviews with the Controller the Company’s internal control over financial reporting, including any significant deficiencies. As part of the reviews involving Internal Audit and the Controller, the Audit Committee reviews steps taken by management to monitor, control and mitigate risks. The Audit Committee also regularly reviews with the General Counsel and Chief Compliance Officer significant legal, regulatory, and compliance matters that could have a material impact on the Company’s financial statements or business. Finally, from time to time executives who are responsible for managing a particular risk report to the Audit Committee on how the risk is being controlled and mitigated.

The Board has also delegated to other committees the responsibility to oversee risk within their areas of responsibility and expertise. For example, the Finance Committee exercises oversight with regard to the risk assessment and management processes related to, among other things, credit, capital structure, liquidity, insurance programs and the Company’s retirement and 401(k) plans. As noted in the section below entitled “Risk Assessment of Compensation Policies and Practices,” the Compensation Committee oversees risk assessment and management with respect to the Company’s compensation policies and practices.

In those cases in which committees have risk oversight responsibilities, the Chairs of the committees regularly report to the full Board the significant risks facing the Company, as identified by management, and the measures undertaken by management for controlling and mitigating those risks.

Risk Assessment of Compensation Policies and Practices

We annually conduct a review of all incentive compensation plans utilized throughout the Company, using a framework for risk assessment provided to us by a nationally-recognized outside compensation advisor. In conducting our review, a detailed assessment of each incentive compensation plan, without regard to materiality, is first prepared by representatives from the Company’s business units and then reviewed by senior executives of our Human Resources Department. The review framework requires representatives of our business units to examine and report on the presence of certain design elements under both cash and equity incentive compensation plans that could encourage our employees to incur excessive risk, such as the selection and documentation of incentive metrics, the ratio of incentive to fixed compensation, the year-over-year variability in payouts, the amount of management discretion, and the percentage of compensation expense as compared to the business units’ revenues. Consistent with our findings in past years, management concluded that for FY 2012 our policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. A summary of management’s findings was reviewed with the Compensation Committee at its May 2012 meeting.

The Compensation Committee discussed management’s findings, and considered that the Company’s compensation programs contain many design features that mitigate the likelihood of encouraging excessive risk-taking behavior. These features include:

•	A balance of fixed and variable compensation, with variable compensation tied to both short-term objectives and the long-term value of our stock price;

•	Multiple metrics in our incentive programs across the entire enterprise that balance top-line, bottom-line and cash management objectives;

•	Linear payout curves and caps in our incentive program payout formulas;

•	Reasonable goals and objectives in our incentive programs;

•	Modification of payouts based upon individual performance, inclusive of assessments against our “ICARE” principles (i.e., integrity, customer first, accountability, respect and excellence);

•	The Compensation Committee’s ability to exercise downward discretion in determining incentive program payouts;

•	Strong compensation recoupment provisions (i.e., clawbacks) pertaining to all forms of incentive compensation;

•	Stock ownership and retention guidelines applicable to our senior leadership team; and

•	Training on our Code of Business Conduct and Ethics and other policies that educate our employees on appropriate behaviors and the consequences of taking inappropriate actions.

Based on the foregoing, the Compensation Committee concurred with management that our compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole. We believe that our incentive compensation arrangements do not provide incentives that encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks, are compatible with effective internal controls and the risk management practices of the Company, and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

Communications with Directors

Stockholders and other interested parties may communicate with the Presiding Director, the non-management directors, or any of the directors by addressing their correspondence to the Board member or members, c/o the Corporate Secretary’s Department, McKesson Corporation, One Post Street, 35th Floor, San Francisco, California 94104, or via e-mail to presidingdirector@mckesson.com or to nonmanagementdirectors@mckesson.com. The Board has instructed the Secretary, prior to forwarding any correspondence, to review such correspondence and, in his discretion, not to forward certain items if they are irrelevant to or inconsistent with the Company’s operations, policies and philosophies, are deemed of a commercial or frivolous nature, or are otherwise deemed inappropriate for the Board’s consideration. The Corporate Secretary’s Department maintains a log of correspondence received by the Company that is addressed to members of the Board, other than advertisements, solicitations or correspondence deemed by the Secretary to be junk mail, of a frivolous nature, or otherwise not appropriate to retain. Members of the Board may review the log at any time, and request copies of any correspondence received.

Indemnity Agreements

The Company has entered into separate indemnity agreements with its directors and executive officers that provide for defense and indemnification against any judgment or costs assessed against them in the course of their service. Such agreements do not, however, permit indemnification for acts or omissions for which indemnification is not permitted under Delaware law.

Item 2. Ratification of Appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2013

Your Board recommends a vote “FOR” this ratification proposal.

The Audit Committee of the Company’s Board of Directors has approved Deloitte & Touche LLP (“D&T”) as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending March 31, 2013. D&T is knowledgeable about the Company’s operations and accounting practices, and is well qualified to act as the Company’s independent registered public accounting firm.

We are asking our stockholders to ratify the selection of D&T as the Company’s independent registered public accounting firm. Although ratification is not required by our By-Laws or otherwise, the Board is submitting the selection of D&T to our stockholders for ratification as a matter of good corporate practice. If stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain D&T. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders. Representatives of D&T are expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so. For the fiscal years ended March 31, 2012 and 2011, professional services were performed by D&T, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”), which includes Deloitte Consulting. Fees paid for those years were as follows:

	2012	2011
Audit Fees	$7,428,916	$6,836,542
Audit-Related Fees	1,601,519	3,070,907

Total Audit and Audit-Related Fees	9,030,435	9,907,449
Tax Fees	1,631,783	547,465
All Other Fees	—	—

Total	$10,662,218	$10,454,914

Audit Fees. This category consists of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements, the audit of the Company’s internal control over financial reporting as required by the Sarbanes-Oxley Act of 2002, review of the interim consolidated financial statements included in quarterly reports, and services that are normally provided by D&T in connection with statutory and regulatory filings or engagements. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, foreign statutory audits required by non-U.S. jurisdictions, registration statements and comfort letters.

Audit-Related Fees. This category consists of fees billed for professional services rendered in connection with the performance of an audit or reviews of the Company’s consolidated financial statements and is not reported under “Audit Fees.” This includes fees for employee benefit plan audits, accounting consultations, due diligence in connection with mergers and acquisitions, attest services related to financial reporting that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax Fees. This category consists of fees billed for professional services rendered for U.S. and international tax compliance, including services related to the preparation of tax returns. For the fiscal years ended March 31, 2012 and 2011, no amounts were incurred by the Company for tax advice, planning or consulting services.

All Other Fees. This category consists of fees for products and services other than the services reported above. The Company paid no fees in this category for the fiscal years ended March 31, 2012 and 2011.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Pursuant to the Applicable Rules, and as set forth in the terms of its charter, the Audit Committee has sole responsibility for appointing, setting compensation for, and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy that requires it to pre-approve all audit and permissible non-audit services, including audit-related and tax services to be provided by Deloitte & Touche. Between meetings, the Chair of the Audit Committee is authorized to pre-approve services, which are reported to the committee at its next meeting. All of the services described in the fee table above were approved in conformity with the Audit Committee’s pre-approval process.

Audit Committee Report

The Audit Committee of the Company’s Board of Directors assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the Company’s financial reporting processes. The functions of the Audit Committee are described in greater detail in the Audit Committee’s written charter adopted by the Company’s Board of Directors, which may be found on the Company’s website at www.mckesson.com under the caption “Investors — Corporate Governance.” The Audit Committee is composed exclusively of directors who are independent under the applicable SEC and NYSE rules and the Company’s independence standards. The Audit Committee’s members are not professionally engaged in the practice of accounting or auditing, and they necessarily rely on the work and assurances of the Company’s management and the independent registered public accounting firm. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. The independent registered public accounting firm of Deloitte & Touche LLP (“D&T”) is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and expressing opinions on the conformity of those audited financial statements with United States generally accepted accounting principles, the effectiveness of the Company’s internal control over financial reporting and management’s assessment of the internal control over financial reporting.

The Audit Committee has: (i) reviewed and discussed with management the Company’s audited financial statements for the fiscal year ended March 31, 2012; (ii) discussed with D&T the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; (iii) received the written disclosures and the letter from D&T required by applicable requirements of the Public Company Accounting Oversight Board regarding D&T’s communications with the Audit Committee concerning independence; and (iv) discussed with D&T its independence from the Company. The Audit Committee further considered whether the provision of non-audit related services by D&T to the Company is compatible with maintaining the independence of that firm from the Company. The Audit Committee has also discussed with management of the Company and D&T such other matters and received such assurances from them as it deemed appropriate.

The Audit Committee discussed with the Company’s internal auditors and D&T the overall scope and plans for their respective audits. The Audit Committee meets regularly with the internal auditors and D&T, with and without management present, to discuss the results of their examinations, the evaluation of the Company’s internal control over financial reporting and the overall quality of the Company’s accounting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements for the fiscal year ended March 31, 2012 be included in the Company’s Annual Report on Form 10-K for filing with the SEC.

Audit Committee of the
Board of Directors

Marie L. Knowles, Chair
Andy D. Bryant
Wayne A. Budd
Jane E. Shaw, Ph.D.

PRINCIPAL STOCKHOLDERS

Security Ownership of Certain Beneficial Owners

The following table sets forth information regarding ownership of the Company’s outstanding common stock by any entity or person, to the extent known by us or ascertainable from public filings, to be the beneficial owner of more than five percent of the outstanding shares of common stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class*
T. Rowe Price Associates, Inc.	21,795,513	(1)	9.2%
100 E. Pratt Street
Baltimore, Maryland 21202
FMR LLC and Edward C. Johnson 3d	16,235,003	(2)	6.9%
82 Devonshire Street
Boston, Massachusetts 02109
Wellington Management Company, LLP	15,139,257	(3)	6.4%
280 Congress Street
Boston, Massachusetts 02210
BlackRock, Inc.	14,664,168	(4)	6.2%
40 East 52nd Street
New York, New York 10022

*	Based on 236,187,328 shares of common stock outstanding as of May 31, 2012.

(1)

This information is based upon a Schedule 13G/A filed with the SEC on February 9, 2012 by T. Rowe Price Associates, Inc. (“Price Associates”), which reports sole voting power with respect to 7,277,464 shares, sole dispositive power with respect to 21,791,963 shares, and an aggregate beneficial ownership of 21,795,513 shares. These securities are owned by various individual and institutional investors, for which Price Associates serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(2)

This information is based upon a Schedule 13G/A filed with the SEC on February 14, 2012 by FRM LLC and Edward C. Johnson 3d, which reports sole voting power with respect to 1,706,836 shares and sole dispositive power with respect to 16,235,003 shares.

(3)

This information is based upon a Schedule 13G/A filed with the SEC on February 14, 2012 by Wellington Management Company, LLP, which reports shared voting power with respect to 2,714,430 shares and shared dispositive power with respect to 15,139,257 shares.

(4)	This information is based upon a Schedule 13G/A filed with the SEC on February 13, 2012 by BlackRock, Inc., which reports sole voting and dispositive power with respect to 14,664,168 shares.

Security Ownership of Directors and Executive Officers

The following table sets forth, as of May 31, 2012, except as otherwise noted, information regarding ownership of the Company’s outstanding common stock by: (i) all directors, each of whom is also a director nominee; (ii) each executive officer named in the 2012 Summary Compensation Table below (collectively, the “NEOs”); and (iii) all directors, NEOs and executive officers as a group. The table also includes shares of common stock that underlie outstanding RSUs and options to purchase common stock of the Company that either vest or become exercisable within 60 days of May 31, 2012:

Name of Individual	Shares of Common Stock Beneficially Owned(1)		Percent of Class
Andy D. Bryant	11,225	(2)	*
Wayne A. Budd	20,041	(2)(4)	*
Jeffrey C. Campbell	628,264	(3)(4)(5)	*
John H. Hammergren	2,028,818	(3)(4)(5)	*
Alton F. Irby III	71,834	(2)(3)(4)	*
M. Christine Jacobs	23,459	(2)	*
Paul C. Julian	805,402	(3)(5)	*
Marie L. Knowles	9,342	(2)	*
David M. Lawrence, M.D.	27,795	(2)(3)	*
Edward A. Mueller	10,744	(2)	*
Marc E. Owen	351,838	(3)(5)	*
Laureen E. Seeger	19,667	(3)(5)	*
Jane E. Shaw, Ph.D.	69,029	(2)(4)	*
All directors, NEOs and executive officers as a group (16 persons)	4,518,747	(2)(3)(4)(5)	1.9%

*

Less than 1.0%. The number of shares beneficially owned and the percentage of shares beneficially owned are based on 236,187,328 shares of the Company’s common stock outstanding as of May 31, 2012, adjusted as required by the rules promulgated by the SEC. Shares of common stock that may be acquired by exercise of stock options or vesting of RSUs within 60 days of May 31, 2012 and vested RSUs that are not yet settled are deemed outstanding and beneficially owned by the person holding such stock options or RSUs for purposes of computing the number of shares and percentage beneficially owned, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person.

(1)

Except as otherwise indicated in the footnotes to this table, the persons named have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

(2)

Includes vested RSUs or common stock units accrued under the 2005 Stock Plan, Directors’ Deferred Compensation Administration Plan and the 1997 Non-Employee Directors’ Equity Compensation and Deferral Plan (which plan has been replaced by the 2005 Stock Plan) as follows: Mr. Bryant, 11,225 units; Mr. Budd, 19,941 units; Mr. Irby, 19,793 units; Ms. Jacobs, 22,459 units; Ms. Knowles, 9,342 units; Dr. Lawrence, 20,295 units; Mr. Mueller, 10,744 units; Dr. Shaw, 41,802 units; and all directors as a group, 155,601 units. Directors have neither voting nor investment power with respect to such units.

(3)

Includes shares that may be acquired by exercise of stock options or vesting of RSUs within 60 days of May 31, 2012 as follows: Mr. Campbell, 559,750 shares; Mr. Hammergren, 1,434,500 shares; Mr. Irby, 21,993 shares; Mr. Julian, 805,000 shares; Dr. Lawrence, 7,500 shares; Mr. Owen, 311,250 shares; Ms. Seeger, 17,250 shares; and all directors, NEOs and executive officers as a group, 3,536,743 shares.

(4)

Includes shares held by immediate family members who share a household with the named person, by family trusts as to which the named person and his or her spouse have shared voting and investment power, or by an independent trust for which the named person disclaims beneficial ownership as follows: Mr. Budd, 100 shares; Mr. Campbell, 67,532 shares; Mr. Hammergren, 590,257 shares; Mr. Irby, 1,550 shares; Dr. Shaw, 11,437 shares; and all directors, NEOs and executive officers as a group, 671,147 shares.

(5)

Includes shares held under the Company’s PSIP as of May 31, 2012 as follows: Mr. Campbell, 982 shares; Mr. Hammergren, 4,061 shares; Mr. Julian, 345 shares; Mr. Owen, 1,436 shares; Ms. Seeger, 1,349 shares; and all NEOs and executive officers as a group, 11,462 shares.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

General

We are pleased to report that FY 2012 was another year of strong financial and operational performance for McKesson and its stockholders. Our revenues and earnings once again increased over the prior year, and we used our strong balance sheet and solid liquidity position to continue the implementation of our portfolio approach to capital deployment. Consequently, our annual and three-year financial performance exceeded the target levels set by the Compensation Committee for our executive compensation program.

Against the backdrop of superior Company performance and stockholder return, the Compensation Committee has made a number of important changes to our executive compensation program. These changes reflect the Compensation Committee’s continuing commitment to refine McKesson’s pay for performance philosophy, embrace contemporary practices, compete in the market for and retain executive talent, and incorporate stockholder feedback. Further, these changes are having the effect of moderating the compensation provided to our CEO, CFO and the three next most highly compensated executive officers, all of whom are listed in our Summary Compensation Table for FY 2012 (collectively, our “NEOs”). Consequently, FY 2012 is the second consecutive year where our financial performance was up and executive compensation was down.

Performance Results

In FY 2012, McKesson generated double-digit growth in both revenues and earnings, driven by outstanding execution of our portfolio approach to capital deployment. These results extend our track record of successfully growing revenues and earnings, which we have returned to stockholders in the form of increasing dividend payments:

*

See Appendix A to this proxy statement for a reconciliation of diluted earnings per share from continuing operations as reported under U.S. generally accepted accounting principles (“GAAP”) to adjusted earnings per share (“Adjusted EPS”). Non-GAAP measures such as Adjusted EPS should be viewed in addition to, and not as an alternative for, financial results prepared in accordance with GAAP.

Over the last five years, we have centralized our operations and services to gain efficiencies of scale while increasing the quality of our products and services, improved operating processes using Six Sigma, introduced innovative new solutions to drive customer satisfaction, and maintained high levels of employee engagement and retention. We have also deployed approximately $13 billion of capital, including $3.6 billion in FY 2012 to:

•	Reshape the organization, expand market penetration and increase earnings through reinvestment in our business;

•	Pay dividends to our stockholders at rates competitive with other companies in our sector;

•	Complete a series of value-creating acquisitions, including our recent purchase of the independent banner and franchise businesses of the Katz Group Canada Inc. for approximately $919 million; and

•	Expand and execute on our stock repurchase program.

During FY 2012, the Company repurchased $1.9 billion of common stock, paid $195 million in dividends and made internal investments of $403 million. Each of these important accomplishments was fueled by our strong operating cash flows, which over the past five years totaled more than $9.8 billion. As a result, at the end of the most recent fiscal year we had more than $3.1 billion in cash and cash equivalents, which we believe will serve as a catalyst for our future growth.

The impact of our recent operational and financial success on FY 2012 awards to our NEOs is detailed below under “Annual Compensation” and “Long-term Compensation.” For a comprehensive discussion of our financial results, please refer to our Annual Report on Form 10-K for the fiscal year ended March 31, 2012, filed with the SEC on May 2, 2012.

Total Stockholder Return

Mr. Hammergren was appointed sole chief executive officer of McKesson in April 2001. Over the years, he has assembled a high-performing executive team that has driven McKesson to tremendous growth and success, which has in turn translated into superior value for our stockholders. Our executive compensation program is designed to incentivize execution of our strategy, and our experienced and long-tenured management team has a steady track record of delivering results and superior returns to our stockholders.

The table below displays our total stockholder return over the last five fiscal years, indexed against the S&P 500 and the Value Line Healthcare Sector Index, and the five-year trend of compensation provided to our NEOs. Total stockholder return assumes $100 invested at the close of trading on March 31, 2007 and the reinvestment of dividends when paid. For purposes of this display, we have used compensation figures disclosed in Summary Compensation Tables required under SEC rules, minus pension accrual because we do not believe the pension accrual is part of direct compensation. This display demonstrates the delivery of long-term value to McKesson stockholders and how the Compensation Committee’s recent refinements to our program are affecting executive compensation trends.

Total Stockholder Return and NEO Compensation

Chief Executive Officer	Average Other NEOs

Company/Index	3/31/2007	3/31/2008	3/31/2009	3/31/2010	3/31/2011	3/31/2012
McKesson Corporation	100	89.81	60.73	114.92	139.72	156.68
Value Line Healthcare Sector Index	100	94.52	72.44	100.35	119.57	136.05
S&P 500 Index	100	94.92	58.77	88.02	101.79	110.49

Changes to the Program

The following highlights significant events and developments affecting our executive compensation program for FY 2012 and FY 2013:

•

Our CEO, Mr. Hammergren, relinquished his right to be paid a “golden parachute” excise tax gross-up, and his potential cash severance pay for a termination in connection with a change in control has been significantly reduced.

•

The Compensation Committee added new financial metrics to our executive compensation program to enhance the alignment between our program and the Company’s financial and operating performance, which we believe will ultimately drive share price performance and investors’ return. We currently use the following metrics:

Financial Performance Metric	Definition
Adjusted EPS	Earnings per diluted share from continuing operations, excluding acquisition-related expenses, amortization of acquisition-related intangible assets and certain litigation reserve items
Adjusted EBITDA	Adjusted earnings before interest income, interest expense, taxes, depreciation and amortization
Adjusted ROIC	Adjusted return on invested capital
Long-term Earnings Growth	Compound annual growth rate of adjusted earnings per diluted share measured over a three-year performance period
Adjusted OCF	Operating cash flow adjusted for payments for certain litigation reserve items

•

We eliminated the individual modifier from our performance restricted stock unit program for all of our executive officers so that the delivered value of these awards is now based solely on the financial performance of the Company.

•	We moderated our executive officers’ future potential payouts under our cash long-term incentive plan by reducing the maximum opportunity by 33% and reducing the target awards by 5%.

•	We extended our policy prohibiting new excise tax gross-up provisions to cover all agreements with executive officers.

•	In response to stockholder feedback, we eliminated General Electric Company and Oracle Corporation from our compensation peer group.

Continuing Executive Compensation and Governance Practices

The most recent modifications to our executive incentive program described above continue a multi-year process undertaken by the Compensation Committee to evolve our continuing executive compensation practices. These actions and continuing practices are highlighted below.

We are committed to aligning pay with stockholder interests.

•	We pay for performance. Base salaries for our NEOs average approximately 11% or less of their total annual compensation and the great majority of their direct compensation is tied to financial and strategic performance.

•	Nearly 70% of our NEOs’ target direct compensation consists of equity awards.

•	Our NEOs’ equity incentive awards vest over four years.

•	Our equity compensation vests in connection with a change in control only if the employee also incurs a qualifying termination of employment — a so-called “double-trigger vesting” provision.

•	We have reduced our equity overhang by reducing stock option grants and adding restricted stock units to the program.

•	In recognition of changing market practices, we have evolved our executive compensation program over the last few years by including multiple financial performance metrics.

•	Our performance metrics align executive pay with the implementation of our portfolio strategy for growth.

•	NEO compensation as reported in our 2012 Summary Compensation Table is down an average of more than 9% from 2011, and our CEO’s total compensation as reported in the same table decreased by more than 13% from 2011.

We are committed to sound governance practices.

•	The Compensation Committee engages independent legal counsel and an independent compensation consultant.

•	The Compensation Committee regularly reviews tally sheets and other reports detailing all components of our executive compensation program, including projected potential severance and change in control payouts.

•	We perform a robust annual review of all of our incentive programs to determine whether they present a material risk to the Company.

•	We will not enter into any new agreement with an executive officer providing for a “golden parachute” excise tax gross-up.

•	We have not paid a tax gross-up on any executive perquisite since 2008.

•	We froze our executive pension plan and executive life insurance plan to new participants.

•	We discontinued our executive medical plan and executive short-term disability plan.

•	We will not adopt or enter into any new supplemental death benefit arrangement for an executive officer which is not provided to employees generally, unless it is approved by McKesson’s stockholders pursuant to an advisory vote.

•	We adopted a robust set of guidelines on executive stock ownership, which all of our NEOs have satisfied.

•	We adopted a rigorous compensation clawback and recoupment policy that is more stringent than required under applicable law.

•	We discontinued the practice of entering into employment agreements with our executive officers.

•	We will not reprice stock options without stockholder approval.

•	We prohibit all directors and employees from engaging in hedging transactions through the use of certain derivatives, such as put and call options involving Company securities.

Say on Pay and Stockholder Outreach

We have a long-standing practice of engaging in dialogue with our stockholders about various corporate governance topics. Insights we have gained from these discussions over the years have been helpful to our Board and its Compensation Committee as they consider and adopt policies that affect our employees, including our NEOs.

Last year, we held our first advisory vote to approve NEO compensation, commonly known as “say on pay,” as well as our first advisory vote on the frequency of future say on pay votes. Of the shares present and entitled to vote, nearly seventy percent (70%) were voted in support of the advisory say on pay proposal, and nearly ninety-two percent (92%) were voted with the Board’s recommendation that we should hold future advisory say on pay votes annually. While we are pleased that a significant majority of our stockholders supported our NEO compensation, we also acknowledge that approximately thirty percent (30%) of the shares present and entitled to vote did not support the advisory say on pay proposal.

In anticipation of the advisory say on pay vote, our Board and management team embarked on a multi-pronged effort to gather feedback from key stakeholders regarding our executive compensation program. This included telephonic and in-person discussions with individual and institutional stockholders, review of written correspondence submitted by individual and institutional stockholders to the Board and management, internal discussions with employees, analysis of market practices at peer companies, advice from the Compensation Committee’s independent compensation consultant and legal counsel, discussions with proxy advisory services and corporate governance research firms, and review of media reports regarding our executive compensation program and the Compensation Committee’s decisions. Most stockholders we spoke to acknowledged our financial and operational performance and our long-tenured senior management team, and spoke appreciatively of the recent changes we made to our governance practices and executive compensation program. Some stockholders expressed concern regarding our use of a single financial metric in multiple incentive plans, and a few added that even with our recent changes, they expect continued refinement to our governance practices and executive compensation program.

As a result of this feedback, we significantly changed the architecture of our FY 2012 executive compensation program by adding new financial metrics. We eliminated individual performance as a modifier of executive officer awards under our performance restricted stock unit program. We also moderated future potential payouts to our executive officers under our cash long-term incentive plan by reducing the maximum payout by 33% and reducing target awards by 5%. Earlier this year, our CEO relinquished his right to be paid a “golden parachute” tax gross-up and his potential cash severance for a termination in connection with a change in control was significantly reduced. Finally, we extended our policy prohibiting new rights to excise tax gross-ups to cover all new agreements (or materially amended agreements) with our executive officers. These program design changes and the relinquishment of significant rights by our CEO were described in greater detail above under the subheading, “Changes to the Program.”

Although the say on pay vote is non-binding and generally relates to compensation decisions that have already been made, the Compensation Committee has considered, and will continue to consider, the outcome of this vote each year when setting compensation policies and making compensation decisions regarding our NEOs.

Compensation Philosophy and Implementation

McKesson fosters a performance-driven culture by requiring executives to surpass target financial goals, and to identify the ways each executive contributed to those results, in order to receive compensation above his or her target amount. We have designed our executive compensation program to advance our objective of increasing stockholder returns and sustained value creation without promoting excessive risk-taking.

In keeping with our pay for performance culture, a large percentage of our executive compensation is tied to long-term performance, and much of our long-term compensation program is based on the value of our common stock. This structure aligns the interests of our executives with those of our long-term stockholders.

The graphics below illustrate the mix of fixed and variable target direct compensation we provide to our NEOs. These proportions have remained generally consistent year-over-year.

Direct Compensation Elements

McKesson’s executive compensation program provides for a mix of base salary, annual bonus and long-term incentive awards and imposes rigorous guidelines for minimum share ownership.

Our approach to delivering direct compensation is to provide market-competitive target compensation levels. The amount ultimately realized by our NEOs under our program is based on McKesson’s performance over time and any increases or decreases in share price. We take a long-term approach to compensation, just as we take a long-term approach to building stockholder value.

Our direct compensation elements for FY 2012 are as follows:

Element	Type	Alignment with Stockholder Value Creation
Base salary	Fixed	• Attracts and retains high performing executives by providing market-competitive fixed pay
Annual performance-based cash incentive	Variable	• Drives company-wide, business unit and individual performance • Focuses efforts on growing earnings, profitability and cash flow as well as delivering on strategic business goals
Long-term performance-based incentives consisting of performance restricted stock units, stock options and cash	Variable

• Aligns executives interests with those of stockholders

• Motivates executives to deliver sustained long-term growth in McKesson’s share price

• Size and payouts of awards are based on business and individual performance as well as potential for future contributions

Performance Objectives

The metrics approved by the Compensation Committee in our short- and long-term incentive program for FY 2012, and the rationales for choosing the metrics, are as follows:

Incentive Program	Type	Financial Metrics	Rationale for Selection
Management Incentive Plan (“MIP”)	Annual (cash)	•Adjusted EPS •Adjusted EBITDA •Individual modifier	•Most relevant to share price valuation and stockholder expectations •Focuses on operational performance •Assesses performance against individual goals
Long-Term Incentive Plan (“LTIP”)	Long-term (cash)	•Long-term Earnings Growth •Adjusted OCF	•Focuses on long-term return and the achievement of multi-year objectives •Focuses on efficient management of working capital and cash generation which, in turn, creates stockholder value
Performance Restricted Stock Units (“PeRSUs”)	Long-term (equity)	•Adjusted EPS •Adjusted ROIC	•Most relevant to share price valuation and stockholder expectations •Measures capital efficiency and productive deployment of capital
Stock Options	Long-term (equity)	•Share price	•Most closely ties realized compensation to investors’ focus on increasing share price

At the beginning of FY 2012, the Compensation Committee added additional metrics to our program to enhance the alignment between our program and the Company’s financial and operating performance, and to further mitigate any potential risk that a single-metric program may have presented to the Company. In selecting these metrics, the Compensation Committee analyzed historical trends, the incentive plan design features and performance of comparable U.S. companies, analyst expectations and investor feedback. Among our investors, we found EPS, the financial metric we have historically used, to be the universally tracked metric, with EBITDA as the second most prevalent metric. After EPS and EBITDA were a group of metrics focused on the productive deployment of capital (i.e., ROIC, ROE (return on equity), etc.) as well as cash flow per share metrics. The Compensation Committee determined to adopt those metrics most commonly tracked by investors as well as metrics used by our peers in their executive compensation plans, with the ultimate goal being to focus management on the performance factors that complement our portfolio approach to capital deployment.

Compensation Peer Group

The Compensation Committee oversees the design of our executive compensation program and regularly evaluates the program against competitive practices, legal and regulatory developments and corporate governance trends. The Compensation Committee has worked with its independent compensation consultant to develop a compensation peer group of companies that it believes best represents the group of companies against which the Company competes for executive talent (our “Compensation Peer Group”). A table displaying our Compensation Peer Group is provided below under “Use and Selection of Our Compensation Peer Group.” The Compensation Committee does not advocate a specific percentile relationship of target compensation to market compensation; however, the data derived from our Compensation Peer Group is used to provide context for the Compensation Committee’s decision-making process.

Talent Attraction & Retention

It is critical to the Company’s long-term success and growth that our businesses are managed by highly capable leaders with the experience, skills, diversity and dedication to oversee a growing organization in a highly regulated industry and changing global environment. We have designed our executive compensation program to attract and retain high-performing managers and to motivate these managers to increase the market value of our stock over the long term. In support of these principal objectives, our executive compensation program is designed to:

•	Provide base salaries, retirement and other benefits and perquisites that are competitive with those provided by other companies with whom we compete for executive talent;

•	Pay bonuses that reward our executives for meeting or exceeding our financial, operational and strategic goals;

•

Grant equity-based compensation that will motivate them to improve our long-term performance and specifically, to increase the market value of our stock price over time, in addition to helping retain those executives; and

•	Motivate our executives to improve their individual performance.

HOW WE MAKE COMPENSATION DECISIONS

Executive Officer Compensation Oversight

The Compensation Committee has responsibility for overseeing all forms of compensation for our executive officers, including our NEOs. For FY 2012, our NEOs and their respective titles were as follows:

•	John H. Hammergren, Chairman of the Board, President and Chief Executive Officer;

•	Jeffrey C. Campbell, Executive Vice President and Chief Financial Officer;

•	Paul C. Julian, Executive Vice President and Group President;

•	Marc E. Owen, Executive Vice President, Corporate Strategy and Business Development; and

•	Laureen E. Seeger, Executive Vice President, General Counsel and Chief Compliance Officer.

Role of the Independent Compensation Consultant and Legal Counsel

In FY 2012, the Compensation Committee continued to directly employ its own independent compensation consultant, Compensation Strategies, Inc., and its own independent legal counsel, Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP. The independent compensation consultant’s duties include the following:

•	reviewing our total compensation philosophy, Compensation Peer Group, and target competitive positioning for reasonableness and appropriateness;

•	reviewing our overall executive compensation program and advising the Compensation Committee on evolving best practices;

•

providing independent analyses and recommendations to the Compensation Committee on executive officers’ compensation, and compensation proposals submitted by management to the committee for its approval; and

•	reviewing the Compensation Discussion and Analysis for our proxy statement.

The independent legal counsel’s duties include providing assistance interpreting the various rules and regulations related to our executive compensation program, and reviewing the Compensation Discussion and Analysis for our proxy statement.

As outlined in its charter, the Compensation Committee has final authority to retain and terminate its independent compensation consultant and legal counsel, and it must evaluate their qualifications, performance and independence annually. The compensation consultant and legal counsel interact directly with members of the Company’s management only on matters under the Compensation Committee’s oversight and with its knowledge and permission. To ensure that it receives independent and unbiased advice and analysis, the Compensation Committee has also adopted a formal independence policy that must be certified annually by its compensation consultant and legal counsel. Finally, the compensation consultant and legal counsel report directly to the Compensation Committee and do not perform any services for management. However, as noted earlier, Compensation Strategies, Inc. also provides consulting services to the Governance Committee in the area of director compensation.

Use and Selection of Our Compensation Peer Group

In order to attract and retain highly qualified individuals, a key objective of our executive compensation program is to ensure that the total compensation package for our executive officers is competitive with the companies against which we compete for executive talent. To that end, the Compensation Committee’s independent compensation consultant annually develops information that captures from a diverse group of public companies the levels of total compensation and individual components of direct compensation (base salary and annual and long-term incentive potential) for executives having duties and responsibilities similar to the Company’s executives. Information sources used by the independent compensation consultant include the Hewitt Associates Total Compensation Database and compensation information published by other public companies. From this larger sampling, the Compensation Committee and our independent compensation consultant derive a list of peer group companies against which the Company historically competes for executive talent. We believe this diverse selection of peer group companies, as identified in the chart below, provides us with a better understanding of the evolving and competitive marketplace for executive talent.

The Compensation Committee uses data derived from our Compensation Peer Group as a guideline to assist the committee in its decisions about overall compensation, the elements of compensation, the amount of each element of compensation and the relative competitive landscape of our executive compensation program. Although the Compensation Committee uses various metrics derived from our Compensation Peer Group to provide context for its own determinations and strategies, it does not advocate a specific percentile relationship of target compensation to market compensation derived from the peer group; that is, it does not strive for any individual compensation component or compensation in the aggregate to be at any specific level (for instance, at the 75th percentile). Rather, using the 50th and 75th percentiles as reference points, the Compensation Committee reviews the mix of our compensation components with respect to fixed versus variable, annual versus long-term and cash versus equity-based pay in order to set target direct compensation. Ultimately, due to a number of variables including share price, individual performance and company performance, total direct compensation delivered to our executive officers may be higher or lower than the 50th or 75th percentiles of our Compensation Peer Group.

As part of its annual review process, the Compensation Committee and its independent compensation consultant endeavor to design our Compensation Peer Group such that the addition or removal of any single company would not have a material impact on the survey results. Revenue sizes of our Compensation Peer Group companies vary considerably. To adjust for these differences, regression analysis is used to determine a size-adjusted market compensation level.

The following list of companies represents our Compensation Peer Group as utilized by the Compensation Committee at its May 2011 meeting, during which it determined FY 2012 executive compensation:

Company Name	Revenue*	Company Name	Revenue*
Abbott Laboratories	38.9	Johnson & Johnson	65.0
Aetna Inc.	33.8	Eli Lilly and Company	24.3
AmerisourceBergen Corporation	80.2	Medco Health Solutions, Inc.	70.1
Amgen Inc.	15.6	Medtronic, Inc.	15.9
Automatic Data Processing, Inc.	9.9	Merck & Company, Inc.	48.0
Baxter International Inc.	13.9	Omnicare, Inc.	6.2
Becton, Dickinson and Company	7.8	Pfizer Inc.	67.4
Bristol-Myers Squibb Company	21.2	Rite Aid Corporation	26.1
Cardinal Health, Inc.	102.6	Safeway Inc.	43.6
Computer Sciences Corporation	16.0	Stryker Corporation	8.3
Covidien Public Limited Company	11.6	Sysco Corporation	39.3
CVS Caremark Corporation	107.1	Thermo Fisher Scientific, Inc.	11.7
Express Scripts, Inc.	46.1	UnitedHealth Group Inc.	101.9
FedEx Corporation	39.3	Walgreen Co.	72.2
Ingram Micro Inc.	36.3	WellPoint, Inc.	60.7
International Business Machines Corporation	106.9	McKesson Corporation	122.7

*	Financial results are stated in billions for the most recently completed fiscal year as publicly reported by each company listed above as of May 31, 2012.

Having removed General Electric Company and Oracle Corporation from our Compensation Peer Group for FY 2012 in response to stockholder feedback, the Compensation Committee determined at its April 2012 meeting not to make changes to our FY 2013 Compensation Peer Group other than to remove Medco Health Solutions Inc. as a consequence of its April 2012 acquisition by Express Scripts, Inc.

Our Compensation Review and Determination Process

The Compensation Committee has responsibility for setting performance targets and payout scales for each of our executive officers. While performance targets and payout scales are initially developed by senior management, and are informed by the one-year operating plan and three-year strategic plan reviewed with the Board, the Compensation Committee in its sole discretion approves, modifies or amends management’s target and payout scale recommendations. When reviewing these recommendations, the Compensation Committee generally selects performance targets that are consistent with the operating and strategic plans reviewed with the Board and with the information routinely communicated to our employees or investors by management. Differences in the NEOs’ target compensation occur because the Compensation Committee considers a number of factors when evaluating their target annual and long-term compensation in relation to the Compensation Peer Group data, including job performance, skill set, prior experience, the executive’s time in his or her position and/or with the Company, internal consistency regarding pay levels for similar positions or skill levels within the Company, external pressures to attract and retain talent, and general market conditions.

A detailed annual performance review process begins in April with all members of the Company’s senior management preparing a written analysis of their actual performance against the goals established for the prior fiscal year, as well as their performance goals for the upcoming fiscal year. These individual performance goals are established by senior management with reference to the Company’s annual budget and strategic planning processes. Each member of senior management then reviews with our CEO his or her performance goals, as well as the executive’s performance against the goals established for the prior fiscal year. Each executive is then evaluated on his or her commitment to the Company’s “ICARE” principles, which serves as a guide to all our employees enterprise-wide. These principles are integrity, customer first, accountability, respect and excellence. ICARE is the cultural foundation of the Company, and the principles unify the Company and guide individuals’ behavior toward each other, customers, vendors and other stakeholders.

Our CEO, in consultation with the Compensation Committee’s independent compensation consultant and the Executive Vice President, Human Resources, then develops compensation recommendations for each executive officer. Factors that our CEO weighs in making individual target compensation recommendations include: (i) the findings from his or her performance review; (ii) value of the job in the marketplace; (iii) relative importance of the position within our executive ranks; (iv) individual tenure and experience; and (v) individual contributions to the Company’s results. Early in the fiscal year, the Board conducts a performance review of our CEO on the same basis described above with respect to the CEO’s review of other executive officers. In advance of this review, our CEO distributes to the Board a written analysis of his accomplishments keyed to the business and individual goals established for the prior fiscal year. At the Board meeting, our CEO presents his individual performance results for the prior fiscal year and recommends his individual goals for the new fiscal year, and responds to any questions that may arise. Upon completion of his performance review, the Board discusses in executive session our CEO’s performance for the prior fiscal year and approves, modifies or amends his individual goals for the new fiscal year.

At its May meeting, in connection with determining incentive payouts for the prior fiscal year and establishing goals for the current performance periods, the Compensation Committee reviews and evaluates compensation matters for all executive officers, including our CEO. Over the course of the year, in its review of compensation for all of our executive officers, the Compensation Committee reviews tally sheets, which include the compensation that is proposed for the upcoming fiscal year and compensation delivered for the prior year or over the past several years, a compilation of the outstanding and as yet unearned cash and equity awards for each officer, and a display detailing the elements of current compensation and estimated benefits on separation from service under various circumstances, including in connection with a change in control. The Compensation Committee finds tools like tally sheets and displays of total holdings helpful in its analysis of the Company’s executive compensation program, but in determining the specific levels of compensation, the Compensation Committee is generally more focused on the elements of direct compensation and the measurement of these elements against similarly situated executives in the Compensation Peer Group. Determinations of CEO compensation are made in executive session with input from the Compensation Committee’s independent compensation consultant.

Finally, in October of each year, the Compensation Committee conducts a detailed review of all elements of executive compensation, including a review of tally sheets regarding our NEOs and other executive officers. This second set of tally sheets displays the elements of current compensation and estimated benefits on separation from service due to voluntary and involuntary termination and termination in connection with a change in control with respect to the then-current fiscal year. At the same October meeting, management updates the Compensation Committee on actual performance against the pre-established goals for all outstanding incentive compensation programs.

EXECUTIVE OFFICER COMPENSATION ELEMENTS

The Compensation Committee’s overall objective is to provide NEO direct compensation at levels that are competitive with similarly situated executives within our Compensation Peer Group. Each NEO’s target annual compensation (base salary and MIP) is reviewed in relation to the 50th percentile for that position within our Compensation Peer Group, and each NEO’s target long-term compensation (LTIP and equity) is reviewed in relation to the 50th and 75th percentiles of our Compensation Peer Group. Our pay for performance program is designed to drive financial and operational performance well above the pre-established targets.

The basic elements of our executive compensation program are: annual compensation, long-term compensation, benefits and perquisites, and severance and change in control benefits. Our annual and long-term compensation elements constitute “direct compensation,” and are comprised of four components: base salary, annual performance-based bonus, long-term performance-based bonus, and equity awards, currently comprised of stock options and restricted stock units.

An executive’s target compensation is based on his or her level of experience, his or her individual performance, and the performance of the Company. As an executive’s ability to impact financial performance increases, so does the proportion of his or her at-risk compensation. In addition, target long-term compensation grows proportionately as job responsibility increases.

In addition to direct compensation, we provide our executive officers with employee benefits and certain perquisites, along with severance and change in control benefits, so that we can attract and retain talented executives to the degree such benefits are market competitive, or to the degree that such benefits are in the best interest of the Company and its stockholders.

During the process of determining the composition of each NEO’s target direct compensation package, the Compensation Committee evaluates many factors, including the following:

•	alignment of executive and stockholder interests in achieving long-term growth in stockholder value;
•	ensuring that exceptional rewards are attained only for exceptional performance;
•	the value of compensation packages being significant enough to encourage a high-performing executive’s continued full-time commitment to the Company; and
•	the total cost of compensation, including estimated future payouts for performance-based awards, and affordability of that cost to the Company.

The allocation between annual and long-term compensation, and the determination of performance goals for our various programs, is also based on the Compensation Committee’s evaluation of each NEO’s skill and experience, and in response to market data derived from the Company’s Compensation Peer Group as reviewed by the Compensation Committee with its independent compensation consultant.

Annual Compensation

Annual compensation is delivered in cash with a substantial variable portion being at-risk and contingent on the successful accomplishment of pre-established performance goals. We believe it is important to have at-risk compensation that can be focused on short-term Company and individual goals.

Base Salary. Base salary for executive officers is assessed the same way base salary is determined for all employees — base salary is reviewed in relation to the 50th percentile for that position within the Company’s Compensation Peer Group. Base salaries for our NEOs are reviewed in May of each year. In May 2011, the Compensation Committee approved FY 2012 base salary increases for all NEOs, effective immediately, ranging from 1.9% to 4.3% for all NEOs, except that our CEO’s base salary was left unchanged by the Compensation Committee upon his request. At its May 2012 meeting, following consideration of all the components of direct compensation, the Compensation Committee determined to maintain our NEOs’ base salaries at their current levels.

Annual Incentive. The Management Incentive Plan (“MIP”) is our annual cash incentive program with payment conditioned on the achievement of individual and Company financial performance goals. The MIP, like base salary, is intended to deliver short-term cash incentive compensation in reference to the 50th percentile of our Compensation Peer Group when performance meets the pre-determined target levels.

In May 2011, the Compensation Committee selected Adjusted EPS, Adjusted EBITDA and individual performance as MIP modifiers for the fiscal year ending March 31, 2012. The Compensation Committee utilized Adjusted EPS as the primary financial performance measure because it is a key metric used by management to direct and measure the Company’s business performance, and the basis upon which we communicate forward-looking financial information to the investment community. Moreover, we believe that Adjusted EPS measures are clearly understood by both our employees and stockholders, and that incremental Adjusted EPS growth leads to the creation of long-term stockholder value. The Compensation Committee selected Adjusted EBITDA as the secondary metric for the MIP to focus management on operational performance. The Compensation Committee has the discretion to further adjust the actual MIP award amount by an individual performance modifier that reflects the result of the NEO’s performance against non-financial objectives and initiatives. These include but are not limited to the following metrics: (i) employee engagement, as measured annually and compared against norms established by global high performing companies; and (ii) customer satisfaction, as measured annually.

For FY 2012, our NEOs were eligible for MIP target award opportunities that ranged from 80% to 150% of their base salaries. The actual MIP award delivered to each NEO may range from zero to 300% of the target award amount. The table below shows our Adjusted EPS and Adjusted EBITDA goals and their weighting, and demonstrates the calculation of the actual MIP award. As is the case for all of the Company’s performance-based payout scales, when a result falls between the above-identified reference points, the modifier is adjusted ratably along the scale. The dollar values of threshold, target and maximum payouts for the FY 2012 MIP are displayed below in the 2012 Grants of Plan-Based Awards Table.

75% of MIP		25% of MIP
Payout	Adjusted EPS	Payout	Adjusted EBITDA (in millions)
200%	$6.58	200%	$3,184
175%	$6.48	175%	$3,135
150%	$6.37	150%	$3,086
125%	$6.27	125%	$3,036
100%	$6.09	100%	$2,948
75%	$5.91	75%	$2,860
50%	$5.72	50%	$2,771

Our MIP program for FY 2012 paid our NEOs at 174% — 188% of the target award based on a combined Adjusted EPS of $6.38 per diluted share, Adjusted EBITDA of $2,882 million, and an individual modifier ranging from 130% to 140%.

In May 2012, the Compensation Committee selected Adjusted EPS, Adjusted EBITDA and individual performance as MIP modifiers for the fiscal year ending March 31, 2013. The MIP financial goals selected by the Compensation Committee for FY 2013 are consistent with the guidance published by the Company on April 30, 2012, which disclosed a projected Adjusted EPS range of $7.05 to $7.35 per diluted share. We believe that the financial performance goals for a FY 2013 MIP target cash award can be characterized as ambitious but attainable, meaning that based on historical performance this payout level is not assured but can reasonably be anticipated, while equally providing strong motivation for executives to strive to exceed the financial goals in a way that balances short- and long-term stockholder value creation. For FY 2013, our NEOs are eligible for MIP target cash award opportunities of 80% to 150% of their base salaries, which equate to $2,520,000, $819,850, $1,171,500, $544,800, and $548,800 for each of Messrs. Hammergren, Campbell, Julian and Owen and Ms. Seeger, respectively.

Long-term Compensation

We believe that a significant portion of direct compensation for executive officers should be contingent on delivering long-term value to all stockholders. We also believe that long-term compensation is a critical component of any executive compensation program because of the need to foster a long-term focus on the Company’s financial results. Long-term compensation is an incentive tool that management and the Compensation Committee use to align the financial interests of executives and other key contributors to sustained stockholder value creation.

The Company’s long-term direct compensation program for NEOs includes three opportunities: namely, a three-year cash incentive program (our LTIP), an annual stock option award and an annual award of performance restricted stock units, referred to as “PeRSUs.” We believe retention value is generated by the three-year performance cycle under our LTIP, and by the vesting requirements of equity awards.

The Compensation Committee reviews target long-term compensation for NEOs in reference to the 50th and 75th percentiles of our Compensation Peer Group. The targeted long-term compensation levels established in May 2011 for the FY 2012 and FY 2012 — FY 2014 performance periods were consistent with the Compensation Peer Group reference points selected by the Compensation Committee.

Cash. The cash portion of the Company’s long-term incentive compensation program, the LTIP, provides incentive for performance against the Company’s long-term strategic plan that is regularly reviewed with the Board. Awards under the LTIP are earned over a three-year performance cycle, and a new three-year cycle with new target incentives and performance goals begins each fiscal year. Accordingly, this portion of our program has three, three-year performance cycles running concurrently. Payment under the LTIP is based solely on corporate financial performance.

The performance goals established for the FY 2010 — FY 2012 LTIP performance period, which ended March 31, 2012, were (i) for 75% of the award, cumulative earnings per diluted share adjusted for certain litigation reserve items and acquisition related expenses (“Cumulative EPS”) of $13.23, and (ii) for 25% of the award, cumulative operating cash flow adjusted for payments for certain litigation reserve items (“Cumulative Adjusted OCF”) of $4,911 million. The table below shows our Cumulative EPS and Cumulative Adjusted OCF goals adopted in May 2009 and their weighting, and demonstrates the calculation of the final LTIP award. As with all of the Company’s performance-based payout scales, when a result falls between the above-identified reference points, the modifier is adjusted ratably along the scale.

75% of LTIP		25% of LTIP
Payout	Cumulative EPS	Payout	Cumulative Adjusted OCF (in millions)
300%	$14.29	300%	$6,384
250%	$14.02	250%	$6,016
200%	$13.76	200%	$5,648
150%	$13.50	150%	$5,279
100%	$13.23	100%	$4,911
50%	$12.17	50%	$2,947
0%	$11.11	0%	$ 982

The actual three-year results for the FY 2010 — FY 2012 performance period were cumulative EPS of $15.30 per diluted share and Cumulative Adjusted OCF of $7,935 million. Therefore, at its May 2012 meeting, the Compensation Committee approved a payout for the FY 2010 — FY 2012 LTIP at 300% of the target award in accordance with the payout scale adopted in May 2009.

At its May 2012 meeting, following its review of all components of direct compensation and market data derived from our Compensation Peer Group, the Compensation Committee determined to decrease by 5% each NEO’s target value for the upcoming LTIP performance period. Accordingly, FY 2013 — FY 2015 LTIP target values of $2,565,000, $641,000, $1,306,000, $380,000 and $380,000 were approved for each of Messrs. Hammergren, Campbell, Julian and Owen and Ms. Seeger, respectively. Consistent with its determination in May 2011 to reduce the LTIP opportunity for our executive officers, these awards may not exceed 200% of the target award.

For the performance period FY 2013 — FY 2015, the Compensation Committee selected performance goals that are consistent with the FY 2013 guidance published by the Company on April 30, 2012, and were set in reference to the three-year strategic plan reviewed by the Board. These LTIP payouts will be conditioned on achievement of compound annual growth rate of the Company’s adjusted earnings per diluted share measured over the three-year performance period (“Long-term Earnings Growth”) and Adjusted OCF measured over the three-year performance period. These criteria are weighted 75% for Long-term Earnings Growth and 25% for three years’ Adjusted OCF. We believe that the Long-term Earnings Growth and Adjusted OCF goals for a FY 2013 — FY 2015 LTIP target award can be characterized as challenging and difficult to achieve, but attainable with significant effort and skill on the part of the executive officer participants. The FY 2013 — FY 2015 LTIP target values were selected by the Compensation Committee based on its allocation of long-term compensation, evaluation of each NEO’s skill and experience, and in response to market data derived from our Compensation Peer Group as reviewed by the Compensation Committee with its independent compensation consultant. The Compensation Committee uses a goal based on Adjusted OCF under the LTIP in order to focus management on generation of cash and efficient management of working capital. The selection of Long-term Earnings Growth as a performance goal reflects the desire to focus management on the Company’s long-term return to our stockholders.

Performance Restricted Stock Units.  PeRSUs are awards conditioned on the achievement of Company performance goals, which after completion of a one-year performance period, are converted into RSUs that vest in full after completion of the fourth year. The Company’s use of PeRSUs focuses executives’ attention on annual financial goals and stock price appreciation. Beginning with FY 2012 awards, we eliminated all non-financial modifiers in our PeRSU program for our executive officers, with the intent of further aligning the interests of our executive officers with the goals of our stockholders.

PeRSU target award opportunities are set at the beginning of each fiscal year. The FY 2012 PeRSU target award opportunities for each of our NEOs is provided in the 2012 Grants of Plan-Based Awards Table below, and the corresponding aggregate grant date fair value of these award opportunities is reflected in the 2012 Summary Compensation Table below.

In May 2011, the Compensation Committee approved a PeRSU performance target for FY 2012 of Adjusted EPS of $6.09, with Adjusted EPS results to be further modified by a multiplier based on a target Adjusted ROIC of 13.9%. The table below shows our FY 2012 Adjusted EPS goals and the range of Adjusted ROIC adjustments to be applied. The Compensation Committee included an Adjusted ROIC multiplier in the PeRSU program to drive the investment of capital, but determined to limit the adjustment, both on the upside and downside, because calculation of Adjusted ROIC is susceptible to significant swings based on one-time and/or unexpected events.

Payout	Adjusted EPS	Multiplier	Adjusted ROIC
200%	$6.70	110%	≥ 15.1%
150%	$6.39	105%	14.5%
100%	$6.09	100%	13.9%
90%	$5.60	95%	13.3%
80%	$5.18	90%	≤ 12.7%
70%	$4.69
60%	$4.26

Our PeRSU program for FY 2012 paid our NEOs at 153% of the target award based on a combined Adjusted EPS of $6.38 per diluted share and an Adjusted ROIC of 14.3%. Accordingly, at its May 2012 meeting, the Compensation Committee awarded each of Messrs. Hammergren, Campbell, Julian and Owen and Ms. Seeger a total of 157,590, 58,140, 87,210, 29,070, and 36,720 RSUs, respectively.

In May 2012, the Compensation Committee once again selected Adjusted EPS and Adjusted ROIC as PeRSU performance criteria for the PeRSU program for the fiscal year ending March 31, 2013. Similar to the FY 2013 — FY 2015 LTIP, we believe that the Adjusted EPS and Adjusted ROIC goals for a FY 2013 PeRSU target award can be characterized as challenging and difficult to achieve, but attainable with significant effort and skill on the part of the executive officer participants. At its May 2012 meeting, following its review of all components of direct compensation and market data derived from our Compensation Peer Group, the Compensation Committee established a FY 2013 PeRSU target award opportunity of 94,000, 35,000, 52,000, 16,000, and 22,000 RSUs for each of Messrs. Hammergren, Campbell, Julian and Owen and Ms. Seeger, respectively.

Stock Options.  Since stock option awards provide value to the holder only if the Company’s stock price appreciates, the use of such incentives directly aligns the interests of our executives and stockholders. Stock option grants are awarded each fiscal year at the May meeting of the Compensation Committee. The determination of the size of stock option awards made to our NEOs is made in the Compensation Committee’s discretion and judgment as to what is appropriate in light of all of the circumstances, including the balance of cash and equity in our annual and long-term incentive plans, our strategic and operational objectives, our stock price, the responsibilities of our NEOs, a review of similar grants made at companies in our Compensation Peer Group, and such other factors as the Compensation Committee deems relevant. Stock options generally vest in four equal annual installments over a four-year period and have a seven-year term. At its May 2011 meeting, the Compensation Committee awarded a stock option to each of Messrs. Hammergren, Campbell, Julian and Owen and Ms. Seeger for 301,000, 111,000, 167,000, 57,000, and 69,000 shares, respectively.

At its May 2012 meeting, the Compensation Committee awarded a stock option to each of Messrs. Hammergren, Campbell, Julian and Owen and Ms. Seeger for 298,000, 110,000, 165,000, 50,000, and 69,000 shares, respectively.

Other Compensation and Benefits

The Company provides a broad array of benefits to all employees that are comparable to those offered by other employers in our industry and geographic footprint, including a competitive suite of health and life insurance and retirement benefits. In addition, our employees are eligible to participate in the McKesson Foundation’s Matching Gifts Program. Under this program, employees’ gifts to schools, educational associations or funds, and other public charitable organizations are eligible for a match by the foundation of up to $2,500 per employee for each fiscal year. A limited number of additional benefits are also provided to executive officers because we believe that it is customary to provide such benefits, or otherwise in the best interest of the Company and its stockholders. In providing such benefits, both management and the Compensation Committee determined that these items are appropriate for the attraction and retention of executive talent. In addition to the discussion of benefits below, the compensation associated with these items is described in footnote (5) to the 2012 Summary Compensation Table, accompanying the column entitled “All Other Compensation.”

The Company has two benefit plans under which participation customarily is restricted to executive officers with approval of the Compensation Committee. These benefit plans, reviewed periodically to ensure that they continue to meet their objectives, are as follows: (i) the Executive Survivor Benefits Plan, which provides a supplemental death benefit in addition to the voluntary life insurance plan provided to all employees; and (ii) the Executive Benefit Retirement Plan, a final average pay pension plan. These plans were frozen to new participants in 2010 and 2007, respectively.

The Compensation Committee discontinued the Company’s Executive Medical Plan and Executive Salary Continuation Program, effective January 1, 2008, and in the place of the Executive Medical Plan, approved a policy allowing for the reimbursement of expenses associated with the annual physical examination of executive officers and their spouses.

The Company also offers two voluntary nonqualified deferred compensation plans: (i) the Deferred Compensation Administration Plan III (“DCAP III”); and (ii) the Supplemental Profit-Sharing Investment Plan II (“SPSIP II”). These plans are not tax-qualified plans under the U.S. Internal Revenue Code of 1986, as amended (the “Code”). The DCAP III is offered to all employees eligible for the MIP with a bonus target of at least 15% of base salary, including all executive officers and other selected highly compensated employees. The SPSIP II is offered to all employees, including executive officers, who may be impacted by the compensation limits that restrict participation in the Company’s tax-qualified 401(k) plan, the Profit-Sharing Investment Plan (“PSIP”).

Guided by the Company’s Executive Officer Security Policy for security, protection and privacy reasons, the Board has directed our CEO to use the corporate aircraft for both business and personal travel when practicable. By providing a confidential and controlled environment for conducting business without the scheduling constraints imposed by commercial airline service, the aircraft allows our employees, including the CEO, to be more productive than if commercial flights were utilized. For these same reasons, during FY 2012 our CEO authorized the use of corporate aircraft for personal use by Mr. Julian. Likewise, as directed by the Company’s Executive Officer Security Policy, during FY 2012 the Company provided security services for Mr. Hammergren, including reimbursement of reasonable expenses related to installation and maintenance of home security. A car and driver are available for use by Mr. Hammergren, Mr. Julian and other executive officers.

Severance and Change in Control Benefits

Our Change in Control Policy for Selected Executive Employees (the “CIC Policy”) allows selected senior executives, including most of our NEOs, to receive certain “double trigger” benefits in the event of a qualifying termination of employment occurring in connection with a change in control. The CIC Policy is administered by the Compensation Committee and we believe its benefits are consistent with current market practice. The establishment of the CIC Policy recognizes that as with nearly every public company, the possibility of a change in control exists, and there is a need to reinforce and encourage in such circumstances the continued attention and dedication of senior management to maximizing stockholder value. The CIC Policy does not apply to Mr. Hammergren or Mr. Julian, as their severance pay is governed by their individual employment agreements. A detailed description of our CIC Policy and Messrs. Hammergren’s and Julian’s employment agreements is provided below under the subsection entitled “Executive Employment Agreements — Change in Control Policy.”

Consistent with current market practice and the Company’s CIC Policy, each of the Company’s stockholder-approved equity compensation plans includes change in control provisions, providing for no change in the timing of vesting unless there is an involuntary or constructive termination of employment following a change in control.

Our Severance Policy for Executive Employees (“Executive Severance Policy”) affords benefits that are consistent with current market practice to selected management employees, including those executive officers who do not have employment agreements. The policy applies if an executive officer is terminated by the Company for reasons other than for “Cause,” as defined in the Executive Severance Policy, and the termination is not covered by the Company’s CIC Policy. The Executive Severance Policy does not apply to Mr. Hammergren or Mr. Julian, as their severance pay is governed by their individual employment agreements. A detailed description of the Executive Severance Policy is provided below under the subsection entitled “Executive Employment Agreements — Executive Severance Policy.”

Mr. Hammergren’s employment agreement provides for severance benefits in the case of voluntary, involuntary and constructive termination with or without a “change in control,” as defined in his agreement and summarized below under “Executive Employment Agreements.” Mr. Hammergren’s employment agreement, in substantially its current form, was extended to him when he was offered the position of co-chief executive officer in 1999.

The agreement’s severance provisions, including provisions regarding pension rights, are not materially different from the agreement of his predecessor and have been in place for many years with one exception. On March 27, 2012, Mr. Hammergren delivered to Alton F. Irby III, Chair of the Compensation Committee, a letter relinquishing his right under his employment agreement to be paid a “golden parachute” tax gross-up, and the right to have his change in control-related cash severance calculated as the product of 2.99 times his “base amount” (as defined in Code Section 280G), leaving in place the alternative cash severance formulation of a lump sum equal to three years’ salary continuation and MIP participation. The relinquishment of these rights represents a substantial reduction in the potential benefits to which Mr. Hammergren would be entitled if he incurred a qualifying termination of employment in connection with a change in control of McKesson.

Information on Other Compensation-Related Topics

Executive Employment Agreements

We have generally discontinued the practice of providing our executive officers with an employment agreement. It is possible, however, that we may in the future enter into such an agreement if it is deemed in the best interests of our stockholders and necessary for the attraction and/or retention of a highly qualified candidate. We currently have employment agreements with Messrs. Hammergren and Julian, which were originally entered into in 1996 and 1999, respectively, coincident to their appointment to executive officer positions at McKesson. These are the only two employment agreements in place among our current roster of executive officers. Consistent with the Company’s ICARE principles, we continue to honor our legacy contractual commitments.

Stock Ownership Policy

The Company has long-standing guidelines for stock ownership by executive officers (the “Stock Ownership Policy”), which was most recently modified in January 2010. Our CEO’s holding requirement is expressed as ten times his base salary, and the holding requirement for each of the Company’s other executive officers is expressed as six times his or her base salary. As shown in the table below, as of May 31, 2012 each of our NEOs has satisfied the Stock Ownership Policy. The Company reserves the right to restrict sales of the underlying shares of common stock delivered when equity awards vest, should the executive fail to meet his or her ownership requirement as specified in the Stock Ownership Policy.

The target ownership requirements, and the NEOs’ compliance with these requirements, are set forth in the table below.

Stock Ownership Policy
	Target Ownership Requirement		Actual Ownership
Name	Multiple of Base Salary	Multiple Expressed in Dollars	Multiple of Base Salary(1)	Value of Shares Held by Executive(2)
John H. Hammergren	10	$16,800,000	72	$121,298,951
Jeffrey C. Campbell	6	$5,178,000	36	$30,913,005
Paul C. Julian	6	$6,390,000	36	$38,449,633
Marc E. Owen	6	$4,086,000	24	$16,511,456
Laureen E. Seeger	6	$4,116,000	22	$15,151,546

(1)	NEO ownership is stated as of May 31, 2012. The ownership requirement may be met through any combination of the following:

•

Direct stock holdings of the Company’s common stock, including shares held in a living trust or by a family partnership or corporation controlled by the officer, unless the officer expressly disclaims beneficial ownership of such shares;

•	Shares of the Company’s common stock held in the PSIP (i.e., the Company’s 401(k) plan);

•	Shares of the Company’s common stock underlying outstanding restricted stock and restricted stock unit awards; and/or

•	Shares of the Company’s common stock underlying restricted stock units that are vested and deferred under a Company-sponsored deferral program.

In all circumstances, stock options and performance restricted stock units (i.e., PeRSUs) do not count towards meeting the required stock ownership.

(2)	Based on the closing price of the Company’s common stock as of May 31, 2012, which was $87.28 as reported by the NYSE.

The Company’s directors are also subject to stock ownership guidelines, which are summarized above in the subsection entitled “Director Stock Ownership Guidelines.”

Insider Trading Policy and Hedging Prohibition

The Company maintains an insider trading policy applicable to all directors and employees. The policy provides that the Company’s personnel may not buy, sell or engage in other transactions in the Company’s stock while in possession of material non-public information; buy or sell securities of other companies while in possession of material non-public information about those companies that they become aware of as a result of business dealings between the Company and those companies; disclose material non-public information to any unauthorized persons outside of the Company; or engage in hedging transactions through the use of certain derivatives, such as put and call options involving the Company’s securities, other than the exercise of any Company-issued stock option for cash. The policy also restricts trading for a limited group of Company employees (including all directors and NEOs) to defined window periods that follow our quarterly earnings releases.

Equity Grant Practices

The Company has adopted a written policy stating that stock options will be awarded at an exercise price equal to the closing price of the Company’s common stock reported on the date of grant. In most situations, the date of grant is the same day that the Compensation Committee meets to approve the grant. From time-to-time, the Compensation Committee’s meeting occurs shortly before or after the Company’s earnings are released to the investment community. When this occurs, the Compensation Committee delays setting the equity grant date to the third trading day following the date the Company’s earnings are released to the investment community. Under the terms of our 2005 Stock Plan, stock option re-pricing is not permitted without stockholder approval.

Stock option awards vest ratably over four years with a contractual term of seven years. PeRSU awards are a four year program, which following the initial one-year performance period, are converted into an RSU award that cliff-vests upon completion of the fourth year.

Tax Deductibility

Section 162(m) of the Internal Revenue Code generally provides that publicly held corporations may not deduct in any taxable year specified compensation in excess of $1,000,000 paid to the CEO and the next three most highly compensated executive officers, excluding the chief financial officer. However, performance-based compensation in excess of $1,000,000 is deductible if specified criteria are met, including stockholder approval of the materials terms of applicable plans. The Compensation Committee’s intention is, and has always been, to comply with the requirements of Code Section 162(m) unless the Compensation Committee concludes that adherence to the limitations imposed by these provisions would not be in the best interest of the Company or its stockholders. While base salary in excess of $1,000,000 is not deductible, payments made under our MIP and LTIP programs, the grants of RSUs made under our PeRSU program, and the grants of stock option awards, are intended to qualify for deductibility under Code Section 162(m) as performance-based compensation.

For purposes of compliance with the Code, awards under these programs will not be made to individuals subject to Section 162(m), which includes our NEOs, unless attainment of performance goals is certified by the Compensation Committee. In the event of attainment of the minimum performance goals under these programs, the Compensation Committee will then exercise negative discretion to adjust awards downwards from a potential maximum amount in order to satisfy requirements under Code Section 162(m), while still providing for awards based on Company and individual performance in accordance with the MIP, LTIP and PeRSU program description provided above under the subheading “Executive Officer Compensation Elements.”

Compensation Recoupment Policy

The Board is dedicated to maintaining and enhancing a culture that is focused on integrity and accountability, and that discourages conduct detrimental to the Company’s sustainable growth. To that end, on January 20, 2010 the Board approved an updated Compensation Recoupment Policy (the “Recoupment Policy”) that both expands on and clarifies the previous “clawback” policies embedded in the Company’s various incentive plans and programs. The updated Recoupment Policy applies to any Company employee who receives a cash or equity incentive award after January 20, 2010.

Under the Recoupment Policy, and consistent with the Company’s core values, the Board determined that it may be appropriate to recover annual or long-term incentive compensation provided in certain situations. Specifically, the Company may recoup incentive compensation from any employee if: (i) he or she engages in intentional misconduct pertaining to any financial reporting requirement under the federal securities laws resulting in the Company being required to prepare and file an accounting restatement with the SEC as a result of such misconduct, other than a restatement due to changes in accounting policy; (ii) there is a material negative revision of a financial or operating measure on the basis of which incentive compensation was awarded or paid to the employee; or (iii) he or she engages in any fraud, theft, misappropriation, embezzlement or dishonesty to the material detriment of the Company’s financial results as filed with the SEC. If triggered, then to the fullest extent permitted by law, the Company may require the employee to reimburse the Company for all or a portion of any incentive compensation received in cash within the last 12 months, and remit to the Company any profits realized from the sale of the Company’s common stock within the last 12 months.

As described in the Company’s standard incentive plan award documentation, the Compensation Committee may also seek to recoup any economic gain from any employee who engages in conduct that is not in good faith, and which disrupts, damages, impairs or interferes with the business, reputation or employees of the Company.

Excise Tax Gross-Up Policy

At its May 2012 meeting, responding to stockholder feedback, the Compensation Committee determined that our policy prohibiting new excise tax gross-up provisions, originally adopted in 2009, should be extended to apply to agreements other than employment agreements with our executive officers. As amended, the Company may not enter into any new agreement with an executive officer, or a material amendment of an existing executive officer agreement, which provides for payment or reimbursement by the Company of excise taxes that are payable by such executive officer under Code Section 4999 as a result of a change in control of the Company. The Compensation Committee also clarified that this policy would not adversely affect any Company plan, policy or arrangement applicable to management employees generally that provides for the payment or reimbursement of taxes.

Supplemental Death Benefits

In January 2010, the Board froze the Company’s Executive Survivor Benefits Plan to the then-current roster of participants, which includes all of our current executive officers, and approved a new executive death benefits policy to the effect that the Company will not enter into a new plan, program or agreement (a “Benefit Agreement”) with any executive officer, as defined by the federal securities laws, or a material amendment of an existing Benefit Agreement with any executive officer, which provides for a death benefit that is not generally provided to all employees, including salary continuation upon the death of an executive officer, unless such Benefit Agreement or material amendment thereto is approved by the Company’s stockholders pursuant to an advisory vote. This plan will continue to provide for its remaining participants a supplemental death benefit in addition to the voluntary and company-provided life insurance plan afforded to all employees. A detailed description of this plan is available below under the subheading, “Potential Payments upon Termination or Change in Control.”

Compensation Committee Report on Executive Compensation

We have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in McKesson Corporation’s Annual Report on Form 10-K for the fiscal year ended March 31, 2012.

Compensation Committee of the Board of Directors

Alton F. Irby III, Chair
M. Christine Jacobs
David M. Lawrence, M.D.
Edward A. Mueller

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Alton F. Irby III, M. Christine Jacobs, David M. Lawrence and Edward A. Mueller. No member of the Compensation Committee is, or was during FY 2012, an officer or employee of the Company or any of its subsidiaries or a former officer of the Company or any of its subsidiaries. In addition, during FY 2012, none of our executive officers served as a member of the board of directors or the compensation committee of any other entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

2012 Summary Compensation Table

The following table sets forth information regarding compensation and benefits earned by: (i) our Chairman of the Board, President and Chief Executive Officer; (ii) our Executive Vice President and Chief Financial Officer; and (iii) the three other most highly compensated executive officers as of March 31, 2012 (collectively, our “NEOs”):

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)(4)	All Other Compensation ($)(5)	Total ($)
John H. Hammergren	2012	1,680,000	8,601,530	6,133,206	12,827,520	10,075,558	362,508	39,680,322
Chairman, President and	2011	1,664,615	12,185,796	7,370,750	9,860,400	14,072,640	511,951	45,666,152
Chief Executive Officer	2010	1,580,000	11,049,424	7,647,826	12,828,150	20,671,741	566,388	54,343,529
Jeffrey C. Campbell	2012	861,039	3,173,380	2,261,747	3,453,179	1,506,558	127,322	11,383,225
Executive Vice President	2011	838,615	4,509,704	2,731,945	2,613,750	1,265,881	126,411	12,086,306
and Chief Financial Officer	2010	798,000	4,293,818	2,678,617	3,362,000	2,333,001	158,355	13,623,791
Paul C. Julian	2012	1,062,692	4,760,070	3,402,809	6,322,734	3,048,268	219,073	18,815,646
Executive Vice President	2011	1,035,923	6,716,581	4,107,085	4,774,750	2,926,436	289,151	19,849,926
and Group President	2010	986,000	6,125,846	4,243,229	6,289,000	4,928,393	321,473	22,893,941
Marc E. Owen	2012	679,500	1,586,690	1,161,438	2,222,045	1,538,248	86,985	7,274,906
Executive Vice President,	2011	662,154	2,302,828	1,393,475	1,758,000	1,375,490	86,722	7,578,669
Corporate Strategy and Business Development	2010	630,000	2,061,032	1,451,960	2,205,000	2,252,003	110,656	8,710,651
Laureen E. Seeger	2012	682,769	2,004,240	1,405,951	2,192,779	1,300,328	80,766	7,666,833
Executive Vice President,	2011	651,385	2,878,535	1,668,503	1,591,000	1,212,772	79,096	8,081,291
General Counsel and Chief Compliance Officer	2010	615,000	2,576,291	1,752,366	2,028,000	1,710,201	41,355	8,723,213

(1)

Represents the aggregate grant date fair value of stock-based awards, including the value of any dividend equivalents, calculated in accordance with ASC Topic 718 granted during the years presented disregarding any estimates of forfeitures related to service-based vesting conditions. Such values do not reflect whether the recipient has actually realized a financial benefit from the award. For information on the assumptions used to calculate the value of the awards, refer to Financial Note 3 of the Company’s consolidated financial statements in its Annual Report on Form 10-K for the fiscal year ended March 31, 2012, as filed with the SEC on May 2, 2012.

For awards that are not subject to performance conditions, such as stock options, the maximum award level would not result in an award greater than what is disclosed in the table above. For awards that are subject to performance conditions, such as the PeRSUs, in the table above we report the value at grant date based upon the probable outcome of such conditions consistent with our estimate of aggregate compensation cost to be recognized over the service period determined under ASC Topic 718, excluding the effect of estimated forfeitures. The following represents the aggregate value based on the maximum number of shares that may be earned for the PeRSU awards computed in accordance with ASC Topic 718 for each of the fiscal years presented above: Mr. Hammergren, $18,923,366, $19,376,708 and $17,569,755; Mr. Campbell, $6,981,436, $7,170,908 and $6,827,625; Mr. Julian, $10,472,154, $10,680,075 and $9,740,745; Mr. Owen, $3,490,718, $3,661,740 and $3,277,260; and Ms. Seeger, $4,409,328, $4,577,175 and $4,096,575, respectively.

(2)	Amounts shown consist of payouts under two compensation programs, the Company’s MIP and the LTIP, as follows:

•	MIP for FY 2012: Mr. Hammergren, $4,727,520; Mr. Campbell, $1,428,179; Mr. Julian, $2,197,734; Mr. Owen, $1,022,045; and Ms. Seeger, $992,779.
•	LTIP for FY 2010 — FY 2012: Mr. Hammergren, $8,100,000; Mr. Campbell, $2,025,000; Mr. Julian, $4,125,000; Mr. Owen, $1,200,000; and Ms. Seeger, $1,200,000.

(3)

Amounts shown represent the increase in annual actuarial present value of pension benefits, above-market interest earned from amounts deferred into the Company’s nonqualified deferred compensation plans, and above-market interest credited on undistributed dividend equivalents, as shown below. As defined by the SEC, above-market interest is any amount over 120% of the long-term applicable federal rate as published by the U.S. Internal Revenue Service.

•	Pension: Mr. Hammergren, $9,262,018; Mr. Campbell, $1,462,182; Mr. Julian, $2,742,508; Mr. Owen, $1,273,755; and Ms. Seeger, $1,245,905.
•	Nonqualified deferred compensation: Mr. Hammergren, $774,611; Mr. Campbell, $31,929; Mr. Julian, $285,672; Mr. Owen, $257,681; and Ms. Seeger, $47,472.
•	Dividend equivalents: Mr. Hammergren, $38,929; Mr. Campbell, $12,447; Mr. Julian, $20,088; Mr. Owen, $6,812; and Ms. Seeger, $6,951.

(4)	The assumptions used in calculating the increase in pension benefits are set forth in the 2012 Pension Benefits Table below, under the subsection entitled “Actuarial Assumptions.”

(5)	The amounts displayed under the column entitled “All Other Compensation” include the following:

Defined Contribution Benefits and Nonqualified Plan Earnings

For FY 2012, the Company made a matching contribution of $9,800 to each NEO’s PSIP (401(k)) retirement account.

As described below in the subsection entitled “Narrative Disclosure to the 2012 Nonqualified Deferred Compensation Table,” the SPSIP II provides for a matching contribution. For FY 2012, the amount contributed by the Company to each NEO’s SPSIP II account was as follows: Mr. Hammergren, $243,360; Mr. Campbell, $77,081; Mr. Julian, $117,548; Mr. Owen, $56,820; and Ms. Seeger, $50,271.

Perquisites and Other Personal Benefits

The value of financial counseling services, which include tax preparation services, received by our NEOs for FY 2012 was as follows: Mr. Hammergren, $17,545; Mr. Campbell, $16,553; Mr. Julian, $17,545; Mr. Owen, $17,545; and Ms. Seeger, $17,545.

The Company did not provide any NEO with a housing allowance for FY 2012, other than $21,809 to Mr. Campbell pursuant to his employment offer letter.

The value provided to NEOs during FY 2012 as a consequence of the Company’s Executive Officer Security Policy was as follows: Mr. Hammergren, $83,531; Mr. Campbell, $0; Mr. Julian, $66,625; Mr. Owen, $0; and Ms. Seeger, $0. These amounts represent reimbursement of reasonable expenses related to installation and maintenance of home security, the incremental cost of the personal use of the Company-provided aircraft, and the incremental cost of the personal use of the Company-provided car and driver. Each of these items is provided at the Board’s direction and in accordance with the Company’s Executive Officer Security Policy. The Company does not reimburse NEOs for taxes due on the personal income imputed with regard to items or services provided under the Executive Officer Security Policy.

•

Home Security: In accordance with the Company’s Executive Officer Security Policy, during FY 2012 Mr. Hammergren was reimbursed $9,632 for the installation of home security devices and/or for security monitoring services.

•

Company Aircraft: For FY 2012, the aggregate incremental cost of the personal use of a Company-provided aircraft for Messrs. Hammergren and Julian was $64,538 and $59,895, respectively. To calculate the aggregate incremental cost to the Company of personal travel on the Company’s aircraft, the Company determined the total variable annual operating cost for each aircraft, which generally includes fuel, trip-related maintenance, including labor and parts, if necessary, landing and parking fees, crew expenses, supplies and catering. The total variable operating cost was then averaged for all flight hours flown and multiplied by the total number of personal flight hours for each NEO. Fixed annual costs that do not change based on usage, such as pilot salaries, home hanger expenses, general taxes, routine maintenance and insurance, are excluded from the incremental cost calculation. If an aircraft flies empty before picking up or after dropping off a passenger flying for personal reasons, this “deadhead” segment is included in the incremental cost of the personal use. In accordance with the Company’s Executive Officer Security Policy, when practicable, Messrs. Hammergren and Julian were directed to use the Company’s aircraft for security, productivity and privacy reasons.

•

Car and Driver: For FY 2012, the aggregate incremental cost of the personal use of a Company-provided car and driver for Messrs. Hammergren and Julian was $9,361 and $6,730, respectively. The aggregate incremental cost of the personal use of a Company-provided car and driver was determined by multiplying: (i) the amount paid for the driver’s services and various vehicle operating costs by (ii) a fraction, the denominator of which is the total hours of available car service, and the numerator of which is the number of hours of personal travel by each of these NEOs.

The value of items or services provided in connection with the annual Board retreat and two annual employee award programs attended by executive officers and their spouses was as follows: Mr. Hammergren, $8,272; Mr. Campbell, $2,079; Mr. Julian, $7,555; Mr. Owen, $2,820; and Ms. Seeger, $3,150.

2012 Grants of Plan-Based Awards Table

The following table sets forth certain information with respect to stock and option awards and other plan-based awards granted during the fiscal year ended March 31, 2012 to our NEOs:

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards (($)/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name		Threshold ($)(3)	Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
John H. Hammergren	5/24/2011								301,000	83.51	6,133,206
LTIP		-0-	2,700,000	5,400,000
PeRSU						-0-	103,000	226,600			8,601,530
MIP		1,260,000	2,520,000	6,000,000	(6)
Jeffrey C. Campbell	5/24/2011								111,000	83.51	2,261,747
LTIP		-0-	675,000	1,350,000
PeRSU						-0-	38,000	83,600			3,173,380
MIP		409,925	819,850	2,459,550
Paul C. Julian	5/24/2011								167,000	83.51	3,402,809
LTIP		-0-	1,375,000	2,750,000
PeRSU						-0-	57,000	125,400			4,760,070
MIP		585,750	1,171,500	3,514,500
Marc E. Owen	5/24/2011								57,000	83.51	1,161,438
LTIP		-0-	400,000	800,000
PeRSU						-0-	19,000	41,800			1,586,690
MIP		272,400	544,800	1,634,400
Laureen E. Seeger	5/24/2011								69,000	83.51	1,405,951
LTIP		-0-	400,000	800,000
PeRSU						-0-	24,000	52,800			2,004,240
MIP		274,400	548,800	1,646,400

(1)

The amounts shown in these columns represent the range of possible cash payouts for each NEO under: (i) the Company’s LTIP for the FY 2012 — FY 2014 performance period; and (ii) the Company’s MIP for the FY 2012 performance period. Amounts actually earned under the Company’s FY 2012 MIP are included above in the 2012 Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.” Information regarding the operation of the LTIP and MIP can be found in the Compensation Discussion and Analysis under “Executive Officer Compensation Elements.”

(2)

The amounts shown in these columns represent the range of possible PeRSU awards for the FY 2012 performance period, as determined by the Compensation Committee at its May 2011 meeting. As the result of Company accomplishment of pre-determined performance goals, the actual amount of RSUs awarded to each NEO, which was determined at the Compensation Committee’s May 2012 meeting, was as follows: Mr. Hammergren, 157,590 units; Mr. Campbell, 58,140 units; Mr. Julian, 87,210 units; Mr. Owen, 29,070 units; and Ms. Seeger, 36,720 units. PeRSUs, including their vesting schedule, are described in the Compensation Discussion and Analysis under “Long-term Compensation — Performance Restricted Stock Units.”

(3)	The threshold amounts shown for the MIP represent 50% of the target cash payout for the FY 2012 performance period, which under the Company’s MIP plan, equates to the minimum threshold award payment.

(4)

Stock options vest at the rate of 25% per year over a four-year period, beginning on the first grant date anniversary, subject to the NEO’s continued employment. The Company’s stock options have a term of seven years from the date of grant.

(5)	Amounts reflect the aggregate grant date fair value of RSU awards computed in accordance with ASC Topic 718 and do not reflect whether the NEO has actually realized a financial benefit from the award.

(6)	In accordance with the plan terms, the maximum MIP payout is $6,000,000.

2012 Outstanding Equity Awards Table

The following table sets forth information concerning stock options and stock awards held by the NEOs as of March 31, 2012:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
John H. Hammergren	300,000	—	62.21	5/22/2014	915,285	80,334,564
	300,000	100,000	57.89	5/20/2015
	305,500	305,500	40.46	5/26/2016
	100,500	301,500	67.81	5/25/2017
	—	301,000	83.51	5/24/2018

Jeffrey C. Campbell	63,000	—	47.97	5/23/2013	306,166	26,872,190
	75,000	—	62.21	5/22/2014
	119,250	39,750	57.89	5/20/2015
	107,000	107,000	40.46	5/26/2016
	37,250	111,750	67.81	5/25/2017
	—	111,000	83.51	5/24/2018

Paul C. Julian	145,000	—	62.21	5/22/2014	486,495	42,699,666
	189,000	63,000	57.89	5/20/2015
	169,500	169,500	40.46	5/26/2016
	56,000	168,000	67.81	5/25/2017
	—	167,000	83.51	5/24/2018

Marc E. Owen	42,000	—	47.97	5/23/2013	164,730	14,458,352
	44,000	—	62.21	5/22/2014
	64,500	21,500	57.89	5/20/2015
	58,000	58,000	40.46	5/26/2016
	19,000	57,000	67.81	5/25/2017
	—	57,000	83.51	5/24/2018

Laureen E. Seeger	—	22,250	57.89	5/20/2015	175,423	15,396,877
	—	70,000	40.46	5/26/2016
	22,750	68,250	67.81	5/25/2017
	—	69,000	83.51	5/24/2018

(1)	Except as otherwise noted, options vest at the rate of 25% per year over a four-year period, beginning on the first grant date anniversary, subject to the NEO’s continued employment.

(2)	The stock awards vest as follows:

•	May 20, 2012 — Mr. Hammergren, 277,425 shares; Mr. Campbell, 78,638 shares; Mr. Julian, 133,575 shares; Mr. Owen, 45,210 shares; and Ms. Seeger, 40,963 shares;
•	May 26, 2013 — Mr. Hammergren, 416,880 shares; Mr. Campbell, 151,200 shares; Mr. Julian, 231,120 shares; Mr. Owen, 77,760 shares; and Ms. Seeger, 87,480 shares; and
•	May 24, 2014 — Mr. Hammergren, 220,980 shares; Mr. Campbell, 76,328 shares; Mr. Julian, 121,800 shares; Mr. Owen, 41,760 shares; and Ms. Seeger, 46,980 shares.

(3)	Based on the $87.77 closing price of the Company’s common stock on March 30, 2012, the last business day of our fiscal year, as reported by the NYSE.

2012 Option Exercises and Stock Vested Table

The following table provides information concerning option and stock awards exercised and vested, respectively, for NEOs during the fiscal year ended March 31, 2012:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
John H. Hammergren	-0-	-0-	96,525	8,211,382
Jeffrey C. Campbell	-0-	-0-	18,018	1,532,791
Paul C. Julian	486,000	18,644,030	38,610	3,284,553
Marc E. Owen	-0-	-0-	14,918	1,269,074
Laureen E. Seeger	112,750	3,333,287	10,530	895,787

(1)	Represents the amounts realized based on the difference between the market price of the Company’s common stock on the date of exercise and the exercise price.

(2)

Represents the aggregate fair market value of the Company’s common stock realized upon the vesting of RSUs. The Company’s RSUs accrue dividend equivalents, the value of which is factored into the grant date fair value. The amount accrued as dividend equivalents on the RSUs and interest thereon distributed to each NEO upon vesting were as follows: Mr. Hammergren, $181,594; Mr. Campbell, $33,898; Mr. Julian, $72,638; Mr. Owen, $28,065; and Ms.  Seeger, $19,810.

2012 Pension Benefits Table

The following table sets forth the actuarial present value of the benefits accumulated by each NEO under the Company’s Executive Benefit Retirement Plan (“EBRP”), calculated as of March 31, 2012, the plan measurement date used for financial statement reporting purposes, and using the same assumptions as are used in the Company’s audited financial statements, except that retirement age is assumed to be the normal retirement age as defined in the EBRP for voluntary retirement or as provided in the executive officer’s employment agreement. Effective June 1, 2007, the EBRP was frozen with participation restricted to the then-current roster of executive officers, including each of our NEOs.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
John H. Hammergren	EBRP	16	92,642,264	—
Jeffrey C. Campbell	EBRP	8	7,502,745	—
Paul C. Julian	EBRP	15	17,215,032	—
Marc E. Owen	EBRP	10	6,571,767	—
Laureen E. Seeger	EBRP	12	5,513,015	—

(1)

The present value of these benefits is shown based on the assumptions used in determining our annual pension expense, as shown in the table below in the subsection entitled “Actuarial Assumptions.” Certain assumptions, however, are required to be different, such as future salary increases. The above amounts do not reflect any future salary growth because the amounts above are required to be calculated based on compensation and service as of March 31, 2012.

Actuarial Assumptions

The amounts shown in the 2012 Summary Compensation Table and the 2012 Pension Benefits Table above are actuarial present values of the benefits accumulated through the date shown. An actuarial present value is calculated by estimating expected future payments starting at an assumed retirement age, weighting the estimated payments by the estimated probability of surviving to each post-retirement age, and discounting the weighted payments at an assumed discount rate to reflect the time value of money. The actuarial present value represents an estimate of the amount that if invested today at the discount rate, would be sufficient on an average basis to provide estimated future payments based on the current accumulated benefit. The assumed retirement age for each executive is the earliest age at which the executive could retire without any benefit reduction due to age. Actual benefit present values will vary from these estimates depending on many factors, including an executive’s actual retirement age. The pension benefit values are based on the following actuarial assumptions:

	March 31, 2012	March 31, 2011
Discount rate	3.03%	3.82%
Lump-sum interest rate	4.00%	4.00%
Retirement ages
EBRP	62	62
Employment Agreement — Mr. Hammergren	55 and one month	55 and one month
Withdrawal, disability or mortality before retirement	None	None
Post-retirement mortality rate	1994 Group Annuity Reserving Table	1994 Group Annuity Reserving Table
Future salary increases	None	None
MIP cash bonus payout	100% of target amount	100% of target amount
Form of payment — EBRP and Employment Agreement for Mr. Hammergren	Lump-sum	Lump-sum

For additional information on the Company’s pension obligations, refer to Financial Note 14 of the Company’s consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended March 31, 2012, as filed with the SEC on May 2, 2012.

Narrative Disclosure to the 2012 Pension Benefits Table

For Retirement at Age 62 or Older, or Involuntary Separation from Service After Attaining Age 55 with at least 15 Years of Service:

A participant becomes vested under the EBRP after completing five years of service as an executive officer. The following is a brief summary of the benefits that would be provided to a participant in the Company’s EBRP, assuming retirement at age 62 or older, or involuntary separation from service after attaining age 55 with at least 15 or more years of credited service.

A vested participant who meets one of the following criteria is eligible to receive “Approved Retirement” benefits under the EBRP:

•	separates from service on or after reaching age 62;

•	is involuntarily separated from service after attaining age 55 with at least 15 years of credited service;

•	separates from service at any time with approval of the Compensation Committee; or

•	as provided in the participant’s employment agreement.

Approved Retirement benefits are calculated by applying the following benefit formula: (i) a service-based percentage of his or her “average final compensation,” as it is defined below, minus (ii) the annuity payment due under the Company’s “Retirement Plan” and the hypothetical annuity payment that is the actuarial equivalent of the amount earned under the “Retirement Share Plan,” each as described below (together, the “Basic Retirement Benefits”). None of the NEOs participates in the Retirement Plan, a defined benefit tax-qualified pension plan, which was effective January 1, 1972 and frozen as of December 31, 1996. The Retirement Share Plan, introduced in January 1997 and discontinued after March 31, 2004, was an element offered under the PSIP, which is the Company’s 401(k) plan. As of March 31, 2012, only Messrs. Hammergren and Julian maintained a balance under the Retirement Share Plan such that it would serve as an offset to the calculation of their EBRP benefits.

Calculation of the Average Final Compensation

Approved Retirement benefits under the EBRP are based on the participant’s “average final compensation.” That term is defined as the average annual compensation during the Participant’s most highly-paid five consecutive years of full-time employment in the participant’s final fifteen years of service. Average annual compensation includes annual base salary and payments under the

MIP, without taking into consideration a participant’s voluntarily deferred compensation under a Company-sponsored deferred compensation plan. For Mr. Hammergren, pursuant to his employment agreement, 150% of MIP payments are included in the calculation of average final compensation. Payments under the LTIP and the value received from equity compensation are among the forms of compensation not recognized in any participant’s benefit formula.

Percentage of Average Final Compensation

The gross EBRP benefit, which is expressed as a percentage of the participant’s average final compensation, is equal to an initial base percentage benefit of 20%, which is increased by 1.77% for each completed year of service (0.148% for each completed month of service, if the executive completes less than a full year of service in the year in which he or she separates from service). The maximum percentage benefit generally is 60% of average final compensation; however, the Compensation Committee has the authority to approve, or a participant’s written employment agreement may provide for, a benefit formula with a percentage higher than 60% of average final compensation for an individual participant.

Mr. Hammergren’s employment agreement provides that he is entitled to a benefit equal to at least 60% of his average final compensation, and that percentage is increased by 1.5% for each completed year of service after April 1, 2004 to a maximum benefit of 75% of his average final compensation.

Service Credit

For purposes other than vesting, the EBRP measures service from the commencement date of an executive’s employment, that is, service prior to being named a participant counts in the final calculation, until the date that the participant separates from service. Separation from service generally has the same meaning as provided in Code Section 409A, which is further described below under “Executive Employment Agreements.” The EBRP provides that service credit will be given for certain rehire situations, leaves of absence and periods in which a participant is receiving severance pay. Moreover, when determining the service credit to be applied, the Company may consider the duration of the participant’s break-in-service, as applicable.

Basic Retirement Benefits

For purposes of calculating a participant’s Basic Retirement Benefit under the EBRP, the offset for the hypothetical annuity benefit payable under the Retirement Share Plan is calculated by first determining the value of each share credited to the participant’s account as of the date it was credited, and then applying an annual rate of 12% to that value from the date the share was credited to the account to the date the participant’s EBRP benefit is scheduled to begin. The aggregate value of all of the shares credited to the participant’s Retirement Share Plan is then converted to a straight life annuity. The resulting annuity is converted to a lump-sum amount using the interest rate prescribed by the Pension Benefit Guaranty Corporation for purposes of determining the present value of a lump-sum distribution for the month in which the participant retires, and a table based upon the 1994 Group Annuity Reserving Table (1994 GAR) (the “Present Value Calculation”).

Distribution of Benefits

The amount of a participant’s EBRP benefit is based on a straight life annuity paid out on a monthly basis over the participant’s lifetime, which is then converted to a lump-sum actuarial equivalent using the above-described Present Value Calculation. Lump-sum payments are made in the seventh month following the month in which a participant separates from service.

For Voluntary Separation from Service Prior to Age 62 but After Attaining Age 55 with a Minimum of 15 Years of Service:

The following is a brief summary of the benefits that would be provided to a participant in the Company’s EBRP, assuming that the participant is not eligible for Approved Retirement, but separates from service voluntarily after attaining 55 years of age with 15 or more years of credited service. A participant who is terminated for Cause is not entitled to receive a benefit under the EBRP.

The EBRP provides that a participant will be eligible to receive an “Early Retirement” benefit prior to reaching age 62 if the participant voluntarily separates from service:

•	after age 55 and completion of at least 15 years of service;

•	at any other time with approval of the Compensation Committee; or

•	as provided in the participant’s employment agreement.

A participant who is eligible for Early Retirement will receive the same EBRP benefits he or she would have received upon retirement after attaining age 62 (as described above), with the following adjustments:

•	the percentage of average final compensation used in the benefit formula is reduced by 0.3% for each month that the actual separation precedes the date the participant will reach age 62; and

•	the participant’s Basic Retirement Benefits will be calculated as of the participant’s age at the time he or she separates from service.

Mr. Hammergren will be provided with an Approved Retirement EBRP benefit in accordance with the provisions of, and calculated under, the EBRP and his employment agreement should his employment terminate for any reason other than for Cause. At March 31, 2012, of the other NEOs, Mr. Julian met the age and service levels to qualify for Approved Retirement upon involuntary termination or Early Retirement upon voluntary termination. Recognition of additional service and age under the CIC Policy described below would not make any of our other three NEOs eligible for Approved Retirement.

Other Separations from Service Prior to Age 62:

Participants with five years of service (“Vested Participants”) who separate from service for reasons other than for Cause, but who separate prior to being eligible for Approved Retirement or Early Retirement benefits, are also entitled to a lump-sum benefit, but the benefit is calculated differently. The EBRP provides that a Vested Participant who separates from service will receive the same EBRP benefits he or she would have received upon termination due to an Approved Retirement prior to attaining age 62. However, the percentage of average final compensation used in the benefit formula is multiplied by a pro-rata percentage, as described below, and calculated as the present value of a benefit payable at age 65.

The pro-rata percentage is the higher of the following two percentages (but not greater than 100%):

•

the percentage determined by dividing the number of the participant’s whole months of service with the Company by the number of whole months from the date that the participant was first hired by the Company to the date that the participant will reach age 65 and multiplying by 100; or

•	the percentage determined by multiplying 4.44% by the number of the participant’s whole and partial years of completed service with the Company.

The present value of the benefit is calculated on the basis of the 30-year U.S. Treasury yield (GATT) used to determine the present value of a lump-sum distribution under a tax-qualified defined benefit retirement plan for the month in which the participant separates from service, and a table based upon the 1994 Group Annuity Reserving Table (1994 GAR) as prescribed by the U.S. Internal Revenue Service.

2012 Nonqualified Deferred Compensation Table

The Company sponsors two nonqualified deferred compensation plans. One plan, the Supplemental Profit-Sharing Investment Plan II (the “SPSIP II”), is specifically for employees impacted by Code Section 401(a)(17), which limits participation of highly paid employees in tax qualified 401(k) plans. The second plan is the Deferred Compensation Administration Plan III (the “DCAP III”), which is a voluntary nonqualified deferred compensation plan. Compensation eligible to be deferred into the SPSIP II includes base annual salary and cash payments under the Management Incentive Plan (the “MIP”), and for the DCAP III, includes those same items and cash payments under the Long-Term Incentive Plan (the “LTIP”).

Until December 31, 2008, amounts deferred into the SPSIP II were credited with interest at the same rate as the Standish Mellon Stable Value Fund, which is an investment option generally available to all Company employees under our 401(k) plan, or the PSIP. Effective January 1, 2009, accounts in the SPSIP II were changed to mirror the DCAP III, with accounts credited with earnings at a rate set by the Compensation Committee. Currently, the interest rate for deferrals under the DCAP III and SPSIP II are (i) 8.0% per annum for amounts deferred prior to January 1, 2010, and (ii) 120% of the long-term applicable federal rate, as published each year in December by the U.S. Internal Revenue Service, for amounts deferred on or after January 1, 2010.

We consider amounts credited with regard to dividend equivalents, and the interest credited thereon, to be a third type of nonqualified deferred compensation. All recipients of RSUs, including our NEOs, are entitled to dividend equivalents at the same dividend rate applicable to the Company’s common stockholders, which is currently $0.20 per share each quarter. These dividend equivalents are credited quarterly to an interest-bearing account and, upon vesting of the RSUs, are distributed in cash. Interest accrues on employees’ credited dividend equivalents at the rate set by the Compensation Committee under the terms of our 2005 Stock Plan, which currently is 8.0% per annum.

The following table shows the contributions, earnings and account balances for the NEOs participating in a Company sponsored nonqualified deferred compensation program:

Name	Executive Contributions in Last Fiscal Year ($)(1)(2)	Registrant Contributions in Last Fiscal Year ($)(3)	Aggregate Earnings in Last Fiscal Year ($)(4)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
John H. Hammergren
SPSIP Plans	304,200	243,360	339,118	-0-	6,801,684
DCAP Plans	-0-	-0-	1,321,590	-0-	17,910,377
Dividend Equivalents	-0-	691,520	77,515	181,594(5)	1,286,204

Jeffrey C. Campbell
SPSIP Plans	96,352	77,082	77,549	-0-	1,268,077
DCAP Plans	-0-	-0-	-0-	-0-	-0-
Dividend Equivalents	-0-	228,314	24,742	33,898(5)	420,150

Paul C. Julian
SPSIP Plans	146,935	117,548	147,740	-0-	2,790,880
DCAP Plans	-0-	-0-	458,169	-0-	6,120,079
Dividend Equivalents	-0-	364,492	39,960	72,638(5)	672,170

Marc E. Owen
SPSIP Plans	71,025	56,820	32,936	-0-	614,529
DCAP Plans	-0-	-0-	734,706	244,829	9,621,077
Dividend Equivalents	-0-	123,658	13,556	28,065(5)	227,175

Laureen E. Seeger
SPSIP Plans	62,838	50,271	9,996	-0-	312,558
DCAP Plans	-0-	-0-	93,803	-0-	1,252,992
Dividend Equivalents	-0-	130,269	13,815	19,810(5)	235,775

(1)	Reflects the amounts deferred for each individual, which is reported as compensation to such NEO in the 2012 Summary Compensation Table above.

(2)	Represents amounts deferred by the NEOs into their SPSIP II and DCAP III accounts.

(3)	Represents Company contributions to the NEOs’ SPSIP II and DCAP III accounts, and amounts credited on undistributed dividend equivalents.

(4)

The SPSIP II is a successor plan to the Company’s Supplemental Profit-Sharing Investment Plan (“SPSIP,” and together with SPSIP II, the “SPSIP Plans”), which was frozen as of December 31, 2004. The DCAP III is a successor plan to the Company’s Deferred Compensation Administration Plan II (“DCAP II,” and together with DCAP III, the “DCAP Plans”), which was frozen as of December 31, 2004. Amounts shown include earnings on compensation previously deferred by NEOs into the SPSIP Plans and DCAP Plans.

(5)	Represents amounts distributed in respect of dividend equivalents and interest thereon, upon vesting of the underlying RSUs.

Narrative Disclosure to the 2012 Nonqualified Deferred Compensation Table

Supplemental Profit-Sharing Investment Plan II

The SPSIP II was adopted by the Board effective on January 1, 2005, and is the successor plan to the Supplemental Profit-Sharing Investment Plan, which was frozen effective December 31, 2004. The SPSIP II includes deferral and distribution provisions intended to comply with Code Section 409A.

U.S. employees, including our NEOs, may elect to participate in the SPSIP II. A participant may elect to defer from 1.0% to 5.0%, in whole percentages, of covered compensation in excess of the Code Section 401(a)(17) limit (currently, set at $250,000). An election to participate in SPSIP II remains in effect until the participant informs the plan administrator that he or she wishes participation to cease, which election will become effective at the beginning of the next calendar year. Certain of our NEOs have elected to participate in the plan at the 5.0% level. At an employee participation level of 5.0%, the Company contributes an additional 4.0% of the participant’s pay as a matching contribution, consistent with the terms of the PSIP (the “Company Match”). Participants are always 100% vested in both the Company Match and their own contributions to the SPSIP II.

Participants in the Company’s SPSIP Plans also elect whether distributions of their deferred amounts are to be made in a lump sum at separation from service or over up to 10 years following separation from service. A different distribution election can be made for a separation from service due to death. Distributions under both SPSIP and SPSIP II are subject to ordinary income taxes.

Accounts in the legacy SPSIP are credited with earnings at a rate equal to the amount earned during the same period by the Standish Mellon Stable Value Fund investment option in the Company’s PSIP. Because earnings on SPSIP II accounts are based on a publicly available mutual fund, credited earnings are not considered above-market earnings by the U.S. Internal Revenue Service, and thus were not subject to federal Social Security and Medicare taxes in the year credited. Accounts in the SPSIP II are credited with interest at the same rate as determined by the Compensation Committee for deferrals under the DCAP III, which is currently (i) 8.0% per annum for amounts deferred prior to January 1, 2010, and (ii) 120% of the long-term applicable federal rate, as published each year in December by the U.S. Internal Revenue Service, for amounts deferred on or after January 1, 2010. Since the crediting rate is discretionary, a portion of the earnings accumulated each year on the SPSIP II may be subject to federal Social Security and Medicare taxes in the year credited.

Unlike tax qualified retirement accounts, assets for the payment of benefits under the SPSIP Plans are not held in trust. Rather, distributions under these plans are paid from the Company’s general corporate funds, and each participant and his or her beneficiaries are unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligation.

Deferred Compensation Administration Plan III

The DCAP III was adopted by the Board effective on January 1, 2005, and is the successor plan to the Deferred Compensation Administration Plan II, which was frozen effective December 31, 2004. The DCAP III includes deferral and distribution provisions intended to comply with Code Section 409A.

Participation in the DCAP III is open to all employees eligible for participation in the MIP with a bonus target of at least 15%, and other highly compensated employees. For calendar year 2011, approximately 4,500 employees were eligible to participate in DCAP III, including all of our NEOs.

Participants may elect to defer into the DCAP III up to 75% of their annual base salary, up to 90% of their annual MIP payment, and for those who also participate in the cash LTIP, up to 90% of any LTIP payment. Unlike the SPSIP II, an employee’s election to participate in DCAP III is in effect for only one calendar year. Amounts deferred under the DCAP III are credited to an interest bearing account, for which the Compensation Committee annually sets the crediting rate, which currently is (i) 8.0% per annum for amounts deferred prior to January 1, 2010, and (ii) 120% of the long-term applicable federal rate, as published each year in December by the U.S. Internal Revenue Service, for amounts deferred on or after January 1, 2010. Since the crediting rate is discretionary, a portion of the earnings accumulated each year may be subject to federal Social Security and Medicare taxes in the year credited.

Employees who elect to participate in the DCAP III must also make a distribution election at the time they elect to defer compensation. A participant may elect to defer the compensation until one or more specified dates in the future, or upon a separation from service, and may elect to take distributions in a lump sum or over up to ten years. If a participant elects to defer compensation until separation from service, separate elections as to timing and form of distribution can be made for separations from service due to retirement, disability or death. However, if the separation from service is not due to retirement, disability or death, the entire account balance is distributed as a lump-sum at a time such payment would comply with Code Section 409A. Distributions under both DCAP Plans are subject to ordinary income taxes.

Earnings that are deferred into DCAP III are not considered “covered compensation” for PSIP or SPSIP II purposes, as it is defined by those plans. As such, no PSIP or SPSIP II employee deductions are taken from compensation deferred into DCAP III. To keep the DCAP III participant whole with respect to the Company Match, an amount is credited to his or her DCAP III account equal to the additional Company Match that would have been credited to PSIP and/or SPSIP II had he or she not participated in DCAP III.

As with the SPSIP Plans, assets for the payment of benefits under the DCAP Plans are not held in trust. Rather, distributions are paid from the Company’s general corporate funds, and each participant and his or her beneficiaries are unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligation.

Executive Employment Agreements

The Company entered into an employment agreement with each of Messrs. Hammergren and Julian that provide for, among other things, the term of employment, compensation and benefits payable during the term of the agreement as well as for specified payments in case of termination of employment. In each case, the agreement provides that the executive will participate in all compensation and fringe benefit programs made available to all executive officers. Effective November 1, 2008, the Compensation Committee approved amendments to each of the employment agreements primarily to ensure that post-employment payments and benefits under the agreements comply with Code Section 409A.

The descriptions that follow are qualified in their entirety by the agreements themselves, which have been included as exhibits to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2008, as filed with the SEC on October 29, 2008.

Mr. John H. Hammergren

The Company first entered into a three-year employment agreement with John H. Hammergren, effective January 31, 1996, as corporate vice president and president of McKesson Health Systems (the “1996 Employment Agreement”). The terms of that agreement were based in part on certain compensation elements provided to Mr. Hammergren by his previous employer and offered to him as inducement to accept our offer of employment. The Company later entered into an Amended and Restated Employment Agreement with Mr. Hammergren, initially effective June 21, 1999, and as amended on April 1, 2004, November 1, 2006 and November 1, 2008 (the “Hammergren Agreement”), that continues to be operative in his current role as Chairman, President and Chief Executive Officer. These subsequent versions of the Hammergren Agreement consist in large measure of compensation elements and terms that existed in the 1996 Employment Agreement, or terms provided to his predecessor as Chairman, President and Chief Executive Officer. On March 27, 2012, Mr. Hammergren delivered to Alton F. Irby III, the Chairman of the Compensation Committee, a letter relinquishing his right under the Employment Agreement to be paid a “golden parachute” tax gross-up, and the right to have his change in control-related cash severance calculated as the product of 2.99 times his “base amount” (as defined in Code Section 280G), leaving in place the alternative cash severance formulation of a lump sum equal to three years’ salary continuation and MIP participation. The relinquishment of these rights represents a substantial reduction in the benefits to which Mr. Hammergren would be entitled if he incurred a qualifying termination of employment in connection with a change in control of McKesson.

The Hammergren Agreement renews automatically so that the then remaining term is always three years. The Hammergren Agreement provides for an annual base salary of at least $1,580,000 effective November 1, 2008 and such additional incentive compensation, if any, as may be determined by the Board or any duly authorized committee thereof. Any incentive compensation awarded to Mr. Hammergren under the Company’s MIP is calculated using an individual target award of not less than 150% of his base salary, as may be from time to time approved by the Board or any duly authorized committee thereof. Mr. Hammergren is entitled to receive all other benefits generally available to other members of the Company’s management, and those benefits for which key executives are or become eligible.

The agreement provides that if the Company terminates Mr. Hammergren without “Cause,” or he terminates for “Good Reason” (both as defined in the Hammergren Agreement, and described below under “Definition of Cause” and “Definition of Good Reason”), and he remains in compliance with his post-employment nondisclosure and nonsolicitation restrictions, he will be entitled to receive: (A) payment of his final monthly base salary for, and MIP awards whose performance periods end during, the remainder of the term of the Hammergren Agreement (the “Severance Period”), with the MIP individual modifier equal to the average MIP individual modifier over the prior three years; (B) lifetime medical benefits and financial counseling program, as well as lifetime office space and secretarial support; (C) continued accrual and vesting of his rights and benefits under the Executive Survivor Benefits Plan (“ESBP”) and the EBRP for the Severance Period, calculated: (i) as though he was eligible for Approved Retirement benefits, commencing on the expiration of the Hammergren Agreement; and (ii) for the EBRP benefit only, on the basis of his receiving a benefit equal to 60% of his “Average Final Compensation,” as specified in the Hammergren Agreement, increased by 1.5% for each year of completed service from April 1, 2004, through the end of the Severance Period (subject to a maximum of 75%), without any reduction for early retirement; (D) accelerated vesting of stock options and restricted stock, subject to certain forfeiture and repayment provisions; (E) continued participation in pro-rata awards under the Company’s LTIP for the remainder of the Severance Period; and (F) for purposes of DCAP III and the 1994 Stock Option and Restricted Stock Plan (or any similar plan or arrangement), his termination will be deemed to have occurred as if he qualified as a retiree. Payments that are required to be delayed for “specified employees” under Code Section 409A will be delayed following his separation from service. Any payments delayed as a result of such compliance will accrue interest at the rate applicable to interest crediting for DCAP III accounts in effect on the date of separation (the “DCAP Rate”).

If Mr. Hammergren’s employment is terminated within six months preceding, or within two years following, a “Change in Control” (as defined in his employment agreement and described below under “Definition of Change in Control”), he will receive a lump-sum payment calculated in accordance with the provision described in clause (A) of the preceding paragraph, and he will continue to receive all of the other severance benefits described in the preceding paragraph. Mr. Hammergren’s EBRP payment will be calculated as provided in clause (C) above; however, the EBRP benefit is subject to a minimum threshold of the amount that he would have received for an Approved Retirement EBRP benefit under the plan in existence on April 1, 2004 and as provided in his prior employment agreement (the “Minimum Lump-Sum Payment”). The Change in Control severance payment and payment of his benefit under the EBRP may be delayed following his separation from service to comply with Code Section 409A. Any payments delayed as a result of such compliance will accrue interest at the DCAP Rate.

If Mr. Hammergren voluntarily terminates employment for other than “Good Reason” after the close of the fiscal year in which he has attained at least age 55 and has completed 15 years of continuous service in one or more of the following positions: Executive Chairman of the Board, Chief Executive Officer and/or co-Chief Executive Officer, upon retirement he will be entitled to: (i) receive the benefits set forth in clauses (B) and (F) above; (ii) an Approved Retirement under the EBRP, commencing on the expiration of the Hammergren Agreement, calculated on the basis of his receiving a benefit equal to 60% of his Average Final Compensation and increased by 1.5% for each year of completed service from April 1, 2004, through the end of his resignation (subject to a maximum of 75%), without any reduction for early retirement and subject to the Minimum Lump-Sum Payment under the EBRP; and (iii) receive continued vesting of his equity compensation, have the full term to exercise his outstanding stock options, have continued participation in the LTIP and MIP, with the individual modifier equal to the average individual modifier over the prior three years, and receive the cash equivalent of performance restricted stock units granted under the Company’s 2005 Stock Plan (or successor plans) for the performance periods that begin prior to, but end after, his retirement. Receipt of these added benefits is conditioned on Mr. Hammergren providing advance notice of his intent to retire and the Board either electing or approving by resolution his successor as Chief Executive Officer or approving a plan of succession. Mr. Hammergren will forfeit the aforementioned benefits if he breaches his obligations to the Company after his retirement, as set forth in Section 6 of the Hammergren Agreement, which includes a confidentiality and non-solicitation obligation.

If Mr. Hammergren voluntarily terminates his employment with the Company other than for Good Reason (other than under the circumstances described above), he will be entitled to receive the benefits set forth in clauses (B) and (F) above, and the EBRP benefit described in the previous paragraph.

If Mr. Hammergren were prevented from carrying out his duties and responsibilities due to disability, he would continue to receive his then-current salary for the period of his disability or, if less, a period of twelve months. At the end of that period, Mr. Hammergren would be eligible to receive his benefits under the EBRP, calculated on the basis of his receiving an Approved Retirement, at the rate of 60% of his Average Final Compensation and increased by 1.5% for each year of completed service from April 1, 2004, through the time of his disability (subject to a maximum of 75%), without any reduction for early retirement and subject to the Minimum Lump-Sum Payment under the EBRP.

If Mr. Hammergren’s employment is terminated for Cause, the Company’s obligations under the Hammergren Agreement cease and terminate. Any rights he may have under the Company’s benefit plans will be determined solely in accordance with the express terms of those plans.

If Mr. Hammergren dies during the term of his agreement, the Company will continue to pay his salary to his surviving spouse or designee for a period of six months. The Company also will pay to his spouse or designee his benefits under the EBRP, calculated on the basis of his receiving an Approved Retirement, at the rate of 60% of his Average Final Compensation and increased by 1.5% for each year of completed service from April 1, 2004, until his death (subject to a maximum of 75%), without any reduction for early retirement and subject to the Minimum Lump-Sum Payment under the EBRP.

The Hammergren Agreement provides that, for a period of at least two years following the termination of his employment with the Company, Mr. Hammergren may not solicit or hire employees or solicit competitive business from any person or entity that was a customer of the Company within the two years prior to his termination. In addition, he is forever prohibited from using or disclosing any of the Company’s Confidential Information, as defined in the Hammergren Agreement.

Mr. Paul C. Julian

The Company entered into an Amended and Restated Employment Agreement with Paul C. Julian, effective as of November 1, 2008 (the “Julian Agreement”), superseding his previous November 1, 2006 and April 1, 2004 agreements. The Julian Agreement provides that the Company will continue to employ Mr. Julian as Executive Vice President and Group President, or in such other executive capacities as may be specified by our CEO, for an initial three-year term with automatic one-year extensions commencing on November 1, 2011, and on each November 1 thereafter. The Julian Agreement provides for an annual base salary of at least $986,000 effective November 1, 2008 and such additional incentive compensation, if any, as may be determined by the Compensation Committee. Any incentive compensation awarded to Mr. Julian under the MIP shall be calculated using an individual target award of 110% of his base salary. Mr. Julian also shall receive all other benefits generally available to other members of the Company’s management and those benefits for which key executives are or become eligible.

The agreement provides that if the Company terminates Mr. Julian without “Cause,” or he terminates for “Good Reason” (both as defined in the Julian Agreement, and described below under “Definition of Cause” and “Definition of Good Reason”), the Company shall: (A) continue his then monthly base salary, reduced by any compensation he receives from a subsequent employer, for the remainder of the term; (B) consider him for a prorated bonus under the Company’s MIP for the fiscal year in which termination occurs; (C) continue his medical benefits or provide comparable coverage until the expiration of the term; and (D) continue the accrual and vesting of his rights, benefits and existing awards for the remainder of the term of his agreement for purposes of the ESBP and the Company’s equity compensation plans; and (E) calculate his EBRP benefit as if he continued

employment until the end of the term. Any of these payments or benefits that are required to be delayed for “specified employees” under Code Section 409A will be delayed following his separation from service. Certain payments delayed as a result of such compliance will accrue interest at the DCAP Rate.

If Mr. Julian’s employment is terminated within six months preceding, or within two years following, a Change in Control (as defined in his agreement and described below under “Definition of Change in Control”), he will receive a lump-sum payment in lieu of the salary and incentive payments described in subsections (A) and (B) above, and he would continue to receive all of the other severance benefits described in the preceding paragraph. This lump-sum payment would be equal to 2.99 multiplied by his “Earnings,” as described below in the “Change in Control Policy” narrative.

If the benefits received by Mr. Julian under his agreement are subject to the excise tax provision set forth in Section 4999 of the Code, the Company will provide him with a Full Gross-Up Payment to cover any excise taxes and interest imposed on “excess parachute payments” as defined in Section 280G of the Code. The Change in Control severance payment, payment of his benefit under the EBRP and his tax gross-up payment may be delayed following his separation from service to comply with Code Section 409A. Any payments delayed as a result of such compliance will accrue interest at the DCAP Rate.

If Mr. Julian were prevented from carrying out his duties and responsibilities due to disability, he would continue to receive his then-current salary for the period of his disability or, if less, twelve months. If Mr. Julian’s employment with the Company is terminated by his death, the Company will continue to pay his salary to his surviving spouse or designee for a period of six months.

If Mr. Julian’s employment is terminated for Cause, the Company’s obligations under his agreement cease and terminate. Any rights he may have under the Company’s benefit plans will be determined solely in accordance with the express terms of those plans.

The Julian Agreement provides that, for a period of at least two years following the termination of his employment with the Company, Mr. Julian may not solicit or hire employees, or solicit competitive business from any person or entity that was a customer of the Company within the three years prior to his termination. In addition, he is forever prohibited from using or disclosing any of the Company’s Confidential Information, as defined in the Julian Agreement.

Executive Severance Policy

The Severance Policy for Executive Employees, as amended and restated on December 29, 2008 (the “Executive Severance Policy”), applies in the event an executive officer is terminated by the Company for reasons other than for “Cause,” as generally described below in “Definition of Cause,” and the termination is not covered by the Company’s CIC Policy. The benefit payable to participants under the Executive Severance Policy is the sum of 12 months’ base salary plus one month’s base salary per year of service, up to the lesser of (i) 24 months and (ii) the number of months until the participant turns age 62. Benefits under this plan are paid over time and are reduced or eliminated by any income the executive officer receives from subsequent employers during the severance payment period. A terminated executive who is receiving payments under the terms of an employment agreement he or she may have with the Company is not entitled to receive additional payments under the Executive Severance Policy. Commencement of payments under the Executive Severance Policy may be delayed following a participant’s separation from service to comply with Code Section 409A. Any payments delayed as a result of such compliance will accrue interest at the DCAP Rate until paid. Pursuant to the Executive Severance Policy, the Company will seek stockholder approval for any future arrangement with a participant in the plan that would provide for severance pay and benefits having a present value exceeding 2.99 times the sum of the executive’s base salary and target bonus.

Change in Control Policy

The Change in Control Policy for Selected Executive Employees, amended and restated on October 26, 2010 (the “CIC Policy”), provides severance payments to employees of the Company (including executive officers) selected annually for participation by the Compensation Committee in its discretion. Payments under the CIC Policy are paid only upon a qualifying separation from service that occurs within six months prior to, or 24 months following, a “Change in Control” (as defined in the policy and described below in “Definition of a Change in Control”). Under the CIC Policy, a qualifying separation from service is one that is by the Company without “Cause” (as defined in the policy) and either proximate to or instigated by the party involved in, or otherwise in connection with, the Change in Control, or one that is initiated by the participant for “Good Reason” (as defined in the policy). The CIC Policy expands eligibility for benefits to a larger employee group than is eligible under the Executive Severance Policy, but like the Executive Severance Policy, it excludes participation by an executive who has an individual agreement with the Company providing for change in control benefits. Participants in the CIC Policy are designated by the Compensation Committee to participate in one of three tiers. Tier one participants (which would include any NEO participating in the CIC Policy) are entitled to a cash benefit equal to 2.99 times the participant’s “Earnings,” defined by the policy as the sum of (i) annual base salary plus (ii) the greater of (A) the participant’s target bonus under the Company’s MIP or (B) the average of the participant’s MIP award for the latest three years for which the participant was eligible to receive an award (or such lesser period of time during which the participant was eligible to receive an award). CIC Policy participants are eligible for a Full Gross-Up Payment if benefits payable under the policy are subject to an excise tax under Code Section 4999. In addition, if a tier one participant is covered by the EBRP, the participant’s straight life annuity benefits under that plan will be calculated by adding three additional years of age and three additional years of service to the participant’s actual age and service. Tier one participants are eligible for three years of continued coverage under the Company’s medical plans (or plans providing comparable coverage) at no greater cost to the executive, and Company-paid life insurance for three years. The CIC Policy severance payments may be delayed following a participant’s separation from service to comply with Code Section 409A. Any payments delayed as a result of such compliance will accrue interest at the DCAP Rate until paid.

Definition of a “Change in Control”

For purposes of the CIC Policy and Mr. Julian’s employment agreement, a “Change in Control” is defined as the occurrence of any change in ownership of the Company, change in effective control of the Company, or change in the ownership of a substantial portion of the assets of the Company, as defined in Code Section 409A.

For purposes of Mr. Hammergren’s Agreement, a “Change in Control” of the Company is deemed to have occurred if any of the events set forth in any one of the following subparagraphs shall occur: (A) during any period of not more than twelve consecutive months, any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) excluding the Company or any of its affiliates, a trustee or any fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, an underwriter temporarily holding securities pursuant to an offering of such securities, or a corporation owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company), is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities; (B) during any period of not more than twelve consecutive months, individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (A), (C) or (D) of this paragraph) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; (C) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (x) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (y) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 50% of the combined voting power of the Company’s then outstanding securities; or (D) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, under the terms of Mr. Hammergren’s Agreement, no Change in Control is deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which, in the judgment of the Compensation Committee, the holders of the Company’s common stock immediately prior to such transaction or series of transactions continue to have the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately prior to such transaction or series of transactions.

Definition of “Good Reason”

Each of Messrs. Hammergren and Julian has Good Reason to resign if any of the following actions are taken without their express written consent: (A) any material change by the Company in the executive officer’s functions, duties or responsibilities, if that change would cause their position with the Company to become of less dignity, responsibility, or importance; (B) any reduction in the executive officer’s base salary, other than one in conjunction with an across-the-board reduction for all executive employees of the Company; (C) any material failure by the Company to comply with any of the provisions of the executive’s employment agreement; (D) relocation to an office more than 25 miles from the office at which the executive officer was based as of the effective date of the executive’s employment agreement; or (E) in the case of the Julian Agreement, in the event of a Change in Control, any change in the level of the officer within the Company to whom Mr. Julian reports as such level existed immediately prior to the Change in Control.

Under the Hammergren Agreement, the following additional actions constitute Good Reason: (i) termination of his obligation and right to report directly to the Board, but not if he ceases to serve as Chairman, unless such action is taken in conjunction with a

Change in Control; (ii) the Board removes him as Chairman at or after a Change in Control (or prior to a Change in Control if at the request of any third party participating in or causing the Change in Control), unless such removal is required by then applicable law; (iii) a change in the majority of the members of the Board as it was construed immediately prior to the Change in Control; (iv) failure by the Company to obtain the express assumption of his agreement by any successor or assign of the Company; or (v) cancellation of the automatic renewal provision in his agreement. Any incapacity he may develop due to physical or mental illness will not affect his ability to resign for Good Reason.

Definition of “Cause”

Generally, under the Company’s plans and programs, “Cause” means the executive’s willful misconduct, and in some cases the executive’s negligent misconduct, which in any case is injurious to the Company. The specific consequences of such behavior are reflected in the agreement or plan documents.

The Hammergren Agreement provides that the Company generally may terminate Mr. Hammergren’s employment if he: (i) willfully engages in misconduct that is demonstrably and materially injurious to the Company and its subsidiaries taken as a whole; (ii) engages in willful and material dishonesty involving the Company’s assets, or those of any of its affiliated companies; or (iii) materially fails to comply with any of the provisions of his agreement. Before a termination for Cause may take effect, the Company must provide Mr. Hammergren with formal written notice after giving him the opportunity to be heard before the Board, give him a fifteen-day opportunity to cure his conduct, where appropriate, and have his termination confirmed by arbitration.

The Julian Agreement provides that the Company may terminate Mr. Julian’s employment for “Cause” under a definition that is similar, but not identical, to the Hammergren Agreement, and provides Mr. Julian with the same procedural protections in the event of a termination for Cause.

Potential Payments upon Termination or Change in Control

The narrative and tables that follow describe potential payments and benefits to our NEOs or their respective beneficiaries under existing employment agreements, plans or arrangements, whether written or unwritten, for various scenarios including change in control and/or termination of employment. Unless otherwise noted, the amounts shown assume a separation date of March 31, 2012, are stated as the total present value of the obligation and, where applicable, are calculated in reference to the closing price of the Company’s common stock on March 30, 2012, the last business day of our fiscal year ($87.77 per share). In circumstances where the Company’s obligation is to provide services (i.e., provision for future office and secretarial support), the present discounted value of the obligation is displayed. However, these amounts are estimates only, as the actual obligation can be determined only at the time of the NEO’s genuine separation from the Company.

The following tabular presentation has been designed to reflect six termination events upon which an NEO or, if applicable, the NEO’s beneficiary would be entitled to a benefit: (i) death; (ii) disability; (iii) termination for Cause; (iv) voluntary termination; (v) involuntary termination without connection to a change in control; and (vi) involuntary termination following a change in control. Due to the nature of benefits delivered, for both death and disability, the narrative and tabular disclosures encompass all benefits that may be conveyed to each NEO. Starting with involuntary termination, to avoid repetition, the narrative and tabular disclosure is stated as the incremental value that may be conveyed to each NEO.

The amounts displayed below in the column entitled “Executive Pension (EBRP)” are different from those presented in the column entitled “Present Value of Accumulated Benefits” in the 2012 Pension Benefits Table above. As required, the values presented below assume the NEO separated from service on March 31, 2012; whereas, the amounts shown above under the column labeled “Present Value of Accumulated Benefits” are the amounts of payments at a future date — the retirement date — discounted to the pension benefit measurement date, March 31, 2012. The payment amounts stated above are determined using current service, actual plan compensation through FY 2012 (FY 2012 MIP cash bonus is estimated to be equal to target amount), and a lump-sum interest rate that is consistent with our presentation under the 2012 Pension Benefits Table above. The payment amounts stated in the tables below use current service, actual plan compensation through FY 2012 (FY 2012 MIP cash bonus was estimated at March 31, 2012 to be equal to 189% of the target amount), the NEO’s age on March 31, 2012 and the lump-sum conversion rate prescribed in the EBRP for a termination date of March 31, 2012.

As of March 31, 2012, under the terms of his employment agreement, Mr. Hammergren is entitled to an unreduced pension benefit under the EBRP for any termination other than for Cause. For purposes of the tables that follow, in accordance with the terms of the EBRP, Mr. Hammergren’s lump-sum pension benefit has been computed as of March 31, 2012 using a 1.25% interest rate as prescribed by the Pension Benefit Guaranty Corporation for the purpose of determining the present value of a lump-sum distribution. Due to his age and service and in accordance with the terms of the EBRP, Mr. Julian’s lump-sum pension benefit was computed using the same calculation. The prescribed interest rate of 3.11% (as of March, 2012) was used to determine the lump-sum EBRP benefit for all other NEOs as of March 31, 2012, which is the interest rate applicable to those not yet retirement eligible, but with vested benefits under the EBRP. The determination of these benefits is more fully explained in the narrative following the 2012 Pension Benefits Table above.

For Mr. Hammergren, the 2012 Pension Benefits Table above and the hypothetical voluntary termination table below display present values of approximately $92.6 million and $153.8 million, respectively. The difference in these two amounts is attributable to a combination of factors. First, valuing his pension as a future benefit payable at age 55 and one month discounted to a present value as displayed above, rather than an immediate benefit payable March 31, 2012 at age 53 and one month as displayed below, accounts for approximately $10.0 million of the difference. Second, valuing his pension as a future benefit using a 4.0% lump-sum interest rate and 3.03% discount rate as displayed above, rather than the 1.25% lump-sum interest rate used to calculate a current pension value below, accounts for approximately $45.0 million of the difference. Finally, the 2012 Pension Benefits Table above does not factor accrued interest on amounts delayed for six months as a result of compliance with Code Section 409A, which accounts for $6.2 million of the remaining difference. All of these values are estimates significantly affected by subsequent events, such as changes in actuarial assumptions, changes to the applicable Pension Benefit Guaranty Corporation and the 30-year U.S. Treasury (GATT) interest rates, and changes in compensation used to calculate the NEO’s pension benefits.

All of the Company’s executive officers, including the NEOs, participate in the Company’s Executive Survivor Benefits Plan (“ESBP”). On January 20, 2010 the Company’s ESBP was frozen to new participants. The ESBP provides a supplemental cash death benefit, on a tax neutral basis, to the executive’s named beneficiary. Under the terms of the ESBP, each NEO’s beneficiary is entitled to a cash death benefit of 300% of the executive’s annual base salary, up to a maximum of $2,000,000, should the executive die while an active employee. Participants in the ESBP are also entitled to post-employment coverage if they are granted “Approved Retirement.” A participant is eligible for Approved Retirement and is an “Approved Retiree” under the ESBP: (i) upon any termination of employment with the Company after attainment of age 62; (ii) for any involuntary termination of employment after both attainment of age 55 and completion of 15 years of service; (iii) for any other termination of employment prior to (i) or (ii) above, but not earlier than the participant’s attainment of age 55 and completion of five years of service, with the approval of the Compensation Committee; or (iv) as provided in a written employment agreement, or as the Board decides in its discretion. However, the post-termination benefit conveyed to an Approved Retiree under the ESBP is reduced to 150% of the executive officer’s final base annual salary up to a maximum of $1,000,000. Under the terms of his employment agreement, Mr. Hammergren is entitled to Approved Retirement under the ESBP should his employment terminate for any reason other than for Cause.

In each of the tables below, a “-0-” indicates no monetary value is associated with the benefit provided, whereas a “—” indicates that the NEO is not entitled to any benefit.

Benefits and Payments upon Death

In the event of death while actively employed, all employee participants receive acceleration of the vesting of outstanding equity awards under the Company’s stockholder approved equity plans, vesting of a pro-rata portion of their MIP award, and vesting of a pro-rata portion of the LTIP award for any performance period that is at least 50% complete, with payment made when all other payments for that performance period are made to other participants. Under such a scenario, the employee’s beneficiaries have three years to exercise outstanding stock options, or if earlier, until the expiration date.

The table below reflects the benefits payable in the event of death of our NEOs:

Name	Salary Continuation to Spouse or Designee ($)(1)	Value of Option Acceleration ($)(2)	Value of Stock Acceleration ($)(2)	MIP ($)(3)	LTIP ($)(4)	Cash Death Benefit (ESBP) ($)(5)	Executive Pension (EBRP) ($)(6)
John H. Hammergren	840,000	24,741,405	80,334,564	4,727,520	9,900,000	3,430,000	126,453,828
Jeffrey C. Campbell	—	8,953,290	26,872,190	1,428,179	2,475,000	3,430,000	10,039,930
Paul C. Julian	532,500	13,966,185	42,699,666	2,197,734	5,041,667	3,430,000	22,126,053
Marc E. Owen	—	4,766,940	14,458,352	1,022,045	1,466,667	3,430,000	8,763,421
Laureen E. Seeger	—	5,632,740	15,396,877	992,779	1,466,667	3,430,000	7,775,390

(1)	Amounts for each applicable NEO represent six months of base salary as of March 31, 2012, payable in accordance with the terms of the NEO’s employment agreement.

(2)

Amounts represent the value of unvested stock options and RSUs as of March 31, 2012, for which the vesting would have been accelerated. Under the terms of our 2005 Stock Plan, upon death, all employee participants receive acceleration of the vesting of outstanding equity awards under the Company’s stockholder approved equity plans. The value entered for stock options is the difference between the option exercise price and $87.77, the closing price of the Company’s common stock on March 30, 2012, the last business day of our fiscal year, as reported by the NYSE. In such circumstances, under the terms of the Company’s 2005 Stock Plan and applicable award agreement, beneficiaries have three years to exercise the stock options. For more information on the number of unvested equity awards held by NEOs, refer to the 2012 Outstanding Equity Awards Table above.

(3)

For presentation purposes only, the amounts shown represent actual MIP award payments for FY 2012, as reported in the 2012 Summary Compensation Table above. However, in the event of death, each NEO would be entitled to only a pro-rata portion of his or her annual MIP award reflecting an amount earned through the month of his or her death.

(4)

For presentation purposes only, the amounts represent the actual LTIP award payout for FY 2010 — FY 2012, as reported in the 2012 Summary Compensation Table above, as well as a pro-rata portion (66.7%) of the target award for the FY 2011 — FY 2013 LTIP performance period. In the event of death, each NEO would be entitled to only a pro-rata portion of his or her LTIP award reflecting the amount earned through the month of his or her death for any performance period that is at least 50% complete.

(5)	Represents 300% of the NEO’s annual base salary, up to a maximum of $2,000,000, and an estimated tax gross-up to reflect the tax neutral basis of the benefit to be conveyed.

(6)

The EBRP provides a death benefit for active participants that assume the participant was granted Approved Retirement on the day before death and had elected to receive benefits in the actuarially reduced form of a joint and 100% survivor annuity. The amounts displayed represent the present value of a lump-sum pension benefit payable to the surviving spouse or designee assuming the age of the surviving spouse or designee to be the same age as the NEO.

Benefits and Payments upon Termination Due to Disability

In the event that employment is terminated because of disability, all employee participants receive acceleration of the vesting of outstanding equity awards under the Company’s stockholder approved equity plans, vesting of a pro-rata portion of their MIP award, and vesting of a pro-rata portion of the LTIP award for any performance period that is at least 50% complete, with payment made when all other payments for that performance period are made to other participants. With respect to our NEOs, a termination for disability does not occur until the first anniversary of the date executive was unable to perform services. The table below reflects benefits payable to our NEOs upon termination due to their permanent and total disability effective March 31, 2012, which for purposes of this presentation is considered to be a “voluntary termination” under the Executive Severance Policy for Messrs. Campbell and Owen and Ms. Seeger, and the employment agreements for Messrs. Hammergren and Julian.

Name	Medical ($)(1)	Office and Secretary ($)(1)	Financial Counseling ($)(1)	Value of Option Acceleration ($)(2)	Value of Stock Acceleration ($)(2)	MIP ($)(3)	LTIP ($)(4)	Cash Death Benefit (ESBP) ($)(5)	Executive Pension (EBRP) ($)(6)
John H. Hammergren	1,216,030	2,721,507	288,313	24,741,405	80,334,564	4,727,520	9,900,000	1,715,000	147,881,194
Jeffrey C. Campbell	—	—	—	8,953,290	26,872,190	1,428,179	2,475,000	—	2,430,620
Paul C. Julian	—	—	—	13,966,185	42,699,666	2,197,734	5,041,667	—	25,995,238
Marc E. Owen	—	—	—	4,766,940	14,458,352	1,022,045	1,466,667	—	2,599,365
Laureen E. Seeger	—	—	—	5,632,740	15,396,877	992,779	1,466,667	—	2,637,005

(1)

Pursuant to his employment agreement, Mr. Hammergren will be provided post-employment medical coverage, an office and secretary and financial counseling during his lifetime. To determine the present value of these benefits, the following assumptions were used:

•

Medical: a monthly full family (COBRA) rate together with dental and vision of $1,795, increased by a multiple for higher expected claims due to disability; a future value discount rate of 4.43%; a health care trend of 7.25%, grading down 0.25% per year to an ultimate trend rate of 5.0%; and the RP2000 Disabled Retiree Mortality Table projected with scale AA to 2012.

•

Office and Secretary, Financial Counseling: an annual cost of $197,100 and $18,130 for the office and secretary and financial counseling, respectively; a 5.0% trend rate for cost appreciation and a future value discount rate of 4.70%; a utilization rate of 100% to age 67, gradually decreasing thereafter until age 99, after which it is zero; and the RP2000 Disabled Retiree Mortality Table projected with scale AA to 2012.

(2)

Amounts represent the value of unvested stock options and RSUs as of March 31, 2012, for which the vesting was accelerated. The value entered for stock options is the difference between the option exercise price and $87.77, the closing price of the Company’s common stock on March 30, 2012, the last business day of our fiscal year, as reported by the NYSE. In such circumstances, under the terms of the Company’s 2005 Stock Plan and applicable award agreement, the executive (or his or her beneficiary) has three years to exercise the stock options. For more information on the amount of unvested securities held by NEOs, refer to the 2012 Outstanding Equity Awards Table above.

(3)

For presentation purposes only, the amounts shown represent actual MIP award payments for FY 2012, as reported in the 2012 Summary Compensation Table above. However, in the event of disability, each NEO would be entitled to only a pro-rata portion of his or her annual MIP award reflecting an amount earned through the month of his or her separation due to disability.

(4)

For presentation purposes only, the amounts represent the actual LTIP award payout for FY 2010 — FY 2012, as reported in the 2012 Summary Compensation Table above, as well as a pro-rata portion (66.7%) of the target award for the FY 2011 — FY 2013 LTIP performance period. In the event of disability, each NEO would be entitled to only a pro-rata portion of his or her LTIP award reflecting the amount earned through the month of his or her separation due to disability for any performance period that is at least 50% complete.

(5)	As an Approved Retiree under the ESBP, Mr. Hammergren is eligible for a post-employment benefit of $1,000,000 on a tax neutral basis.

(6)

All our NEOs have a vested benefit under the EBRP. Mr. Hammergren is entitled to an Approved Retirement benefit pursuant to his employment agreement and Mr. Julian is entitled to an Early Retirement benefit under the EBRP.

Termination for Cause

If an NEO is terminated for Cause, as it is described above under “Definition of Cause” and as defined in the Company’s contracts, plans and policies, all obligations or commitments to the employee are void. Under such circumstances, all outstanding equity grants, including vested stock options, are cancelled. Any benefits under the MIP and LTIP are voided. Any benefits under the EBRP, a plan for executive officers only, are voided. However, payments required by employment law such as accrued but unpaid salary and paid time off will be made.

Benefits and Payments upon Voluntary Termination

If an NEO terminates voluntarily (or for Messrs. Hammergren and Julian, for other than for Good Reason), all unvested equity is cancelled and participation in MIP and any LTIP performance periods will be cancelled and/or prorated depending on the employee’s age plus service. Employees whose age plus service exceeds 65 (“65 points”) at time of termination, are entitled to a pro-rata MIP award and a pro-rata LTIP award for any performance period that is at least 50% complete at the time of termination. Furthermore, award agreements for the 2005 Stock Plan provide that an employee with 65 points will be able to exercise vested stock options for three years, or until expiration of the stock options, if sooner, rather than the typical 90 days. For our NEOs, only Messrs. Hammergren and Julian had 65 points on March 31, 2012.

As in the case of termination due to disability, and as more fully described under the heading “Executive Employment Agreements” and the narrative accompanying the 2012 Pension Benefits Table, in the event of a voluntary termination Mr. Hammergren is entitled to Approved Retirement benefits under the EBRP. Specifically, he is entitled to a lump-sum payment based on the conversion of an immediate unreduced pension reflecting his age, years of service and compensation history. Approved Retiree status also extends the ESBP coverage into retirement at a level of 150% of final salary, up to a maximum of $1,000,000, on a tax neutral basis. Finally, under the terms of his employment agreement, for the remainder of his lifetime Mr. Hammergren is entitled to continued medical plan coverage, an office and secretary and financial counseling.

The table below reflects the benefits and payments due in the event of a voluntary termination by our NEOs effective March 31, 2012:

Name	Medical ($)(1)	Office and Secretary ($)(1)	Financial Counseling ($)(1)	MIP ($)(2)	LTIP ($)(3)	Cash Death Benefit (ESBP) ($)(4)	Executive Pension (EBRP) ($)(5)
John H. Hammergren	745,112	3,734,991	401,594	4,727,520	9,900,000	1,715,000	153,796,442
Jeffrey C. Campbell	—	—	—	—	—	—	2,430,620
Paul C. Julian	—	—	—	2,197,734	5,041,667	—	27,035,048
Marc E. Owen	—	—	—	—	—	—	2,599,365
Laureen E. Seeger	—	—	—	—	—	—	2,637,005

(1)

Pursuant to his employment agreement, Mr. Hammergren will be provided post-employment medical coverage, an office and secretary and financial counseling during his lifetime. To determine the present value of these benefits, the following assumptions were used:

•

Medical: a monthly full family (COBRA) rate together with dental and vision of $1,795; a future value discount rate of 4.43%; a health care trend of 7.25%, grading down 0.25% per year to an ultimate trend rate of 5.0%; and the RP2000 Healthy Retiree Mortality Table projected with scale AA to 2019.

•

Office and Secretary, Financial Counseling: an annual cost of $197,100 and $18,130 for the office and secretary and financial counseling, respectively; a 5.0% trend rate for cost appreciation and a future value discount rate of 4.70%; a utilization rate of 100% to age 67, gradually decreasing thereafter until age 99, after which it is zero; and the RP2000 Healthy Retiree Mortality Table projected with scale AA to 2019.

(2)

Messrs. Hammergren and Julian, by reason of their age plus service, had 65 points as of March 31, 2012 such that they would be considered a “Retiree” under the MIP program and thus entitled to a payout of this award. For presentation purposes only, the amount shown represents actual MIP award payments for FY 2012, as reported in the 2012 Summary Compensation Table above.

(3)

Messrs. Hammergren and Julian, by reason of their age plus service, had 65 points as of March 31, 2012 such that they would be considered a “Retiree” under the LTIP program and thus entitled to a pro-rata payout of this award. For presentation purposes only, the amounts represent the actual LTIP award payout for FY 2010 — FY 2012, as reported in the 2012 Summary Compensation Table above, as well as a pro-rata portion (66.7%) of the target award for the FY 2011 — FY 2013 LTIP performance period.

(4)	As an Approved Retiree under the ESBP, Mr. Hammergren is eligible for a post-employment benefit of $1,000,000 on a tax neutral basis.

(5)

All our NEOs have a vested benefit under the EBRP. Mr. Hammergren is entitled to an Approved Retirement benefit pursuant to his employment agreement and Mr. Julian is entitled to an Early Retirement benefit under the EBRP. In this circumstance, payment of the EBRP benefit would be delayed for six months to comply with Code Section 409A, and the amounts displayed include six months’ interest on the benefit, accrued at the DCAP Rate.

Incremental Benefits and Payments upon Involuntary Termination or Voluntary Termination for Good Reason

Under the terms of their respective employment agreements, which are described above under “Executive Employment Agreements,” Messrs. Hammergren and Julian are entitled to severance benefits upon termination without Cause, or if he terminates for Good Reason, each, as described above. Specifically, upon such termination, Mr. Hammergren’s agreement provides for accelerated vesting of all outstanding equity grants, and he continues to be considered an active employee for the purposes of the EBRP, the ESBP and outstanding LTIP performance periods for the “Severance Period” (as defined in his employment agreement). Mr. Julian’s agreement provides for continued vesting of all outstanding equity grants for the remainder of the term of his agreement. Severance benefits for all other executive officers, including the other NEOs, are provided under the Company’s Executive Severance Policy and CIC Policy.

The Executive Severance Policy covers employees nominated by management and approved by the Compensation Committee. At this time, the Executive Severance Policy applies to the five executive officers without individual employment agreements. The CIC Policy covers employees nominated by management and approved by the Compensation Committee at its discretion. Provisions of the Executive Severance Policy and CIC Policy are described above in the section entitled “Executive Employment Agreements.”

The 2005 Stock Plan and applicable award agreements also provide that upon termination in conjunction with a change in control, the vesting date of all outstanding unvested equity awards will be accelerated. Moreover, the LTIP and applicable terms and conditions provide that upon termination in conjunction with a change in control, an immediate payment will be made reflecting outstanding target awards and performance, versus performance measures, through the last completed fiscal year.

The table below shows the incremental compensation and benefits for each NEO, in addition to the amounts shown above with respect to a voluntary termination, had the individual been involuntarily terminated by the Company other than for Cause, and with respect to Messrs. Hammergren and Julian, had they voluntarily terminated for Good Reason, effective March 31, 2012:

Name	Salary Continuation/ Severance ($)(1)	Medical ($)(2)	Office and Secretary ($)	Financial Counseling ($)	Value of Option Acceleration ($)(3)	Value of Stock Acceleration ($)(3)	MIP ($)(4)	LTIP ($)(5)	Cash Death Benefit (ESBP) ($)(6)	Executive Pension (EBRP) ($)(7)
John H. Hammergren	5,060,160	-0-	-0-	-0-	24,741,405	80,334,564	10,962,000	900,000	-0-	6,413,585
Jeffrey C. Campbell	1,448,689	—	—	—	—	—	—	—	—	-0-
Paul C. Julian	2,764,030	34,853	—	—	13,966,185	42,699,666	-0-	-0-	1,715,000	8,391,610
Marc E. Owen	1,256,672	—	—	—	—	—	—	—	—	-0-
Laureen E. Seeger	1,380,232	—	—	—	—	—	—	—	—	-0-

(1)

Represents: (i) for Messrs. Hammergren and Julian, salary continuation pursuant to their respective employment agreements; (ii) for Messrs. Campbell and Owen and Ms. Seeger, amounts payable as severance under the Executive Severance Policy; and (iii) for all NEOs, as a result of Code Section 409A, the amounts displayed include interest accrued at the DCAP Rate for a period of six months.

(2)

For Mr. Julian, pursuant to his employment agreement, amount shown represent the monthly full family (COBRA) rate for post-employment medical coverage for thirty-one months, which is the remaining term of his employment agreement as of March 31, 2012.

(3)

Pursuant to Mr. Hammergren’s employment agreement, amounts shown represent the value of unvested stock options and RSUs as of March 31, 2012 for which the vesting date would be accelerated. Under the terms of the Company’s 2005 Stock Plan and applicable award agreement, Mr. Hammergren would have three years to exercise his vested stock options. Pursuant to Mr. Julian’s employment agreement, he is entitled to continue vesting of his stock options and RSUs during the remaining term of his respective employment agreement, and amounts shown represent those grants that will vest during this period. The value entered for stock options is the difference between the option exercise price and $87.77, the closing price of the Company’s common stock on March 30, 2012, the last business day of our fiscal year, as reported by the NYSE. For more information on the amount of unvested securities held by NEOs, refer to the 2012 Outstanding Equity Awards Table above.

(4)

For Mr. Hammergren, per his employment agreement, the amount shown represents the incremental value of his FY 2012 MIP as paid, plus three years of his FY 2012 MIP paid at target. For Mr. Julian, in accordance with his employment agreement, the amount shown represents the FY 2012 MIP as paid.

(5)

Under his employment agreement, Mr. Hammergren is eligible for continued participation in the LTIP. For presentation purposes only, the amount shown for Mr. Hammergren represents the incremental value of his LTIP award payout for FY 2010 — FY 2012, as reported in the 2012 Summary Compensation Table above, as well as a pro-rata portion (66.7%) of the target award for the FY 2011 — FY 2013 LTIP performance period and (33.3%) of the target award for the FY 2012 — FY 2014 LTIP performance period.

(6)	As an Approved Retiree under the ESBP, Mr. Julian is eligible for a post-employment benefit of $1,000,000 on a tax neutral basis.

(7)

All our NEOs have a vested benefit under the EBRP. For Messrs. Hammergren and Julian, amounts reflect additional service credit for the remaining terms of their respective employment agreements. Mr. Hammergren is entitled to an Approved Retirement benefit pursuant to his employment agreement and Mr. Julian is entitled to an Early Retirement benefit under the EBRP. In this circumstance, payment of the EBRP benefit would be delayed for six months to comply with Code Section 409A, and the amounts displayed include six months’ interest on the benefit, accrued at the DCAP Rate.

Incremental Benefits and Payments upon Involuntary Termination in Conjunction with a Change in Control

The table below reflects the incremental compensation and benefits, in addition to the amounts shown in the two tables above with respect to voluntary and involuntary termination, had the Company’s NEOs been involuntarily terminated in conjunction with a Change in Control, as described above:

Name	Gross-Up ($)(1)	Severance ($)(1)	Medical ($)(2)	Office and Secretary ($)	Financial Counseling ($)	Value of Option Acceleration ($)(3)	Value of Stock Acceleration ($)(3)	MIP ($)(1)(4)	LTIP ($)(5)	Cash Death Benefit (ESBP) ($)	Executive Pension (EBRP) ($)(6)
John H. Hammergren	—	11,581,920	-0-	-0-	-0-	-0-	-0-	(10,962,000)	2,700,000	-0-	-0-
Jeffrey C. Campbell	-0-	5,261,828	65,833	—	—	8,953,290	26,872,190	1,428,179	3,375,000	—	2,054,757
Paul C. Julian	-0-	7,064,379	-0-	—	—	-0-	-0-	-0-	1,833,333	-0-	(922,633)
Marc E. Owen	-0-	3,888,679	64,618	—	—	4,766,940	14,458,352	1,022,045	2,000,000	—	1,872,125
Laureen E. Seeger	4,884,941	3,225,086	59,690	—	—	5,632,740	15,396,877	992,779	2,000,000	—	1,703,405

(1)

Pursuant to his relinquishment of certain rights on March 27, 2012, Mr. Hammergren is no longer entitled to an excise tax gross-up, and he is entitled in these circumstances to a lump cash severance payment equal to the amount to which he would be entitled in the event of an involuntary termination of employment absent a Change in Control. For the other NEOs, amounts shown represent 2.99 times base salary and the greater of their target MIP, and the average actual MIP payments over the last three fiscal years pursuant to the CIC Policy and/or their respective employment agreements. These amounts are incremental to the amounts received under the Executive Severance Policy, or pursuant to employment agreements in the event of an involuntary termination, not for Cause, or voluntary termination for Good Reason. Amounts to be distributed as severance are subject to a gross-up for tax purposes. As a result of Code Section 409A, the amounts displayed include interest accrued at the DCAP Rate for a period of six months.

(2)

Amounts shown for Messrs. Campbell and Owen and Ms. Seeger represent the monthly full family (COBRA) rate for post-employment medical coverage under the Company’s medical plan for three years pursuant to that plan, and for Mr. Julian, incremental amount in addition to those reflected above in the event of an involuntary termination, not for Cause, or voluntary termination for Good Reason.

(3)

Messrs. Hammergren, Campbell, Julian and Owen and Ms. Seeger are entitled to accelerated vesting of outstanding stock option, restricted stock and RSUs pursuant to the 2005 Stock Plan and their applicable award agreements. The value entered for stock options is the difference between the option exercise price and $87.77, the closing price of the Company’s common stock on March 30, 2012, the last business day of our fiscal year, as reported by the NYSE.

(4)

For Mr. Hammergren, the amount shown represents a reduction from the amount that would be payable in the event of an involuntary termination not for Cause or voluntary termination for Good Reason, because the amount shown in this table under “Severance,” as described in footnote (1), includes the estimated value of three years’ participation in the MIP. Messrs. Campbell and Owen and Ms. Seeger are eligible for MIP payments at target. For presentation purposes only, the amounts shown for Messrs. Campbell and Owen and Ms. Seeger represent actual MIP award payments for FY 2012, as reported in the 2012 Summary Compensation Table above.

(5)

In the event of a change in control the LTIP provides for an immediate payment reflecting outstanding target awards and performance, versus performance measures, through the last completed fiscal year. For Mr. Hammergren, this represents the increase over his pro-rata LTIP payment shown in the event of an involuntary termination, not for Cause, or voluntary termination for Good Reason, and for the other NEOs, amounts represent the LTIP payment at target.

(6)	Under the CIC Policy, in the event of a qualifying termination of employment, Messrs. Campbell and Owen and Ms. Seeger would be credited with an additional three years of service under the EBRP.

Item 3. Advisory Vote on Executive Compensation

Your Board recommends a vote “FOR” the approval of the compensation of our NEOs, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) added Section 14A to Securities Exchange Act of 1934, as amended (the “Exchange Act”), which enables our stockholders to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules (the “NEOs”).

As described in detail under the heading “Executive Compensation — Compensation Discussion and Analysis,” the Company’s financial and operational results have been outstanding over the last five years. Since FY 2008, the Company has increased the dividend paid on its common stock by 233%, increasing its annual dividend from $0.24 to $0.80 per share, including the eight cent increase approved by the Board effective April 2011. Over this same period, the Company’s annual revenues increased from $101.7 billion to $122.7 billion, a increase of 21%; and Adjusted EPS has increased from $3.53 to $6.38, an increase of 81%. Our portfolio approach to capital deployment has provided the Company’s stockholders with superior returns. McKesson’s 5-year total stockholder return is 9.40%, compared to a 5-year total stockholder return of 6.35% for the Value Line Healthcare Sector Index and 2.01% for the S&P 500. One hundred dollars invested in McKesson at the end of FY 2007 was worth $156.68 at March 31, 2012, while the same $100 invested in the Value Line Healthcare Sector Index or the S&P 500 was worth $136.05 or $110.49, respectively, at March 31, 2012.

Against the backdrop of superior Company performance and stockholder return, compensation for our NEOs as reported in the 2012 Summary Compensation Table decreased by an average of more than 9% from that reported last year, and our CEO’s total compensation as reported in the same table decreased by more than 13% from 2011. This is the second consecutive year where our financial performance increased but executive compensation decreased.

Over the last several years, the Compensation Committee has implemented a number of important changes to our executive compensation program that have reduced compensation opportunities, eliminated benefits and strengthened the alignment of our executives’ interests with those of our stockholders. During the last year, the Compensation Committee made a number of significant modifications to our executive incentive program, such as reducing our executive officers’ maximum opportunity under our LTIP by 33% and reducing their LTIP target awards by 5%. We have also extended our policy prohibiting new excise tax gross-up provisions to apply to all agreements with our executive officers, not just employment agreements. In addition, in March 2012, our CEO, John H. Hammergren, relinquished his right to be paid a golden parachute excise tax, and agreed to a substantially reduced amount of cash severance in the event of a qualifying termination of employment in connection with a change in control. These changes reflect our pay for performance philosophy and the key goals of our executive compensation program: aligning management interests with those of stockholders, attracting and retaining highly qualified individuals, and creating long-term value without promoting excessive risk-taking.

Please read the “Compensation Discussion and Analysis” that appears above for additional details about our executive compensation program, including information about the FY 2012 compensation of our NEOs.

We are asking our stockholders to indicate their support for our NEO compensation as described in this proxy statement. This proposal, commonly known as a “say on pay” proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2012 Summary Compensation Table and the other related tables and disclosure.”

While the say on pay vote is advisory, and therefore not binding on the Company, our Board and our Compensation Committee value the opinions of our stockholders, which we receive through a number of vehicles including the say on pay vote, and we carefully consider our stockholders’ concerns and opinions in evaluating our executive compensation program. We have determined that our stockholders should cast an advisory vote on the compensation of our NEOs on an annual basis. Unless this policy changes, the next advisory vote to approve, on an advisory, non-binding basis, the compensation of our NEOs will be at the 2013 Annual Meeting of Stockholders.

Item 4. Stockholder Proposal on Action by Written Consent of Stockholders

The following stockholder proposal has been submitted to the Company for action at the Annual Meeting by John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, who represents that he is the holder of no less than 60 shares of the Company’s common stock:

4 – Shareholder Action by Written Consent

Resolved, Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent includes all issues that shareholders may propose. This written consent is to be consistent with applicable law.

Adoption of this proposal can best be accomplished in a simple and straight-forward manner with clear and concise text of less than 100-words.

This proposal topic won majority shareholder support at 13 major companies in 2010. This included 67%-support at both Allstate and Sprint. Hundreds of major companies enable shareholder action by written consent.

The merit of this proposal should also be considered in the context of the opportunity for additional improvement in our company’s 2012 reported corporate governance in order to make our company more competitive:

The Corporate Library, an independent investment research firm rated our company “D” with “High Governance Risk,” and “Very High Concern” in Executive Pay – $145 million for our CEO John Hammergren.

$145 million for our CEO John Hammergren called into question the judgment of our Executive Pay Committee. Each member of our Executive Pay Committee received 20-times as many negative votes as three of our directors who were not on this committee.

Plus Mr. Hammergren was potentially entitled to $469 million based on a change in control. He also had $83 million in accumulated pension benefits. It is surprising that our company has not received more shareholder proposals focused on high executive pay and focused on executive pay that is not strictly linked to performance.

David Lawrence of our Executive Pay Committee was highlighted as a “Flagged (Problem) Director” by The Corporate Library because of his directorship at PG&E Corporation preceding the PG&E 2004 bankruptcy. Alton Irby, also on our Executive Pay Committee, was furthermore on the Stifel Financial board rated “D” in governance by The Corporate Library.

Director Jane Shaw, 72 and with 20-years long-tenure (independence concern), chaired our Nomination Committee and was on our Audit Committee. We had 4 directors with too much tenure (13 to 20 years which is an independence concern) and did not have a new director in more than 4-years.

We had no independent board chairman, no lead director, no proxy access, no cumulative voting, no right to act by written consent and no right to call a special meeting.

Please encourage our board to respond positively to this proposal to initiate improved corporate governance to make our company more competitive:

Shareholder Action by Written Consent – Yes on 4.

Your Board recommends a vote “AGAINST” this proposal for the following reasons:

The Board has considered this proposal and believes it is not in the best interests of McKesson or its stockholders.

The Company’s Certificate of Incorporation currently provides that stockholders may act by unanimous written consent or by less than a unanimous vote at a meeting of the stockholders. In contrast, this proposal seeks to provide stockholders with the ability to act by less than unanimous written consent at any time. The Board opposes this proposal because it could have adverse consequences on McKesson and its stockholders, including potential abuse, disenfranchisement of minority stockholders, lack of transparency and accountability to our stockholders, and the undermining of an orderly governance process for taking significant corporate actions, all as described more fully below.

The Board believes that the current governance process whereby corporate actions are approved at a meeting of the stockholders provides certain protections and advantages to our stockholders. Approval of proposals at a stockholder meeting ensures that proposals are widely disseminated to our stockholders through the proxy statement and any additional soliciting materials, which must contain information about the proposed action as specified by the Securities and Exchange Commission. The Board is provided with an opportunity to present an analysis of such proposals and can present its recommendations to the Company’s stockholders. The proxy statement and any additional soliciting materials must be distributed to all stockholders of record in advance of the meeting, providing stockholders with sufficient time and opportunity to consider the proposals and make a decision regarding how to vote or direct their proxies. By contrast, action by less than unanimous written consent at any time does not guarantee any of these protections or advantages. In general, stockholders are not entitled to receive notice of actions to be taken by written consent and, thus, may not be given sufficient time or opportunity to evaluate the proposed action. Further, the Board does not have the opportunity to analyze and provide a recommendation with respect to a proposed action by written consent, and proponents of the proposed action need not provide any information regarding themselves or their interests in the proposed action to other stockholders or the Company.

This proposal, if implemented by the Company, would provide certain of our stockholders with the ability to take an action without input from and notice to all of our stockholders. As a result, this proposal could have adverse consequences, as noted above, including effectively disenfranchising those stockholders not participating in the written consent. This is of particular concern in cases involving significant corporate actions and in the context of contests for corporate control of the Company. For example, our Certificate of Incorporation and By-Laws permit our stockholders to remove directors without cause and to fill vacancies on the Board. Stockholders could act by written consent to remove one or more of our directors without cause and replace a removed director, all outside of the normal cycle of the annual meetings of our stockholders. Consequently, the written consent process could be used to replace existing members of the Board with little or no notice to the Board or the Company’s other stockholders, which could be highly disruptive to the Company and, therefore, not in the best interests of the Company and our stockholders.

The ability of stockholders to act by less than unanimous written consent at any time could also impair the Board’s ability to obtain the best results for all of the Company’s stockholders in connection with a contest for corporate control by, among other things, acting as a deterrent to potential higher bids in the event of a hostile offer. For example, potential bidders could be deterred by the fact that the members of the Board could be replaced at any time with little or no notice.

In addition, because proponents of an action by written consent need not satisfy any holding requirements with respect to our common stock, market participants engaging in short-term speculation could potentially determine the outcome of any particular issue. Such stockholders may not act in the interests of longer-term holders of our common stock.

The Board believes that the potential for abuse and disenfranchisement of minority stockholders and other adverse consequences associated with the right to act by less than unanimous written consent outweighs any potential benefits to our stockholders. In addition, our stockholders have other opportunities to raise important matters with our Board. As described in the section of this proxy statement titled “Communications with Directors,” the Company has procedures in place that provide our stockholders with the opportunity to communicate directly with members of the Board, including the Presiding Director. We have adopted a majority voting standard for the election of directors in uncontested elections and each of our directors is elected annually. The Board has also adopted corporate governance practices and undertaken initiatives that reflect the Board’s responsiveness to the concerns of our stockholders, including an initiative for the 2011 Annual Meeting of Stockholders that resulted in the elimination of supermajority voting requirements, all as described in this proxy statement.

Finally, it should be noted that the proponent’s miscellaneous comments in this proposal regarding CEO compensation and the qualifications and independence of our Board members are not relevant in evaluating the advisability of permitting action by less than unanimous written consent. Nevertheless, in light of such comments, we urge you to review the sections of this proxy statement titled “Executive Compensation” and “Election of Directors” which address matters raised by those comments.

For the foregoing reasons, the Board of Directors believes that this proposal is not in the best interests of McKesson or our stockholders.

Your Board recommends a vote “AGAINST” this proposal.

Item 5. Stockholder Proposal on an Independent Board Chairman

The following stockholder proposal has been submitted to the Company for action at the Annual Meeting by the International Brotherhood of Teamsters General Fund, 25 Louisiana Avenue NW, Washington, DC 20001, which represents that it is the holder of 110 shares of the Company’s common stock:

RESOLVED: The shareholders of McKesson Corporation (the “Company”) urge the Board of Directors to adopt a policy that the Board’s chairman be an independent director. The policy should be implemented so as not to violate any contractual obligation and should specify: (a) how to select a new independent chairman if a current chairman ceases to be independent during the time between annual meetings of shareholders; and, (b) that compliance with the policy is excused if no independent director is available and willing to serve as chairman.

SUPPORTING STATEMENT: It is the responsibility of the Board of Directors to protect shareholders’ long-term interests by providing independent oversight of management. By setting agendas, priorities and procedures, the position of Chairman is critical in shaping the work of the Board.

In our opinion, a Board of Directors is less likely to provide rigorous independent oversight of management if the Chairman is the CEO, as is the case with our Company. CEO John H. Hammergren has served as both Chairman and CEO since July 2002.

We believe that having a board chairman who is independent of the Company and its management is a governance practice that will promote greater management accountability to shareholders and lead to a more objective evaluation of management.

According to the Millstein Center for Corporate Governance and Performance (Yale School of Management), “The independent chair curbs conflicts of interest, promotes oversight of risk, manages the relationship between the board and CEO, serves as a conduit for regular communication with shareowners, and is a logical next step in the development of an independent board.” (Chairing the Board: The Case for Independent Leadership in Corporate North America, 2009)

An NACD Blue Ribbon Commission on Directors’ Professionalism recommended several years ago that an independent director should be charged with “organizing the board’s evaluation of the CEO and provide ongoing feedback; chairing executive sessions of the board; setting the agenda and leading the board in anticipating and responding to crises.” A blue-ribbon report from The Conference Board echoed that sentiment a few years later.

A number of institutional investors believe that a strong, objective board leader can best provide the necessary oversight of management. Thus, the California Public Employees’ Retirement System’s Global Principles of Accountable Corporate Governance recommends that a Company’s board should generally be chaired by an independent director, as does the Council of Institutional Investors.

We, thus, believe that an independent director serving as chairman can help ensure the functioning of an effective board.

We urge you to vote FOR this resolution.

Your Board recommends a vote “AGAINST” this proposal for the following reasons:

The Board has considered this proposal and believes it is not in the best interests of McKesson or its stockholders.

Our Corporate Governance Guidelines provide the Board with the necessary flexibility to select its Chairman “in any way that it deems best for the Company at any given point in time.” This provides the Board with the flexibility to determine whether at any given time the Chairman should be an independent director, including whether the positions of Chairman and CEO should be held by the same or separate persons. Adopting a policy that restricts the Board’s judgment and discretion would deprive the Board of the ability to select the most qualified and appropriate individual to serve as Chairman at any given time.

Consistent with our Corporate Governance Guidelines, the Board periodically reviews the appropriateness and effectiveness of its leadership structure. Although the Company has in the past separated the roles of Chairman and CEO, Mr. Hammergren has served as our Chairman and CEO since 2002. The Board believes that having Mr. Hammergren serve as both Chairman and CEO, coupled with strong independent director leadership, including an independent Presiding Director, is the most appropriate and effective Board leadership structure for the Company at this time. Maintaining a combined Chairman and CEO structure enables Mr. Hammergren to act as a bridge between management and the Board, which assists the Company’s senior management in understanding and executing on the Board-endorsed vision and strategy.

As we describe in more detail in the section of this proxy statement titled “Board Leadership Structure,” a number of factors support the Company’s current leadership structure. Mr. Hammergren has over 30 years of experience in the healthcare industry, and has served as the Chairman and CEO of the Company for the past ten years. The Board believes that Mr. Hammergren’s in-depth knowledge of the healthcare industry and of the complex businesses and operations of the Company best equips him to lead Board meetings as the directors discuss key business and strategic matters, as well as to focus the Board on the most critical issues. The current combined Chairman and CEO structure has promoted decisive leadership, ensured clear accountability and enhanced our ability to communicate with a single and consistent voice to stockholders, customers, employees and other stakeholders. During the ten years Mr. Hammergren has served as both Chairman and CEO, we have achieved outstanding financial results as presented in the section of this proxy statement titled “Compensation Discussion and Analysis.”

The Board does not believe that requiring the Chairman to be an independent director is necessary to ensure that the Board provides independent oversight of management. Eight of the nine directors standing for election at the Annual Meeting are independent. In addition, we have adopted Corporate Governance Guidelines, and have implemented a broad range of corporate governance practices, which serve to ensure that an effective and strong Board provides independent oversight over the Company’s management. These policies and practices include the following:

•

All of the Board’s standing committees, including the Board’s Audit, Compensation, and Governance Committees, are composed solely of, and chaired by, independent directors. Consequently, independent directors oversee such critical matters as the integrity of the Company’s financial statements, risk management, the compensation of executive management (including CEO compensation), the selection of directors and evaluation of the Board, and the development and implementation of corporate governance guidelines, policies, and processes.

•

The Board regularly meets in executive session without the CEO or any other members of management present, and an independent director serves as the Presiding Director at such sessions. The Board met in such executive sessions seven times during FY 2012.

•

A Presiding Director presides at such executive sessions. The Presiding Director establishes the agenda for each executive session and also determines which, if any, other individuals, including independent advisors, should attend each such meeting.

•	As is required by our Corporate Governance Guidelines, the Chairman consults with the Presiding Director regarding agenda topics in advance of Board meetings.

•

Consistent with our Corporate Governance Guidelines, other directors are invited to, and in fact do, suggest items for inclusion on Board and committee meeting agendas. In addition, any director may raise items that are not specifically identified on the agenda for that meeting.

•

As a matter of practice, the Chairman regularly elicits input from all of the independent directors as to the matters they would like covered at the meetings and the information they would find most helpful in their deliberations and decision-making.

The Board believes the Company’s current Board leadership structure strikes an effective balance between strong leadership by the Chairman and CEO and appropriate oversight of management by our independent directors. In the future, the Board may choose to have an independent director serve as Chairman if it were to determine that this decision would be in the best interests of the Company and its stockholders, and the Board has in fact made this determination in the past. However, this proposal would hinder the Board’s flexibility to structure the Company’s leadership in a manner that serves the best interests of the Company and its stockholders.

For the foregoing reasons, the Board of Directors believes that this proposal is not in the best interests of McKesson or our stockholders.

Your Board recommends a vote “AGAINST” this proposal.

Item 6. Stockholder Proposal on Significant Executive Stock Retention until Reaching Normal Retirement Age

The following stockholder proposal has been submitted to the Company for action at the Annual Meeting by the Nathan Cummings Foundation, 475 Tenth Avenue, 14th Floor, New York, New York 10018, which represents that it is the holder of 453 shares of the Company’s common stock, and is co-sponsored by the Connecticut Retirement Plans and Trust Funds, 55 Elm Street, Hartford Connecticut 06106, which represents that it is the holder of 112,445 shares of the Company’s common stock:

Share Retention

RESOLVED: That shareholders of McKesson Corporation (the “Company”) urge the Compensation Committee of the Board of Directors (the “Committee”) to adopt a policy requiring that senior executives retain a significant percentage of shares acquired through equity compensation programs until reaching normal retirement age and to report to shareholders regarding the policy before the Company’s 2013 annual meeting of shareholders. For the purpose of this policy, normal retirement age shall be defined by the Company’s qualified retirement plan that has the largest number of plan participants. The shareholders recommend that the Committee adopt a share retention percentage requirement of at least 75% of net after-tax shares. The policy should prohibit hedging transactions for shares subject to this policy which are not sales but reduce the risk of loss to the executive. This policy shall supplement any other share ownership requirements that have been established for senior executives, and should be implemented so as not to violate the Company’s existing contractual obligations or the terms of any compensation or benefit plan currently in effect.

SUPPORTING STATEMENT: We believe there is a link between shareholder wealth and executive wealth that correlates to direct stock ownership by executives. According to an analysis conducted by Watson Wyatt Worldwide, companies whose CFOs held more shares generally showed higher stock returns and better operating performance. (Alix Stuart, ‘Skin in the Game,’ CFO Magazine, March 1, 2008).

Requiring senior executives to hold a significant portion of shares obtained through compensation plans as long as they are members of senior management would focus them on the Company’s long-term success and better align their interests with those of the Company’s shareholders. In the context of the ongoing financial crisis, we believe it is imperative that companies reshape their compensation policies and practices to promote long-term, sustainable value creation. A 2009 report by the Conference Board Task Force on Executive Compensation stated that hold-to-retirement requirements give executives ‘an ever-growing incentive to focus on long-term stock price performance.’ (http://www.conference-board.org/pdf_free/ ExecCompensation2009.pdf).

Our Company has a minimum stock ownership guideline requiring executives to own Company stock valued at a multiple of salary. Chairman and CEO John H. Hammergren is required to own ten times his annual base salary. We believe this policy does not go far enough to ensure that equity compensation builds executive ownership. We view a retention requirement approach as superior to a stock ownership guideline because a guideline loses effectiveness once it has been satisfied.

Several major companies have already adopted this best practice, including Citigroup, Goldman Sachs, and Morgan Stanley.

We urge shareholders to vote FOR this proposal.

Your Board recommends a vote “AGAINST” this proposal for the following reasons:

The Board has considered this proposal and believes it is not in the best interests of McKesson or its stockholders.

Our Board of Directors opposes this proposal because it believes that our executive compensation program and our substantial holding requirement under our Stock Ownership Policy strike an appropriate balance to motivate our executives to deliver long-term results, while at the same time discouraging unreasonable risk-taking. By creating and maintaining this balance, we ensure that our executives have a significant investment in the future of our Company, while also allowing them to prudently manage their financial affairs through the ability, in common with other investors, to diversify their holdings over an extended period, and through the ability, in common with executives at other corporations, to realize substantial value from the equity component of their compensation before reaching normal retirement age or leaving the Company. The Board of Directors believes that the addition of a policy that would require executives to hold at least 75% or more of net after-tax shares acquired through equity compensation programs until reaching normal retirement age would upset this balance in a manner that would undermine the effectiveness and competitiveness of our executive compensation program.

We believe that our current equity compensation plans, which require significant vesting periods for equity awards, coupled with our strong Stock Ownership Policy, provide a balanced approach to aligning the long-term interests of senior executives with those of our stockholders.

First, our equity compensation plans provide that stock option grants generally vest in four equal installments over a four-year period and have a seven-year term. Our performance-based restricted stock units are conditioned on the achievement of Company performance goals and generally vest, in amounts based on the Company’s achievement of such goals, only after the completion of a one-year performance period and three additional years.

Second, in 2010, the Board established ownership guidelines that are expressed as a multiple of salary. These guidelines require the CEO to hold equity valued at ten times his base salary, and each of our other executive officers must achieve equity ownership equal in value to six times his or her base salary. Significantly, stock options, whether vested or unvested, do not count towards satisfying our stock ownership guidelines. We further strengthened our Stock Ownership Policy by adding a new enforcement feature, which allows the Company to impose a sale restriction on the underlying shares of common stock delivered when equity awards vest in the event an executive fails to meet his or her ownership requirement. Our Stock Ownership Policy applies throughout an executive officer’s tenure with the Company, and compliance is reviewed each year as part of an executive officer’s total compensation review. Contrary to the proponents’ assertion with regard to our CEO, we believe that his ongoing threshold equity holding requirement, which currently amounts to nearly $17,000,000, provides him with an ongoing substantial motivation to focus on long-term stock price performance. Additionally, as shown in the table in the Compensation Discussion and Analysis under “Information on Other Compensation-Related Topics — Stock Ownership Policy,” our CEO currently holds equity in the Company valued at more than $121,000,000, which significantly exceeds his threshold holding requirement.

The proponents’ Supporting Statement states that our Stock Ownership Policy discussed above does not go far enough to ensure that equity compensation builds executive ownership. Prior to adopting amendments to our Stock Ownership Policy, we conducted a study of the stock ownership requirements utilized by our peers and practices endorsed by corporate governance experts. We believe that the amendments we adopted are rigorous and are more stringent than our peers. We believe that the significant vesting period coupled with the substantial holding requirements of our Stock Ownership Policy already address and meet the goals of the proposal.

We also believe that a policy requiring executives to hold 75% or more of net after-tax shares acquired through equity compensation programs until reaching normal retirement age would diminish our ability to attract and retain the talented executives that are critical to our long-term success. Under the executive compensation programs currently offered by many of our peers, senior executives are able to realize value from their equity awards during the course of their employment after they have earned them over a substantial vesting period and/or the attainment of long-term performance goals. If our Compensation Committee were to adopt a policy requiring executives to hold significant portions of their equity awards until reaching normal retirement age, our senior executives and prospective executive candidates would no longer be able to realize substantial value from their equity awards during the course of their employment. This could, in turn, make it necessary to adjust our compensation program to provide additional performance-based cash compensation through our Management Incentive Plan and our Long-Term Incentive Plan in order to mitigate the detrimental effects of the policy.

We should also point out that this proposal for significant executive stock retention until reaching normal retirement age would have additional adverse consequences if applied without exception to senior executives. Specifically, “normal retirement age,” as defined under the Company’s applicable plans, is 62 or 65, depending on the plan. Thus, if a senior executive ends his or her service with the Company for any reason before age 62 or 65, whichever applies, the executive would be subject to a holding requirement possibly extending several years beyond the executive’s departure from the Company. In these instances, this proposal is not tailored to, and in fact goes well beyond, the proponents’ express objective of “requiring senior executives to hold a significant portion of shares…as long as they are members of senior management.”

Finally, it should be noted that the Nathan Cummings Foundation submitted a similar proposal at the Company’s 2011, 2010 and 2009 Annual Meetings of Stockholders, and each time the proposal was rejected by a significant majority of our stockholders. The support for this proposal has declined each year, with approximately 22% of the shares present in person or by proxy and entitled to vote on the proposal having been voted in support of this proposal at the 2011 Annual Meeting.

For the foregoing reasons, the Board of Directors believes that this proposal is not in the best interests of McKesson or our stockholders.

Your Board recommends a vote “AGAINST” this proposal.

Item 7. Stockholder Proposal on Accelerated Vesting of Equity Awards

The following stockholder proposal has been submitted to the Company for action at the Annual Meeting by the Board of Trustees of the International Brotherhood of Electrical Workers’ Pension Benefit Fund, 900 Seventh Street, NW, Washington, DC 20001, which represents that it is the holder of 12,115 shares of the Company’s common stock:

RESOLVED: The shareholders urge the board of directors of McKesson Corporation (the “Company”) to adopt a policy that (a) in the event of a senior executive’s termination or a change-in-control of the Company, there shall be no acceleration in the vesting of all unvested equity awards to senior executives per the Company’s compensation plans or any individual agreements the Company has with senior executives, (b) reserves for the Company the discretion to allow partial vesting of unvested equity awards based on, but not limited to, such factors as the executives’ length of employment during the vesting period for time vesting awards and satisfaction of performance goals for performance vesting awards. This policy shall not affect any legal obligations that may exist at the time of the adoption of this policy. For purposes of this policy, “termination,” “change-in-control” and “vesting” shall be defined by the Company’s existing compensation plans and individual agreements with senior executives and/or by compensation plans and individual agreements with senior executives that the Company enters into in the future.

SUPPORTING STATEMENT:

We support the use of performance-based equity awards for executive compensation to the extent that such awards are tailored to promote performance and align executives’ interests with the long-term interests of the Company. We also believe that reasonable severance payments may be appropriate in some circumstances following a change-in-control of the Company or a termination of a senior executive’s employment.

We are concerned that the accelerated vesting of all equity awards after the termination of a senior executive or a change-in-control may reward poor performance. The vesting of equity awards over a period of time is intended to promote long-term improvements in performance. The link between pay and long-term performance can be severed if equity awards vest on an accelerated schedule.

Our Company provides accelerated vesting of equity awards if a senior executive’s employment is terminated involuntary or voluntarily with good reason. For example, had Company Chairman and CEO John H. Hammergren been terminated according to the above conditions on March 31, 2011, he would have received more than $90 million in accelerated vesting of options and stock. Additional executives are eligible for accelerated vesting of stocks and options upon involuntary termination in conjunction with a change-in-control or involuntary termination or voluntary termination for good reason. In total, the five named executive officers would receive a total of more than $149 million upon an involuntary termination in conjunction with a change-in-control on March 31, 2011, according to the Company’s proxy statement.

We propose that the Company prohibit the acceleration of all equity awards following a termination and/or a change-in-control. This does not prohibit the Company from accelerating some equity awards on a pro-rata basis. The Company already has a policy to issue awards on a pro-rata basis for early recipients of the Executive Benefit Retirement Plan (page 55 of the 2011 proxy statement).

Your Board recommends a vote “AGAINST” this proposal for the following reasons:

The Board has considered this proposal and believes it is not in the best interests of McKesson or its stockholders.

The Board opposes this proposal because it believes that provisions providing for accelerated vesting of equity awards in the event of a senior executive’s termination or a change in control of the Company further the objectives of the Company’s executive compensation program and are in the best interests of the Company and its stockholders. As we describe in more detail in the section of this proxy statement titled “Compensation Discussion and Analysis,” we provide our senior executives with employee benefits, including severance and change in control benefits, that the Compensation Committee believes are competitively necessary and in the best interests of the Company and its stockholders. The Compensation Committee has significant flexibility in adopting competitive compensation programs that satisfy the Company’s short-term and long-term goals. Adopting this proposal would limit our ability to provide competitive compensation programs to our senior executives and could disadvantage our ability to attract and retain highly qualified senior executives.

Consistent with current market practice and our Change in Control Policy, each of the Company’s stockholder-approved equity compensation plans includes change in control provisions providing for acceleration of vesting only upon an involuntary or constructive termination of employment following a change in control. The Board believes that it is common for our peers to provide for the acceleration of vesting of equity awards upon termination in conjunction with a change in control, and, therefore, offering these benefits is important for maintaining the Company’s competitiveness in attracting and retaining executive talent. The Board further believes that this policy is an important tool for retaining and motivating our senior executives in the face of a potential change in control transaction. Accelerated vesting may help to remove some of the uncertainty that may arise for senior executives from a change in control transaction, and reduces the risk of senior executive turnover, as the risk of job loss in connection with such a transaction is relatively high for senior executives.

In addition, the Board believes that providing for accelerated vesting of equity awards upon termination in connection with a change in control best aligns the interests of the Company’s management with those of its stockholders. Providing for accelerated vesting ensures that senior executives are not penalized with a loss of equity compensation awards that could occur from the consummation of a transaction that, while outside of the control of our senior executives, is in the best interests of the Company’s stockholders. We believe that acceleration of vesting in appropriate circumstances permits management to remain objective and focused on protecting stockholders’ interests and maximizing stockholder value during the course of a potential change in control event.

The Board believes that the current structure of the Company’s executive compensation program, including the provisions related to accelerated vesting of equity incentive awards, are appropriate and effective, aligning the interests of our senior executives with those of the Company’s stockholders. We believe that these compensation programs are consistent with market practice and provide us with the ability to compete for, attract and retain talented executives. Adoption of this proposal would disadvantage the Company from a competitive standpoint, and would potentially impact our ability to deliver maximum value to our stockholders.

For the foregoing reasons, the Board of Directors believes that this proposal is not in the best interests of McKesson or our stockholders.

Your Board recommends a vote “AGAINST” this proposal.

Certain Relationships and Related Transactions

The Company and its subsidiaries may have transactions in the ordinary course of business with unaffiliated companies of which certain of the Company’s directors are directors and/or executive officers. The Company does not consider the amounts involved in such transactions to be material in relation to its businesses, the businesses of such other companies or the interests of the directors involved. In addition, the Company believes that such transactions are on the same terms generally offered by such other companies to other entities in comparable transactions. The Company anticipates that similar transactions may occur in FY 2013.

The brother-in-law of Mr. Hammergren is employed in the Company’s Distribution Solutions segment and received approximately $159,849 in salary and bonus during FY 2012 and was eligible to participate in the Company’s general welfare plans. Such compensation was established by the Company in accordance with its employment and compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions. The Company believes that any such relationships and transactions described herein were on terms that were reasonable and in the best interests of the Company.

ADDITIONAL CORPORATE GOVERNANCE MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, requires certain persons, including the Company’s directors and executive officers, to file reports of ownership and changes in ownership with the SEC. Based on the Company’s review of the reporting forms received by it, the Company believes that all such filing requirements were satisfied for FY 2012.

Solicitation of Proxies

The Company is paying the cost of preparing, printing and mailing these proxy materials. We will reimburse brokerage firms, banks and others for their reasonable expenses in forwarding proxy materials to beneficial owners and obtaining their instructions. The Company has retained Broadridge Financial Solutions, Inc., to assist in distributing these proxy materials. We have also engaged Georgeson Shareholder Communications Inc. (“Georgeson”), a proxy solicitation firm, to assist in the solicitation of proxies. We expect Georgeson’s fee to be approximately $30,000 plus out-of-pocket expenses. The officers and employees of the Company may also participate in the solicitation without additional compensation.

Other Matters

In addition to voting choices specifically marked, and unless otherwise indicated by the stockholder, the proxy card confers discretionary authority on the named proxy holders to vote on any matter that properly comes before the Annual Meeting, which is not described in these proxy materials. At the time this proxy statement went to press, the Company knew of no other matters that might be presented for stockholder action at the Annual Meeting.

Compliance with Corporate Governance Listing Standards

The Company submitted an unqualified certification to the NYSE in calendar year 2011 regarding the Company’s compliance with the NYSE corporate governance listing standards.

Stockholder Proposals for the 2013 Annual Meeting

To be eligible for inclusion in the Company’s 2013 proxy statement pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals must be sent to the Secretary of the Company at the principal executive offices of the Company, One Post Street, 35th Floor, San Francisco, California 94104, and must be received no later than February 15, 2013. The Company’s Advance Notice By-Law provisions require that stockholder proposals made outside of Rule 14a-8 under the Exchange Act must be submitted in accordance with the requirements of the By-Laws, no later than April 26, 2013 and no earlier than March 27, 2013.

A copy of the full text of the Company’s Advance Notice By-Law provisions referred to above may be obtained by writing to the Secretary of the Company.

By Order of the Board of Directors

Willie C. Bogan

Associate General Counsel and Secretary

June 15, 2012

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2012, on file with the Securities and Exchange Commission, excluding certain exhibits, may be obtained without charge by writing to Investor Relations, Box K, McKesson Corporation, One Post Street, San Francisco, California 94104.

Appendix A

SUPPLEMENTAL INFORMATION:

RECONCILIATION OF GAAP EARNINGS PER SHARE TO ADJUSTED EARNINGS PER SHARE (NON-GAAP)

	Years Ended March 31,
	2012	2011	2010	2009	2008
Diluted earnings per share from continuing operations (GAAP)	$5.59	$4.29	$4.62	$2.95	$3.32
Adjustments, net of tax:
Amortization of acquisition-related intangibles	0.47	0.31	0.26	0.28	0.22
Acquisition-related expenses	0.08	0.14	—	—	0.01
Litigation reserve adjustments	0.24	0.57	(0.04)	1.11	(0.01)

Adjusted earnings per share (Non-GAAP)(1)	$6.38	$5.31	$4.85	$4.35	$3.53

(1)	May not add due to rounding.

Adjusted Earnings (Non-GAAP) Financial Information

Adjusted Earnings represents income from continuing operations, excluding the effects of the following items from the Company’s U.S. generally accepted accounting principles (“GAAP”) financial results, including the related income tax effects:

Amortization of acquisition-related intangibles — Amortization expense of acquired intangible assets purchased in connection with acquisitions by the Company.

Acquisition-related expenses — Transaction and integration expenses that are directly related to acquisitions by the Company. Examples include transaction closing costs, professional service fees, restructuring or severance charges, retention payments, employee relocation expenses, facility or other exit-related expenses, recoveries of acquisition-related expenses or post-closing expenses, or bridge loan fees.

Litigation reserve adjustments — Adjustments to the Company’s reserves, including accrued interest, for estimated probable losses for its Average Wholesale Price and Securities Litigation matters, as such terms were defined in the Company’s Annual Reports on Form 10-K for the fiscal years ended March 31, 2012 and 2009.

Income taxes on Adjusted Earnings are calculated in accordance with Accounting Standards Codification 740, “Income Taxes,” which is the same accounting principles used by the Company when presenting its GAAP financial results.

The Company believes the presentation of non-GAAP measures such as Adjusted Earnings provides useful supplemental information to investors with regard to its core operating performance, as well as assists with the comparison of its past financial performance to the Company’s future financial results. Moreover, the Company believes that the presentation of Adjusted Earnings assists investors’ ability to compare its financial results to those of other companies in the same industry. However, the Company’s Adjusted Earnings measure may be defined and calculated differently by other companies in the same industry.

The Company internally uses non-GAAP financial measures such as Adjusted Earnings in connection with its own financial planning and reporting processes. Specifically, Adjusted Earnings serves as one of the measures management utilizes when allocating resources, deploying capital and assessing business performance and employee incentive compensation. Nonetheless, non-GAAP financial results and related measures disclosed by the Company should not be considered a substitute for, nor superior to, financial results and measures as determined or calculated in accordance with GAAP.

A-1

  McKESSON CORPORATION

  C/O CORPORATE SECRETARY’S DEPARTMENT

  ONE POST STREET, 35TH FLOOR

  SAN FRANCISCO, CA 94104

Electronic Voting Instructions

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Available 24 hours a day, 7 days a week

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions below to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until the cut-off time.* Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until the cut-off time.* Have your proxy card in hand when you call and then follow the instructions.

*Cut-off Time:	11:59 P.M. Eastern Time on July 22, 2012, for participants in the McKesson Corporation Profit-Sharing Investment Plan.
11:59 P.M. Eastern Time on July 24, 2012, for all other stockholders.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M47593-P25642	KEEP THIS PORTION FOR YOUR RECORDS
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

McKESSON CORPORATION

The Board of Directors recommends a vote FOR the listed nominees:					The Board of Directors recommends a vote FOR the following proposals:	For	Against	Abstain

1.	Election of nine Directors for a one-year term.	For	Against	Abstain	2. Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2013.	☐	☐	☐

Nominees:

	1a. Andy D. Bryant	☐	☐	☐	3. Advisory vote on executive compensation.	☐	☐	☐

	1b. Wayne A. Budd	☐	☐	☐	The Board of Directors recommends a vote AGAINST the following proposals:

	1c. John H. Hammergren	☐	☐	☐

	1d. Alton F. Irby III	☐	☐	☐	4. Stockholder proposal on action by written consent of stockholders.	☐	☐	☐

	1e. M. Christine Jacobs	☐	☐	☐	5. Stockholder proposal on an independent board chairman.	☐	☐	☐

	1f. Marie L. Knowles	☐	☐	☐	6. Stockholder proposal on significant executive stock retention until reaching normal retirement age	☐	☐	☐

	1g. David M. Lawrence, M.D.	☐	☐	☐	7. Stockholder proposal on accelerated vesting of equity awards.	☐	☐	☐

	1h. Edward A. Mueller	☐	☐	☐	For address changes and/or comments, please check this box and write them on the back where indicated.			☐

	1i. Jane E. Shaw, Ph.D.	☐	☐	☐	Please indicate if you plan to attend this meeting.	☐	☐

						Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer or partner.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Annual Meeting Admission Ticket

McKesson Corporation

Annual Meeting of Stockholders

Wednesday, July 25, 2012

8:30 A.M. Pacific Time

Crown Plaza Hotel,

1221 Chess Drive, Foster City, California 94404

This Admission Ticket and valid picture I.D. will be required to admit you to the meeting

Please write your name and address in the space provided below and present this ticket when you enter

Name:

Address:

City, State and Zip Code:

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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M47594-P25642

McKESSON CORPORATION

This proxy is solicited by the Board of Directors

Annual Meeting of Stockholders

July 25, 2012, 8:30 A.M. Pacific Time

The stockholder(s) hereby appoint(s) John H. Hammergren, Laureen E. Seeger, and Willie C. Bogan, or any of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of McKesson Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders, and any adjournment or postponement thereof. If the stockholder(s) hold(s) shares of common stock of McKesson Corporation in the corporation’s Profit-Sharing Investment Plan (“PSIP”), the stockholder(s) hereby authorize(s) and direct(s) the trustee of the PSIP to vote all shares in the account of the stockholder(s) under the PSIP in the manner indicated on the reverse side of this proxy at the Annual Meeting, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is given, this proxy will be voted in accordance with the Board of Directors’ recommendations, and in the discretion of the proxy holder, on any other matter that may properly come before the meeting. If shares are held in the PSIP and no direction is given, the trustee will vote such shares in the same proportion as shares for which voting instructions are received.

Address Changes/Comments:

Continued and to be signed on reverse side